As filed with the Securities and Exchange Commission on  February 10,
1994.

                                                            File No. 33-67460.

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ________________


                             AMENDMENT NO. 4 TO
                                  FORM S- 3


                            REGISTRATION STATEMENT
                                     UNDER
                      THE SECURITIES EXCHANGE ACT OF 1933

                          Landsing Pacific Fund, Inc.
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)

                  Maryland                    94-306659
- ------------------------------           ---------------------------------
 (State or Other Jurisdiction            (IRS Employer Identification No.)
       of Incorporation)

          155 Bovet Road, Suite 101, San Mateo, California             94402
- -----------------------------------------------------------------------------
  (Address, Including Zip Code, of Registrant's Principal Executive Offices)

                   _________________________________________

                                  Dean Banks
                           155 Bovet Road, Suite 101
                         San Mateo, California  94402
                                (415) 513-5252

(Name, address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   Copy to:
                           Joseph S. Radovsky, Esq.
                              Ellyn Roberts, Esq.
                       Greene, Radovsky, Maloney & Share
                   One Market Plaza, 4200 Spear Street Tower
                       San Francisco, California  94105
                                (415) 543-1400


The approximate date of commencement of proposed sale to the public is February 19, 1994

===============================================================================
                        CALCULATION OF REGISTRATION FEE
                  Amount      Maximum           Maximum            Amount of
Title of Shares   to be       Aggregate Price   Aggregate          Registration
to be Registered  Registered  Per Unit(1)       Offering Price(1   Fee(2)
- -------------------------------------------------------------------------------
Rights            1,488,284   None              None               None
Common Stock      1,488,284   $3.25             $4,836,923         $1,513.96
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) The Registration Fee was paid on August 16, 1993, the original filing date of this Registration Statement.

                             CROSS-REFERENCE SHEET


                                                                   Location in
                                                                    Prospectus
          Item
           No.                                                        Page No.
           ---                                                        --------
           2.     Inside  Front and  Outside Back  Cover  Pages of      i-v
                  Prospectus

           3.     Summary Information and Risk Factors                 1-10

           4.     Determination of Offering Price                        10

           5.     Dilution                                            4, 11

           6.     Selling Security Holders                              N/A

           7.     Plan of Distribution                                   16

           8.     Use of Proceeds                                     1, 10

           9.     Selected Financial Data                                17

          10.     Management's   Discussion   and   Analysis    of    18-24
                  Financial Condition and Results of Operations

          11.     General Information as to Registrant                    1

          12.     Policy with Respect to Certain Activities           24-26


          13.     Investment Policies of Registrant                   24-25


          14.     Description of Real Estate                          27-31

          15.     Operating Data                                      29-31


          16.     Tax  Treatment of  Registrant  and  Its Security    32-36
                  Holders

          17.     Market   Price   of   and   Dividends   on   the    36-37
                  Registrant's   Common    Equity   and    Related
                  Stockholder Matters
          18.     Description of Registrant's Securities              37-39

          19.     Legal Proceedings                                     N/A

          20.     Security  Ownership of Certain Beneficial Owners    40-41
                  and Management

          21.     Directors and Executive Officers                    41-42

          22.     Executive Compensation                              43-44

          23.     Certain Relationships and Related Transactions      45-46

          24.     Selection,    Management    and    Custody    of    24-25
                  Registrant's Investments

          25.     Policies With Respect to Certain Transactions          26

          26.     Limitations of Liability                               39

          27.     Financial Statements and Information                46-68

          28.     Interests of Named Experts and Counsel                N/A

          29.     Disclosure    of    Commission    Position    on       39
                  Indemnification for Securities Act Liabilities

PROSPECTUS
    THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                          LANDSING PACIFIC FUND, INC.
                       _________________________________


Landsing Pacific Fund, Inc., a Maryland corporation (the "Fund"), is issuing to holders of record of its Common Stock, par value, $0.001 per share (the "Common Stock"), as of February 19, 1994 (the "Record Date"), non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock (the "Underlying Shares") for a price of $2.50 per share (the "Subscription Price"). Each stockholder will receive one Right for each four shares of Common Stock held by such stockholder as of the close of business on the Record Date. Each Right will entitle the registered holder thereof (the "Holder") to subscribe for one share of Common Stock at the Subscription Price (the "Basic Subscription Privilege"). Each Right also carries the right to subscribe (the "Oversubscription Privilege") at the Subscription Price for one share of Common Stock from the Underlying Shares not otherwise purchased pursuant to the exercise of the Basic Subscription Privilege, subject to proration. The Oversubscription Privilege is not transferable and is subject to the condition that the Holder exercise fully such Holder's Basic Subscription Privilege. The term "Rights Offering" includes the distribution of the Rights and the issuance of the shares of Common Stock upon the exercise of the Rights. See "The Rights Offering - Subscription Privileges." An aggregate of 1,488,284 Rights will be distributed to stockholders in the Rights Offering.



THE  RIGHTS OFFERING  WILL  EXPIRE AT  5:00  P.M., EASTERN  STANDARD  TIME, ON
MARCH 22, 1994, UNLESS EXTENDED (THE "EXPIRATION DATE").   THE FUND AT ITS
SOLE DISCRETION MAY EXTEND  THE RIGHTS  OFFERING  UNTIL  5:00  P.M.,  EASTERN
STANDARD  TIME,  ON APRIL  6,  1994.   HOLDERS  OF RIGHTS  ARE ENCOURAGED  TO
CONSIDER CAREFULLY THE EXERCISE OF THE RIGHTS PRIOR TO THE EXPIRATION DATE. ANY RIGHTS NOT DULY EXERCISED WITH RESPECT TO THE BASIC SUBSCRIPTION PRIVILEGE OR EXERCISED WITH RESPECT TO THE OVERSUBSCRIPTION PRIVILEGE PRIOR TO THE EXPIRATION DATE WILL EXPIRE.


THE PURCHASE OF COMMON STOCK IN THE RIGHTS OFFERING INVOLVES CERTAIN RISKS (SEE "RISK FACTORS"):

     * THE FUND HAS REPORTED NET LOSSES IN EACH OF THE LAST THREE FISCAL YEARS AND THE NINE MONTHS ENDED SEPTEMBER 30, 1993.


     * AS A RESULT OF ITS DECISION TO EXPLORE THE DISPOSITION OF CERTAIN PROPERTIES, THE FUND WILL RECOGNIZE A $19.1 MILLION PROVISION FOR LOSS AS OF DECEMBER 31, 1993.


     * NO MINIMUM AMOUNT OF PROCEEDS MUST BE RECEIVED IN THE RIGHTS OFFERING; THEREFORE, THERE IS NO ASSURANCE THAT SUFFICIENT FUNDS WILL BE RECEIVED TO SATISFY THE STATED USE OF PROCEEDS.

     * THE FUND HAS A SUBSTANTIAL AMOUNT OF DEBT MATURING IN THE NEXT THREE YEARS; IF THE FUND CANNOT NEGOTIATE REFINANCING OR EXTENSIONS OF SUCH DEBT, IT MAY NOT BE ABLE TO PAY THE AMOUNT DUE UPON MATURITY.


     * THE FUND HAS EXPERIENCED LEASE TERMINATIONS AND RENTAL CONCESSIONS AS WELL AS A DECLINE IN RENTAL RATES.


     * THE MULTNOMAH BUILDING CURRENTLY PRODUCES NO REVENUE AND IS EXPECTED TO BE REDEVELOPED INTO A MIDDLE-INCOME APARTMENT BUILDING; THERE IS NO ASSURANCE THAT THE REDEVELOPMENT WILL BE SUCCESSFUL OR THE NECESSARY FINANCING CAN BE OBTAINED. AS A RESULT OF CHANGES IN THE DEVELOPMENT PROSPECTS FOR THE BUILDING, THE FUND WILL RECOGNIZE A $4.0 MILLION PROVISION FOR LOSS AS OF DECEMBER 31, 1993.


     * THERE IS NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK WILL NOT DECLINE AFTER THE RIGHTS OFFERING, OR THAT SUBSCRIBING STOCKHOLDERS WILL BE ABLE TO SELL SHARES PURCHASED IN THE RIGHTS OFFERING AT A PRICE EQUAL TO OR GREATER THAN THE SUBSCRIPTION PRICE.

     * THE FUND SUSPENDED QUARTERLY DISTRIBUTIONS TO STOCKHOLDERS IN 1992; THERE CAN BE NO ASSURANCE THAT THE FUTURE OPERATING RESULTS OR FINANCIAL CONDITION OF THE FUND WILL ALLOW DISTRIBUTIONS TO RESUME.


On February 11, 1994, the last trading day prior to the date of this Prospectus, the closing sale price of the Common Stock as reported on the AMEX was $__________ per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY, NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                   Subscription         Underwriter's Fees        Proceeds
                       Price             and Commissions        to the Fund(2)
- ------------------------------------------------------------------------------
Per Share . . .       $2.50                     N/A              $ 3,720,710
- ------------------------------------------------------------------------------
Total Price
 to the Public (1) . .$2.50                     N/A              $ 3,720,710
==============================================================================



          (1) The Total Price to the Public and Proceeds to the Fund have been based on a Subscription Price per share of $2.50, and assume the purchase of 1,488,284 shares of Common Stock pursuant to the exercise of Rights.


          (2) Before deduction of expenses of the Rights Offering payable by the Fund estimated at $285,000.

                       _________________________________

TO THE EXTENT THAT A STOCKHOLDER DOES NOT EXERCISE SUCH STOCKHOLDER'S RIGHTS, SUCH STOCKHOLDER'S PERCENTAGE INTEREST IN THE FUND WILL BE DILUTED.


             The date of this Prospectus is February 14, 1994

                             AVAILABLE INFORMATION

      The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Fund files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Room 1228, 75 Park Place, New York, New York 10007. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      Reports, proxy statements and other information concerning the Fund can also be inspected at the office of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, the exchange on which the Common Stock is listed.

                            ADDITIONAL INFORMATION

      In connection with the Rights Offering, the Fund has filed with the Commission in Washington, D.C., a Registration Statement on Form S- 3 (File No. 33-67460) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights and the Common Stock of the Fund to be issued in the Rights Offering. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed therewith. The omitted information may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:


          1. The Fund's Annual Report on Form 10-K for the year ended December 31, 1992, as amended.


          2. The Fund's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.



          3. Reports on Form 8-K filed July 23, 1993, October 15, 1993 and February 9, 1994.



          4. All other reports filed by the Fund pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1992.


          5. All other documents filed by the Fund pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Rights Offering.


          6. The description of the Fund's Common Stock contained in its Registration Statement on Form 8-B filed with the Commission on November 1, 1993 and amended on January 17, 1994, and the Proxy Statement for the 1993 Annual Meeting of Stockholders which is attached as an exhibit to Form 8-B.



The Fund will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference. Such requests, in writing or by telephone, should be directed to Dean Banks, Chief Financial Officer and Secretary, Landsing Pacific Fund, 155 Bovet Road, Suite 101, San Mateo, CA 94402 (Tel: (415) 513-5252).


                       _________________________________



       NO PERSON OR  DEALER, SALESPERSON OR OTHER INDIVIDUAL  IS AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS ABOUT THE FUND, THE RIGHTS, THE OFFERING MADE HEREBY OR ANY OTHER MATTER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                                          Page

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
          The Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .    1
          Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .    1
          The Rights Offering . . . . . . . . . . . . . . . . . . . . . .    3

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
          Operating Losses and Reduction in Stockholders' Equity  . . . .    6
          No Minimum Proceeds . . . . . . . . . . . . . . . . . . . . . .    7
          Failure to Refinance Indebtedness . . . . . . . . . . . . . . .    7
          Adverse Market Conditions Affecting Real Estate Values  . . . .    7
          Possible   Failure  to   Complete  Redevelopment   of  the
             Multnomah Building . . . . . . . . . . . . . . . . . . . . .    7
          No Assurance that Dividends will be Resumed . . . . . . . . . .    8
          Possible Decline in Market Price of Common Stock  . . . . . . .    8
          Limit  on  Ownership  of  Common  Stock and  Anti-Takeover
             Effect Thereof . . . . . . . . . . . . . . . . . . . . . . .    9
          Failure to Qualify as a REIT  . . . . . . . . . . . . . . . . .    9
          Potential Environmental Liability . . . . . . . . . . . . . . .    9
          Potential Liability Under Americans With Disabilities Act . . .    9

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

DETERMINATION OF SUBSCRIPTION PRICE . . . . . . . . . . . . . . . . . . .   10

DILUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

THE RIGHTS OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
          The Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
          Expiration Date . . . . . . . . . . . . . . . . . . . . . . . .   11
          Subscription Privileges . . . . . . . . . . . . . . . . . . . .   11
          Subscription Price  . . . . . . . . . . . . . . . . . . . . . .   12
          Exercise of Rights  . . . . . . . . . . . . . . . . . . . . . .   12
          Payment for Shares  . . . . . . . . . . . . . . . . . . . . . .   12
          Delivery of Stock Certificates or Confirmations . . . . . . . .   14
          Dividend Reinvestment Plan  . . . . . . . . . . . . . . . . . .   15
          Foreign Stockholders  . . . . . . . . . . . . . . . . . . . . .   15
          No Revocation . . . . . . . . . . . . . . . . . . . . . . . . .   15
          Subscription Agent  . . . . . . . . . . . . . . . . . . . . . .   15
          Information . . . . . . . . . . . . . . . . . . . . . . . . . .   16
          No Board Recommendation . . . . . . . . . . . . . . . . . . . .   16

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . .   16

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . .   17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . .   18
          Liquidity and Capital Resources . . . . . . . . . . . . . . . .   18
          Analysis of Cash Flows  . . . . . . . . . . . . . . . . . . . .   19
          Results of Operations . . . . . . . . . . . . . . . . . . . . .   19
INVESTMENT  IN REAL  ESTATE  AND POLICIES  WITH  RESPECT TO  CERTAIN
ACTIVITIES  . . . . . . . . . . . . . . . . . . . . . . . . . .             24
          Investment in Real Estate . . . . . . . . . . . . . . . . . . .   24
          Management of Real Estate . . . . . . . . . . . . . . . . . . .   24
          Purchase and Sale of Investments  . . . . . . . . . . . . . . .   25
          Borrowing and Lending . . . . . . . . . . . . . . . . . . . . .   25
          Transactions with Affiliates  . . . . . . . . . . . . . . . . .   26
          Repurchase of Securities  . . . . . . . . . . . . . . . . . . .   26
          Reports to Stockholders . . . . . . . . . . . . . . . . . . . .   26
          Recent Board Action . . . . . . . . . . . . . . . . . . . . . .   26

DESCRIPTION OF PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . .   27
          Country Hills Towne Center  . . . . . . . . . . . . . . . . . .   29

INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . .   32
          Subscription Rights . . . . . . . . . . . . . . . . . . . . . .   33
          Requirements for Qualification as a REIT  . . . . . . . . . . .   33
          Failure to Qualify as a REIT  . . . . . . . . . . . . . . . . .   34
          Taxation of Taxable Domestic Stockholders . . . . . . . . . . .   35
          Backup Withholding  . . . . . . . . . . . . . . . . . . . . . .   35
          Taxation of Tax-Exempt Stockholders . . . . . . . . . . . . . .   35
          Taxation of Foreign Stockholders  . . . . . . . . . . . . . . .   36
          State and Local Taxes . . . . . . . . . . . . . . . . . . . . .   36

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
  AND RELATED STOCKHOLDER MATTERS . . . . . . . . . . . . . . . . . . . .   36

CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
          Certain Provisions of Maryland Law  . . . . . . . . . . . . . .   39
          Limitation of Liability and Indemnification . . . . . . . . . .   39
          Indemnification for Securities Act Liabilities  . . . . . . . .   39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . .   40

DIRECTORS AND EXECUTIVE OFFICERS OF THE FUND  . . . . . . . . . . . . . .   41

EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . .   43
          Director Compensation . . . . . . . . . . . . . . . . . . . . .   43
          Compensation    Committee     Interlocks    and    Insider
             Participation  . . . . . . . . . . . . . . . . . . . . . . .   44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . . . . . .   45

FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .   51

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

                              PROSPECTUS SUMMARY

          The following summary is provided for convenience only and is not intended to be complete. It is qualified in its entirety by reference to the detailed information appearing elsewhere herein, including financial statements and the notes thereto. Holders of Common Stock are urged to review this Prospectus carefully in its entirety.

                                   THE FUND

          The Fund is a real estate investment trust engaged in the business of acquiring, operating, developing and financing income-producing real estate investments. The Fund's portfolio consists of fee title ownership of 26 properties and 2 participating mortgage interests. The Fund owns multi-tenant light industrial properties, distribution centers, business parks, office buildings and shopping centers located in 9 metropolitan areas, principally in the western United States. The Fund is a Maryland corporation formed on September 30, 1993, when the Fund's state of incorporation was changed from Delaware to Maryland. The Fund's predecessor, Landsing Pacific Fund, a Delaware corporation, was formed on November 28, 1988.

                                USE OF PROCEEDS


       The Fund intends to use the proceeds of the Rights Offering to increase cash reserves in order to assist the Fund in negotiating refinancing or extension terms of coming loan maturities and, to the extent there are proceeds remaining thereafter, for working capital, which may include acquisition of properties and/or repayment of debt. Increased cash reserves will improve the Fund's financial position, which management of the Fund believes will cause lenders to consider the Fund's refinancing and extension requests more favorably than they would given the Fund's current financial position. To the extent that the proceeds of the Rights Offering is deemed by the Fund's Board of Directors (the "Board") to exceed the amount necessary for the refinancing or extension of current borrowings, the Fund intends to use the proceeds for working capital, including acquisition of properties and/or repayment of debt. If the Fund raises substantially less than the maximum proceeds, it may be necessary to sell properties to repay the amounts due.


                                 RISK FACTORS

          The purchase of Common Stock in the Rights Offering involves certain risks which are summarized below. Rights holders are urged to read and consider carefully the information set forth under the heading "Risk Factors" which follows this Summary.



       Operating Losses and Reduction in Stockholders' Equity.  As a result of the decline in rental rates, the total vacancy of the Multnomah Building and economic difficulties suffered by the Fund's tenants, the Fund has reported net losses for each of the last three fiscal years and for the nine months ended September 30, 1993. There has been a corresponding reduction in
stockholders'  equity.   Unless conditions improve, there will be further
losses and further reduction in stockholders' equity.



          Disposition of Certain Assets and Provision for Loss.   The Fund is
exploring the disposition of certain of its real estate investments outside Northern California, Colorado and the Northwest. As such properties are no longer considered to be held on a long-term basis, a $19.1 million provision for loss will be recognized as of December 31, 1993 to reduce the carrying value of the properties to their estimated net realizable values. The provision includes $2.2 million for the possible loss on the sale of the BancFirst Building and $4.9 million for the 101 Park Avenue Building. As a result of negotiations between the Fund and the lender on 101 Park, it is likely that the Fund will transfer title to 101 Park to the lender in full satisfaction of the debt secured by the property. In addition, a $4.0 million provision for loss will be made as of December 31, 1993 to reduce the carrying value of the Multnomah Building as a result of revisions in its development prospects. See the discussion of the Fund's decision to explore the disposition of certain of its real estate investments under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "Investment in Real Estate and Policies with Repsect to Certain Activities - Investment in Real Estate."



          No Minimum Proceeds. The issuance of Common Stock and the Rights Offering is not contingent upon the receipt of subscriptions for any minimum number of shares and therefore there are no minimum proceeds that must be raised before the use of such funds. There can be no assurance that sufficient funds will be raised to enable the Fund to successfully obtain extensions or refinancing of coming loan maturities or to meet working capital needs beyond 1993.


       Failure to Refinance Indebtedness. The approximate principal amount of the Fund's debt that will mature in the next three years is $28,300,000 in 1994, $9,250,000 in 1995 and $11,200,000 in 1996. Management of the Fund
expects to negotiate refinancing or obtain extensions of such debt. However, if such efforts are unsuccessful, the Fund may not be able to pay the amount due upon maturity, possibly resulting in foreclosure on the properties securing such debt.


          Adverse Market Conditions Affecting Real Estate Values. The decline in demand for commercial rental space in the past few years has resulted in a decline in rental rates for the Fund's vacant and renewing space. In addition, economic difficulties encountered by the Fund's tenants has resulted in lease terminations in some cases and rental concessions in others. If there is a further decline in the demand for rental space or the Fund's tenants experience further economic difficulties as a result of a downturn in the general economic climate, the Fund could experience further decreases in rental revenues, possibly resulting in greater net losses.


       Possible  Failure   to  Complete  Redevelopment  of   the  Multnomah
Building.    The  Multnomah Building  currently  produces  no  revenue and  is expected to be redeveloped into a middle or mixed middle and low income apartment building. No assurance can be given that the development will be successful or that the financing necessary for the redevelopment can be obtained. The Fund proposes to contribute the Multnomah Building to a joint venture consisting of a development partnership and an equity partner. The joint venture would develop the property provided a HUD loan guaranty and not less than $4 million of equity can be obtained. Although the development partnership was formed, certain performance conditions were not met by the developer, resulting in a termination of the partnership. Negotiations are currently taking place, however, for a modified extension of time to meet those conditions. The Fund may consider other potential candidates as a replacement for the existing developer. The Fund also is exploring other alternatives, including the sale of the property. Additionally, negotiations have taken place with a potential equity partner and will continue when either the extension referred to above is agreed upon or a replacement for the developer is found.



           The application for the HUD loan guaranty was accepted for processing by HUD on January 15, 1993. The final step in the HUD processing is a final mortgage credit review, which is currently proceeding. Since the time of the acceptance by HUD of the application, architectural, environmental and economic reviews have been completed, as well as the construction cost analysis and project appraisal.



          No significant development work has commenced on the Multnomah Building. However, a building permit was issued by the City of Portland on December 29, 1993. The Fund has invested approximately $1,000,000 in predevelopment expenditures for this project. If construction commences in the first quarter of 1994, the project is expected to be placed into service by early 1995 and substantially leased by 1996. There is no assurance that this schedule can be met. If the development does not proceed, the Fund may not recover its predevelopment expenditures.



          As of December 31, 1993, the Fund will reduce the carrying value of the Multnomah Building by making a $4.0 million provision for loss in order to reflect revisions in the development prospects for the building. See "Investment in Real Estate" and "Potential Factors Affecting Future Operating Results". In this regard, the Fund also is exploring other development opportunities, including the sale of the property.


          No Assurance that Dividends will be Resumed. The Fund suspended quarterly distributions in 1992. There is no assurance that the future operating results or financial condition of the Fund will be adequate to allow the resumption of distributions to stockholders.

          Possible Decline in Market Price of Common Stock. There is no assurance that the market price of the Common Stock will not decline after the Rights Offering, or that subscribing stockholders will be able to sell shares purchased in the Rights Offering at a price greater than or equal to the Subscription Price.

          Limit on Ownership of Common Stock. The Fund's organizational documents and status as a real estate investment trust (a "REIT") limit the amount of Common Stock that may be owned by a single stockholder, making the takeover of the Fund by a single stockholder more difficult.

          Failure to Qualify as a REIT.   If the Fund were to fail to  qualify
as a REIT, it might be subject to taxation as a corporation.

          Potential Environmental Liability. The Fund could be required to remove hazardous substances from its properties, whether or not previously discovered or known to be hazardous, possibly resulting in lost revenues, lower lease rates, decreased occupancy or difficulty selling affected property.

          Potential Liability under Americans with Disabilities Act. If it is determined that any of the Fund's properties do not comply with the Americans with Disabilities Act, the Fund could be required to remove access barriers or pay fines or damages.

                              The Rights Offering


          Rights  . . . . . . . . . . .  Each  record   holder  of   Common
                                         Stock as of the  close of business
                                         on February 19, 1994,   the Record
                                         Date,   will  receive   one   non-
                                         transferable Right  for each  four
                                         shares  of  Common Stock  owned by
                                         such stockholder.   No  fractional
                                         Rights  or  cash  in lieu  thereof
                                         will  be  issued  or  paid.    The
                                         aggregate number of  Rights issued
                                         by  the  Fund to  each stockholder
                                         will   be  rounded   down  to  the
                                         nearest   whole   number.       An
                                         aggregate  of   up  to   1,488,284
                                         Rights  will  be  so  distributed.
                                         See   "The   Rights   Offering-The
                                         Rights."


          Basic Subscription Privilege   Registered   holders   of   Rights
                                         ("Holders")  will be  entitled  to
                                         purchase  from  the  Fund for  the
                                         Subscription  Price one  share  of
                                         Common     Stock     (each,     an
                                         "Underlying   Share")   for   each
                                         Right     held     (the     "Basic
                                         Subscription  Privilege").     The
                                         Basic  Subscription  Privilege  is
                                         not  transferable.   The  election
                                         of a Holder to  exercise Rights in
                                         the   Rights  Offering   will   be
                                         irrevocable.    See   "The  Rights
                                         Offering-Subscription  Privileges-
                                         Basic Subscription Privilege."

          Oversubscription Privilege  .  Each  record   holder  of   Common
                                         Stock at the close of business  on
                                         the   Record    Date   may    also
                                         subscribe  (the  "Oversubscription
                                         Privilege")  at  the  Subscription
                                         Price for one of the  unsubscribed
                                         Underlying Shares  available after
                                         satisfaction of  all subscriptions
                                         pursuant     to     the      Basic
                                         Subscription    Privilege     (the
                                         "Excess  Shares") for  each  Right
                                         held,  subject  to   proration  as
                                         described below.   The "Underlying
                                         Shares"  and the  "Excess  Shares"
                                         are collectively,  "Shares".   The
                                         Oversubscription   Privilege   may
                                         not  be exercised  unless a holder
                                         of  Common Stock  exercises all of
                                         such holder's  Rights pursuant  to
                                         the Basic  Subscription Privilege.
                                         The  maximum   number  of   Excess
                                         Shares  for  which  a  Holder  may
                                         subscribe    pursuant    to    the
                                         Oversubscription Privilege  is the
                                         number which equals the number  of
                                         Underlying   Shares  such   Holder
                                         subscribed  for  pursuant  to  the
                                         Basic   Subscription    Privilege.
                                         The Oversubscription  Privilege is
                                         not     transferable.           If
                                         insufficient  Excess  Shares   are
                                         available  to  satisfy  fully  all
                                         elections    to    exercise    the
                                         Oversubscription  Privilege,  then
                                         the   Excess   Shares    will   be
                                         prorated,  in proportion,  not  to
                                         the  number of  Shares  subscribed
                                         pursuant  to the  Oversubscription
                                         Privilege,  but  to the  number of
                                         Underlying Shares each  beneficial
                                         owner  of  Rights  exercising  the
                                         Oversubscription   Privilege   has
                                         purchased  pursuant to  the  Basic
                                         Subscription Privilege.   See "The
                                         Rights       Offering-Subscription
                                         Privileges-Oversubscription
                                         Privilege."




          Subscription Price  . . . . .  The  Subscription Price  for  each
                                         Share  is $2.50.    The
                                         Subscription Price is  not subject
                                         to adjustment.



          Shares of Common Stock  . . .  A  total  of  7,441,421 shares  of
          Outstanding    after    Rights Common Stock  will be  outstanding
          Offering immediately after completion of the Rights Offering, based on the number of shares outstanding on
                                         February 11,   1994,
                                         assuming  subscriptions have  been
                                         received    for    all   available
                                         Shares.


       Non-Transferability of Rights  The Rights are not transferable.


          Record Date . . . . . . . . .  February 19, 1994.



       Expiration Date . . . . . . .  5:00 p.m., Eastern  Standard Time,
                                         on  March 22,  1994,   or  such
                                         later  time  to  which the  Rights
                                         Offering  may have  been  extended
                                         by the Fund  at its  option.   The
                                         Fund, in its sole discretion,  may
                                         extend the  Rights Offering  until
                                         5:00 p.m., Eastern  Standard Time,
                                         April 6, 1994.






          Dilution  . . . . . . . . . .  To  the extent  a stockholder does not  exercise  such  stockholder's
                                         Rights,     such     stockholder's
                                         percentage  interest in  the  Fund
                                         will  be diluted  upon  completion
                                         of the Rights  Offering, including
                                         dilution of  book value,  earnings
                                         per  share and voting  power.  See
                                         "Dilution."

          Procedure    for    Exercising The  Basic Subscription  Privilege
          Rights  . . . . . . . . . . .  and      the      Oversubscription
                                         Privilege may be exercised by  the
                                         following  two  methods  ("Payment
                                         Method 1" and "Payment Method  2,"
                                         respectively):


                    Payment Method 1  .  By  delivery to  the  Subscription
                                         Agent by the Expiration  Date of a
                                         properly  completed   Subscription
                                         Certificate     evidencing     the
                                         Rights, together  with payment  of
                                         the  full Subscription Price  for
                                         each    Share     subscribed
                                         pursuant     to      the     Basic
                                         Subscription  Privilege  and the
                                         Oversubscription   Privilege.



                   Payment Method 2  .  By  delivery to  the  Subscription
                                         Agent   by  5:00   p.m.,   Eastern
                                         Standard  Time on  the  Expiration
                                         Date, of the full Subscription Price
                                         for each Share subscribed for
                                         pursuant to the Basic Subscription
                                         Privilege and the Oversubscription
                                         Privilege and a Letter of  Guaranty
                                         by facsimile (telecopy) or otherwise
                                         from  a  member  of  a  registered
                                         national  securities  exchange,  a
                                         member     of     the     National
                                         Association     of      Securities
                                         Dealers,  Inc.  (the  "NASD"),  or
                                         bank  or  trust company  having an
                                         office  or  correspondent  in  the
                                         U.S., guaranteeing  delivery of  a
                                         completed   and    duly   executed
                                         Subscription  Certificate  by 5:00
                                         p.m. Eastern Standard  Time within
                                         five business  days following  the
                                         Expiration  Date.






                                         Once  a  Holder has  exercised the
                                         Basic Subscription  Privilege and,
                                         if         applicable,         the
                                         Oversubscription  Privilege,  such
                                         exercise may not be revoked.   See
                                         "The  Rights  Offering-Exercise of
                                         Rights."    Any  Rights  not  duly
                                         exercised prior to  the Expiration
                                         Date will expire.


                                         If the aggregate Subscription Price
                                         paid by an exercising Holder is
                                         insufficient to purchase the number
                                         of Shares for which such Holder
                                         indicates a desire to subscribe,
                                         then such Holder will be deemed to
                                         have subscribed for the maximum number
                                         of Shares which such Holder has paid,
                                         first pursuant to the Basic
                                         Subscription Privilege and second,
                                         pursuant to the Oversubscription
                                         Privilege. Likewise, if an exercising
                                         Holder does not specify the number
                                         of Shares to be purchased, then
                                         such Holder will be deemed to have
                                         exercised, first, the Basic
                                         Subscription Privilege and, second,
                                         the Oversubscription Privilege, to
                                         the lesser of the full extent of the
                                         payment tendered or the full extent
                                         to which such Holder is entitled
                                         to exercise the Oversubscription
                                         Privilege.



          Persons Holding Common Stock, Persons holding shares of Common or Wishing to Exercise Rights, Stock and receiving the Rights
          Through Others                 distributable     with     respect
                                         thereto through a  broker, dealer,
                                         commercial bank, trust  company or
                                         other nominee, as well as  persons
                                         holding  certificates  for  Common
                                         Stock personally who  would prefer
                                         to    have    such    institutions
                                         exercise  the   Rights  on   their
                                         behalf,    should   contact    the
                                         appropriate     institution     or
                                         nominee  and request  it to effect
                                         such    transactions   on    their
                                         behalf.       See   "The    Rights
                                         Offering-Exercise of Rights."


          Certain  Federal   Income  Tax For federal  income tax  purposes,
          Consequences  . . . . . . . .  Fund    stockholders    will   not
                                         recognize taxable income  upon the
                                         receipt  of  the Rights,  and will
                                         not  recognize  gain or  loss upon
                                         exercise  or  expiration   of  the
                                         Rights.       See   "Income    Tax
                                         Considerations."

          Conditions  . . . . . . . . .  The  Fund  reserves  the right  at any  time prior  to the Expiration
                                         Date  to   terminate  the   Rights
                                         Offering  for any reason.   If the
                                         Rights  Offering  is   terminated,
                                         all  payments   received  by   the
                                         Subscription  Agent  from  Holders
                                         who  have exercised  their  Rights
                                         will  be returned  to such Holders
                                         as  soon  as is  practicable after
                                         the  date of  termination  without
                                         interest or deduction.

          Issuance  of  Certificates  or Stockholders  whose  Common  Stock
          Confirmations . . . . . . . .  is  held in  certificate form will receive certificates  representing
                                         the   Shares   for    which   they
                                         subscribe  pursuant to  the  Basic
                                         Subscription  Privilege   and  the
                                         Oversubscription        Privilege.
                                         Generally,   stockholders    whose
                                         Common Stock is represented by  an
                                         entry   on  the   records  of  the
                                         Company  and  its  transfer  agent
                                         will   receive    a   confirmation
                                         stating  the   shares  of   Common
                                         Stock  added   to  their   account
                                         pursuant to their exercise of  the
                                         Basic  Subscription Privilege  and
                                         the  Oversubscription   Privilege.
                                         Such        Certificates        or
                                         confirmations  will  be  delivered
                                         to   subscribers   in   a   single
                                         delivery  as soon  as  practicable
                                         after  the Confirmation  Date  and
                                         after all payments for the  shares
                                         of  Common Stock  subscribed  have
                                         cleared.      See    "The   Rights
                                         Offering-Subscription
                                         Privileges."


          Subscription Agent  . . . . .  Registrar and Transfer Company

          AMEX  Symbol  for  the  Common LPF
          Stock . . . . . . . . . . . .


                                 RISK FACTORS

          Investment in the Fund is subject to various risks, including the following:

OPERATING LOSSES AND REDUCTION IN STOCKHOLDERS' EQUITY



       As a result of the decline in rental rates, the total vacancy of the Fund's Multnomah Building in Portland, Oregon and the economic difficulties suffered by the Fund's tenants, the Fund has experienced net losses for financial reporting purposes in each of the last three fiscal years ended December 31, 1990, 1991 and 1992 as well as for the nine months ending September 30, 1993. The net loss in 1990, 1991 and 1992 was $12,696,000,
$2,845,000 and $11,857,000 respectively, and was $3,204,000 in the nine months ended September 30, 1993. There has been a reduction in stockholders' equity corresponding to such losses. Unless conditions improve, there will be further losses and further reduction in stockholders' equity.





DISPOSITION OF CERTAIN ASSETS AND PROVISION FOR LOSS

On January 27, 1994, the Fund announced its decision to explore the disposition of its real estate investments in St. Paul, Minnesota;
Oklahoma City, Oklahoma; Houston, Texas; and Boise, Idaho, since the Fund intends to concentrate its holdings in Northern California, Colorado and the Northwest. As the Fund's real estate investments in those markets are no longer considered to be held on a long-term basis, a $19.1 million provision for loss will be recognized as of December 31, 1993, in order to reduce the carrying value of the properties to their estimated net realizable values. The provision includes $2.2 million for the possible loss on the sale of the BancFirst Building. In addition, a $4.0 million provision for loss will be made as of December 31, 1993 to reduce the carrying value of the Multnomah Building, as a result of revisions in the development prospects for that property. The Fund has been engaged in negotiations with the lender on the 101 Park Avenue Office Building in Oklahoma City, pursuant to which it is likely that the Fund will transfer title to the property to the lender in full satisfaction of the debt secured by the property. If such transfer takes place, the Fund will incur a loss of approximately $4.9 million, which amount is included in the $19.1 million provision for loss discussed above. See the discussion of the Fund's decision to explore the disposition of certain of its real estate investments under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "Investment in Real Estate and Policies with Respect to Certain Activities - Investment in Real Estate."



NO MINIMUM PROCEEDS

          The issuance of Common Stock in the Rights Offering is not contingent upon the receipt of subscriptions for any minimum number of shares of Common Stock and therefore there are no minimum proceeds that must be raised before the use of such funds. In addition, there is no standby arrangement with an underwriter or other purchaser to purchase shares not subscribed for in the Rights Offering. There can, therefore, be no assurance as to the amount of proceeds that will be received by the Fund in connection with the Rights Offering and no guarantee that sufficient funds will be raised to enable the Fund to successfully obtain extensions or refinancing of coming loan maturities. Should the Fund be unsuccessful in raising sufficient funds, it may be necessary to sell properties to repay the amounts due.


FAILURE TO REFINANCE INDEBTEDNESS

          The approximate principal amount of the Fund's debt that will mature in the next three years is as follows: 1994 - $28,300,000; 1995 - $9,250,000;
and 1996 - $11,200,000. Management of the Fund intends to negotiate refinancing or obtain extensions of such debt. However, if such efforts are unsuccessful, the Fund may not be able to pay the amount due upon maturity, possibly resulting in foreclosure on the properties securing such debt. Repayment of maturing debt is expected to be made from cash provided by operating activities, extension of loan maturities, refinancing of existing indebtedness or sale of properties. The Fund has no present intention to sell properties except for immediate cash requirements, portfolio management or other market considerations. See, "Description of Properties", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Investment in Real Estate and Policies with Respect to Certain Activities". No current negotiation of an extension of a loan maturity is contingent upon any minimum proceeds from the rights offering. See "Use of Proceeds."


ADVERSE MARKET CONDITIONS AFFECTING REAL ESTATE VALUES

          Investment in real estate is subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance, and increased operating costs. Real estate values are also affected by such factors as government regulations and changes in real estate zoning or tax laws, interest rate levels, the availability of financing, and potential liability under environmental or other laws. The decline in demand for commercial rental space in the past few years has resulted in a decline in rental rates for the Fund's vacant and renewing space, particularly in the Houston, Oklahoma City, Southern California and Portland markets in which the Fund has properties. In addition, economic difficulties encountered by the Fund's tenants has resulted in lease terminations in some cases and rental concessions in others. If there is a further decline in the demand for rental space or the Fund's tenants experience further economic difficulties as a result of a downturn in the general economic climate, the Fund could experience further decreases in rental revenues, possibly resulting in greater net losses to the Fund.

POSSIBLE FAILURE TO COMPLETE REDEVELOPMENT OF THE MULTNOMAH BUILDING


          The Multnomah Building currently produces no revenue, having been vacated by the previous tenant at the expiration of its lease term in November 1991. Approximately 18% of total revenue for the Fund in 1991 was derived from the Multnomah Building. The Multnomah Building is expected to be redeveloped into a middle or mixed middle and low apartment building. While the Fund's management expects the real estate to become an earning asset within the next 36 to 48 months, no assurance can be given that the redevelopment will be successful. Although financing efforts have proceeded into the late stages, nonetheless that financing is not assured. The Fund could be negatively affected if (1) it is unable to finalize financing, (2) the project should suffer unforseen cost overruns, (3) the rental market for apartments in Portland, Oregon suffers a decline, or (4) the Fund is required to cover certain indemnities relating to possible environmental, tax and other matters in connection with any co-investor who may provide the necessary equity capital for the project.



          The Fund proposes to contribute the Multnomah Building to a joint venture consisting of a development partnership and an equity partner that would develop the property, provided that a HUD loan guarantee and approximately $4 million of equity capital can be obtained for financing of the project. The development partnership was formed between the Fund and Dunson Cornerstone, Inc., an affiliate of a Seattle-based development company. However, certain performance conditions were not met by the developer, resulting in a termination of the partnership. Negotiations are currently taking place for a modified extension of time to meet such conditions. The Fund also is considering other potential candidates as a replacement for the existing developer. Although no equity partner has agreed to fund the $4 million of equity capital on terms that are satisfactory , negotiations have taken place with a potential equity partner to complete the joint venture. Such negotiations will continue when either the extension referred to above is agreed upon or a replacement for the developer is found.


          The application for the HUD loan guarantee was accepted by HUD on January 15, 1993. Since that time, architectural, environmental and economic reviews have been completed as well as a construction cost analysis and project appraisal. The final step in the HUD processing is the final mortgage credit review which is proceeding at the same time as negotiations with the potential equity partner in the joint venture. Exclusive of the Fund's contribution of the real property and the cost of renovation of the adjacent Imperial Garage, the total development cost for the 283-apartment project is estimated to be $18 million, to be funded by the HUD guaranteed loan and the equity capital to be provided by an equity partner. The renovation of the Imperial Garage is essential to the redevelopment of the Multnomah Building. The development partnership is pursuing financing for the renovation of the Imperial Garage and expects to obtain such financing at such time as to enable the partnership to complete such renovation concurrently with the completion of the redevelopment of the Multnomah building. However, no assurance can be given that such financing will be obtained.


          No significant development work has commenced on the Multnomah Building. However, a building permit based upon a full set of approved plans was issued by the City of Portland on December 29, 1993.



          The Fund has invested approximately $1,000,000 in predevelopment expenditures for this project. The bulk of the expenditures has been for architecture and engineering costs. If construction commences in the first quarter of 1994, the project is expected to be placed into service in early 1995 and substantially leased by 1996. There is no assurance that this schedule can be met. If the development does not proceed, the Fund may not recover its predevelopment expenditures.



          As of December 31, 1993, the Fund will reduce the carrying value of the Multnomah Building by making a $4.0 million provision for loss in order to reflect revisions in the development prospects for the building. See "Investment in Real Estate" and "Potential Factors Affecting Future Operating Results". In this regard, the Fund is also exploring other development opportunities for the property, including the sale of the property. The Fund is unable to predict the outcome of these discussions.


NO ASSURANCE THAT DIVIDENDS WILL BE RESUMED

          The Fund suspended quarterly distributions in 1992. The resumption of dividends will depend on many factors including improvement in operating results, future liquidity, and available cash resources of the Fund. Improvement in operating results will depend substantially on revenue from the Fund's properties, including distributions from the development joint venture which is proposed for the Multnomah Building. There can be no assurance that the future operating results or the financial condition of the Fund will be adequate to allow the resumption of distributions to stockholders.

POSSIBLE DECLINE IN MARKET PRICE OF COMMON STOCK

          There can be no assurance that the market price of the Common Stock will not decline following the closing of the Rights Offering, or that any subscribing stockholder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

LIMIT ON OWNERSHIP OF COMMON STOCK AND ANTI-TAKEOVER EFFECT THEREOF


          In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Fund may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). Ownership of more than 10% of the Common Stock by any single stockholder has been restricted for the purpose of maintaining the Fund's qualification as a REIT. No Stockholder may transfer such Stockholder's Common Stock to another person if as a result of such transfer, the transferee would beneficially hold 10% or more of the outstanding voting securities of the Fund unless the Board (i) consents to such transfer (although such consent may be conditioned upon designating all or a portion of such Common Stock as non-voting), (ii) agrees to purchase such shares from the transferor for cash at the fair market value thereof or (iii) arranges for a third party to purchase such shares for cash at the fair market value thereof. If a person nonetheless becomes the holder of 10% or more of the voting power of the Fund without the Board's consent, such person may vote only the number of shares that is one less than the number that equals 10% of such outstanding voting power. Such 10% limit on ownership of the Fund's Common Stock could make tender offers more difficult and could prevent the assumption of control of a large block of stock by a single stockholder. See "Description of Securities" and "Income Tax Considerations".


FAILURE TO QUALIFY AS A REIT

          Although the Fund intends to operate so as to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code, if the Fund should fail to qualify as a REIT, it might be subject to taxation as a corporation. As a result, distributions to the stockholders would be subject to double taxation to the extent of current and accumulated earnings and profits of the Fund. Additionally, the Fund would not be able to requalify as a REIT for a minimum of five years. Loss of REIT status should not have a materially adverse tax effect on stockholders because the Fund has net operating loss carryforwards of approximately $25 million, which should be sufficient to offset taxable income for such five year period. If the Fund has an "ownership change," however, the Fund's net operating loss carryforwards would be limited by Section 382 of thy Internal Revenue Code.
Section 382 generally provides that, if there is an ownership change, the amount of the net operating loss carryforward which may be used in any one taxable year would be equal to the product of the long-term tax exempt bond rate and the value of the Fund immediately prior to such change. An ownership change would occur if there is a more than 50% change in the stockholders of the Fund. The purchase of Common Stock in the Rights Offering will not cause an ownership change.

POTENTIAL ENVIRONMENTAL LIABILITY

          The Fund has completed Phase I and, in several cases, Phase II environmental surveys of its properties concerning the presence of hazardous substances. Such inspection reports, however, do not necessarily reveal all hazardous substances or sources thereof, and substances not considered hazardous when a survey is conducted or when property is acquired may subsequently be classified as such by amendments to state and federal laws and regulations. The Fund could be required to remove such substances or sources, whether or not previously known. The Fund could also experience lost revenues during any such cleanup, or lower lease rates, decreased occupancy or difficulty selling the affected property either prior to or following any such cleanup. With the exception of the Multnomah Building, only minor amounts of any such materials have been located. Those materials representing a potential hazard, either now or in the future, have been or are being removed. Materials which do not represent such a hazard, i.e., floor tile, have not been removed but rather an abatement program has been implemented. The Multnomah Building has been found to contain asbestos. The clean-up for this project is estimated at between $250,000 and $750,000 which will be completed as part of the redevelopment of the property.

POTENTIAL LIABILITY UNDER AMERICANS WITH DISABILITIES ACT

          The Americans with Disabilities Act (the "ADA") generally requires that buildings be made accessible to people with disabilities. If certain uses by tenants of a building constitute a "public accommodation," the ADA imposes liability for non-compliance on both the tenant and the owner/operator of the building. The Fund is preparing to conduct inspections of each of its properties to determine whether the exterior and common area of such properties are in compliance with the ADA. If it is determined that one or more of the Fund's properties does not comply with the ADA, the Fund could be required to remove access barriers or to pay fines or damages related to such non-compliance. The Fund's leases generally provide that tenants are responsible for compliance with applicable laws relating to their use and occupancy of the leased premises, which might include responsibility for compliance with the ADA. If a lease had this type of provision and the tenant's failure to comply with the ADA resulted in liability to the Fund, the Fund might have the right to seek damages from the tenant.


                                USE OF PROCEEDS


          The maximum net cash proceeds from this Offering, assuming the issuance and sale of 1,488,284 shares after deducting estimated expenses of $285,000 would be approximately $3,435,710. There is, however, no minimum number of shares to be sold in the Offering and therefore no minimum proceeds that must be raised before the use of such funds. The Fund intends to use the net proceeds of the Rights Offering first, to increase the cash reserves of the Fund in order to assist the Fund in negotiating refinancing or extension of terms of coming loan maturities. Increased cash reserves will improve the Fund's financial position, which management of the Fund believes will cause lenders to consider the Fund's refinancing and extension requests more favorably than they would given the Fund's current financial position. To the extent that the proceeds of the Rights Offering are deemed by the Board to exceed the amount necessary for the refinancing or extension of current borrowings, the Fund intends to use the proceeds for working capital, including acquisition of properties and/or repayment of debt. If the Fund raises substantially less than the maximum proceeds, it may be necessary to sell properties to repay the amounts due.



                      DETERMINATION OF SUBSCRIPTION PRICE


          The Subscription Price was determined to meet the Fund's objective of maximizing the net proceeds of, and participation of stockholders in, the Rights Offering with the minimum dilution to nonparticipating stockholders. The Board has retained a financial advisor with whom matters relating to the Rights Offering have been reviewed. However, all decisions regarding the terms of the Rights Offering have been made exclusively by the Board.



                                   DILUTION

          To the extent a stockholder does not exercise such stockholder's Rights, such stockholder's percentage interest in the Fund's book value, earnings per share and voting power will be diluted. Additionally, current holders of Common Stock will suffer a dilution in the per share book value of the shares of Common Stock currently held by them as a result of the sale of shares of Common Stock at less than book value in the Rights Offering.




                              THE RIGHTS OFFERING

THE RIGHTS


          The Fund is issuing to each holder of record of Common Stock on the Record Date one non-transferable Right for each four shares of Common Stock held by each such holder on such date. No fractional Rights or cash in lieu thereof will be issued or paid. The aggregate number of Rights issued by the Fund to each stockholder will be rounded down to the nearest whole number. The Rights will be evidenced by a Subscription Certificate. An aggregate of up to 1,488,284 Rights will be so distributed.


EXPIRATION DATE


          The Rights will expire at 5:00 p.m., Eastern Standard Time, on March 22, 1994, subject to extension at the discretion of the Board (the
"Expiration Date").   The Fund will not extend the  Rights Offering beyond
5:00 p.m., Eastern Standard Time, on April 6, 1994. After the Expiration Date, unexercised Rights will be null and void. The Fund will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to that exercise were sent.

SUBSCRIPTION PRIVILEGES

   Basic Subscription Privilege


          Each Right will entitle the registered holder thereof (the "Holder") to purchase at the Subscription Price one share of Common Stock (each, an "Underlying Share"). Certificates or confirmations representing Underlying Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after receipt of all required documents and all payments for the subscribed Shares have been cleared. See "Delivery of Stock Certificates or Confirmations".


   Oversubscription Privilege


          Subject to the allocation described below, each Right also carries the right to subscribe, at the Subscription Price, for one share from the unsubscribed Underlying Shares (the "Excess Shares"). The "Underlying Shares" and "Excess Shares" are collectively, "Shares". Only Holders who exercise all their Rights pursuant to the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege. The maximum number of Excess Shares for which a Holder may subscribe pursuant to the Oversubscription Privilege is the number which equals the number of Underlying Shares such Holder subscribed for pursuant to the Basic Subscription Privilege.



          Excess Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that subscriptions have not been received for all Underlying Shares through the Basic Subscription Privilege. If the Excess Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among Holders exercising the Oversubscription Privilege, in proportion, not to the number of Excess Shares subscribed for pursuant to the Oversubscription Privilege, but to the number of Underlying Shares each beneficial owner of Rights exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than those for which such Holder subscribed pursuant to the Oversubscription Privilege, then such Holder will be allocated only that number of Excess Shares for which such Holder oversubscribed. Certificates or confirmations representing Excess Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after receipt of all required documents and all payments for the Subscribed Shares have cleared. See "Delivery of Stock Certificates or Confirmations".



          As an illustration of the proration procedure, assume that there are 1000 Shares available for subscription, and that stockholders W, X, Y and Z have each exercised their Basic Subscription Privileges to purchase 180, 180, 210 and 30 shares of Common Stock, respectively; and stockholders A and B have not exercised their Basic Subscription Privilege to purchase any Underlying Shares, leaving a total of 400 Excess Shares. Assume further that only stockholders W, X and Y exercise their Oversubscription Privileges to purchase 180, 165 and 120 additional shares, respectively. The exercise of the Oversubscription Privilege by stockholders W, X and Y will be prorated because there are only 400 Excess Shares available for purchase pursuant to the Oversubscription Privilege and stockholders W, X and Y have exercised their Oversubscription Privileges to purchase 465 Excess Shares. Stockholders W and X initially will each receive 30% of the Excess Shares (120 shares) because they each exercised the Basic Subscription Privilege with respect to 180 Underlying Shares representing 30% of the aggregate Underlying Shares so purchased by all the stockholders exercising the Oversubscription Privilege (600 shares). Applying the same analysis, stockholder Y would initially be entitled to receive 35% of the Excess Shares (140 shares). Stockholder Y, however, will be entitled to receive only 120 Excess Shares, because stockholder Y has subscribed for only 120 Excess Shares pursuant to the Oversubscription Privilege. The remaining 40 Excess Shares will then be allocated to stockholders W and X. Each will receive 20 Excess Shares, which represents 50% of the unallocated Excess Shares, because each exercised the Basic Subscription Privilege to purchase 180 Excess Shares representing 50% of the aggregate shares so purchased by stockholders W and X. As a result, stockholder W would receive 140 of the 180 Excess Shares W requested pursuant to Oversubscription Privilege, stockholder X would receive 140 of the 165 Excess Shares X requested, and stockholder Y would receive all 120 of the Excess Shares Y requested.


          Banks, brokers and other nominee Holders who exercise the Basic Subscription Privilege and subscribe pursuant to the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Fund, in connection with the subscription pursuant to the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee Holder is acting.

SUBSCRIPTION PRICE



          The  Subscription  Price is  $2.50  per  Share.   The
Subscription Price is payable in cash by check, money order or wire transfer of funds, all as more completely set forth under "The Rights Offering-Payment for Shares."



EXERCISE OF RIGHTS


          Each Holder may exercise such Holder's Rights by delivering to Registrar and Transfer Company, the Subscription Agent, on or prior to the Expiration Date, either (1) a properly completed and executed Subscription Certificate, together with payment for the Shares for which such Holder is subscribing pursuant to the Basic Subscription Privilege and the Oversubscription Privilege as described under "Payment for Shares," or (2) a properly completed and duly executed Letter of Guaranty and full payment of the Subscription Price for the Shares subscribed as described under "Payment for Shares", followed within five business days by a properly completed and executed Subscription Certificate.



PAYMENT FOR SHARES

          Holders who exercise the Basic Subscription Privilege or the Oversubscription Privilege may choose between the following methods of payment ("Payment Method 1" and "Payment Method 2," respectively):


          Payment  Method  1.    A  stockholder  can  send  the   Subscription
          Certificate together with payment of the full Subscription Price for the Shares subscribed for by such stockholder pursuant to the Basic  Subscription  Privilege and the Oversubscription Privilege
          to  the  Subscription Agent.    To be accepted, such  payment,
          together with the executed Subscription Certificate, must be received by the Subscription Agent prior to 5:00 p.m., Eastern
          Standard  Time, on  the  Expiration Date.   The Subscription Agent
          will deposit all checks received by it prior to the final due date into a segregated interest bearing account (which interest will accrue to the benefit of the Fund).



          Payment Method 2. Alternatively, a subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date, the Subscription Agent has received payment of the full Subscription Price for the Shares subscribed pursuant to the Basic Subscription Privilege and the Oversubscription Privilege and a Letter of Guaranty by facsimile (telecopy) or otherwise from a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (the "NASD"), a bank or a trust company with an office or a correspondent in the United States guaranteeing delivery of (i) a properly completed and duly executed
          Subscription  Certificate within  five  business days
          after the Expiration Date and (ii) payment of the full Subscription Price for the Underlying Shares subscribed pursuant to the Basic Subscription Privilege and any Excess Shares subscribed pursuant to the Oversubscription Privilege by 5:00 p.m., Eastern Standard Time,
          by  the tenth  business  day  after  the  Confirmation  Date.    The
          Subscription Agent will not honor a Letter of Guaranty if a properly completed and executed Subscription Certificate is not received by the Subscription Agent by 5:00 p.m., Eastern Standard Time, by the fifth business day following the Expiration Date and full payment for Shares is not received by the Subscription Agent by 5:00 p.m.,
          Eastern  Standard   Time, on the Expiration Date.



Payment for Shares subscribed may only be made (a) by personal or cashier's check or money order, payable to Registrar and Transfer Company, as Subscription Agent or (b) by wire transfer of funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions at
National Westminster Bank, NJ, ABA   No. 021200339,  Account No.  8117021999.
If  payment is  sent by  wire transfer  of funds,  the wire
instructions should reference the "Landsing Rights Offering" and should state the number of Shares subscribed. Payment will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check,
(ii) receipt by the Subscription Agent of any certified check or cashier's check or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the date such payment is due to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashier's check, money order or wire transfer of funds. All funds received in payment of the Subscription Price shall be held by the Subscription Agent and invested at the direction of the Fund in short-term certificates of deposit, short-term obligations of the United States, any state or agency thereof, or money market mutual funds investing in the foregoing instruments. Earnings on such funds will be retained by the Fund whether or not the Rights Offering is consummated.





          If a Holder exercises such Holder's Rights using and the aggregate Subscription Price paid by such Holder is insufficient to purchase the number of Shares for which such Holder has indicated a desire to subscribe, such Holder will be deemed to have subscribed for the maximum number of Shares for which such Holder has paid, first, pursuant to the Basic Subscription Privilege and second, pursuant to the Oversubscription Privilege. If an exercising Holder does not specify the number of Shares to be purchased, then
the  Holder   will  be  deemed  to  have  exercised,  first,  the  Basic
Subscription Privilege and, second, the Oversubscription Privilege to the full extent of the Payment tendered. If the aggregate Subscription Price paid by an exercising Holder exceeds the amount necessary to purchase the number of Shares for which the Holder has indicated an intention to subscribe, then the Holder will be deemed to have exercised first, the Basic Subscription Privilege (if not already fully exercised) and second, the Oversubscription Privilege to the lesser of the full extent of the excess payment tendered or
the   full  extent  to   which  such  Holder  is   entitled  to  exercise  the
Oversubscription Privilege. Such excess payment will be held in a segregated account pending issuance of the Excess Shares for which such Holder is deemed
to  have subscribed.   Any  portion of  such excess  payment that  exceeds the
Subscription Price of the maximum number of Shares for which such Holder is entitled to subscribe will promptly be returned to such Holder.






DELIVERY OF STOCK CERTIFICATES OR CONFIRMATIONS


          Holders whose shares of Common Stock are held of record by DTC or by any other depository or nominee on their behalf or their broker-dealers' behalf will have their Shares acquired pursuant to the Basic Subscription Privilege and pursuant to the Oversubscription Privilege credited to the account of DTC or such other depository or nominee. All Holders whose Common Stock is currently held in certificate form will receive certificates for all Shares acquired pursuant to the Basic Subscription Privilege and pursuant to the Oversubscription Privilege. All Holders whose Common Stock is currently represented by an entry on the records of the Company and its transfer agent, will receive a confirmation stating the number of Shares credited to their accounts pursuant to their exercise of the Basic Subscription Privilege and
the Oversubscription Privilege.    Such certificates  or confirmations  will
be  mailed as  soon as practicable after receipt of all required documents and
all payments for  the subscribed  Shares  have   cleared.    Shares purchased
by each participant in the Fund's Dividend Reinvestment Plan (the "Plan") upon the exercise of the Rights accruing to the Common Stock held in the Plan by such participant will be credited to his or her Plan account unless the participant requests that certificates for such Shares be sent directly to him or her as provided in the Instructions for Completion of Subscription Certificate accompanying this Prospectus. See "Dividend Reinvestment Plan".


          Record holders of Common Stock such as brokers, trustees or depositaries for securities, who hold shares for the account of others, should contact the respective beneficial owners of such shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the Rights. If a beneficial owner so instructs, the record owner of Common Stock should complete a Subscription Certificate for the beneficial owner and submit it to the Subscription Agent with the proper payment. Additionally, beneficial owners of Common Stock or Rights held through such a nominee Holder should contact the nominee Holder and request the nominee Holder to effect transactions in accordance with the beneficial owner's instructions.

          The Instructions accompanying the Subscription Certificate should be read carefully and followed in detail. THE SUBSCRIPTION CERTIFICATE SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND THE SUBSCRIPTION CERTIFICATE TO THE FUND.

          THE METHOD OF DELIVERY OF THE SUBSCRIPTION CERTIFICATE AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF HOLDERS. IF SENT BY MAIL, HOLDERS ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

          All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. The Subscription Certificate will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of the Subscription Certificate or incur any liability for failure to give such notification.

          Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or a Letter of Guaranty, should be directed to Dean Banks, Chief Financial Officer and Secretary, Landsing Pacific Fund, 155 Bovet Road, Suite 101, San Mateo, California 94402, (415) 513-5252.

DIVIDEND REINVESTMENT PLAN


          For the purpose of the Rights Offering, the Board has suspended operation of its Dividend Reinvestment Plan (the "Plan"). Therefore, each participant in the Plan will receive directly from the Subscription Agent one Right for each four shares of Common Stock held by Registrar and Transfer Company for the account of such participant--the same ratio as for the
Rights  Offering in general.    Such participant  will  also  be subject  to
the same terms and conditions with respect to the Oversubscription Privilege as are applicable to other holders of Rights generally. Participants in the Plan will also exercise their Rights in the same manner as all other stockholders and as described under the caption "The Rights Offering
- -- Exercise of Rights". Shares purchased upon the exercise of Rights by each participant in the Dividend Reinvestment Plan will be credited to such participant's Dividend Reinvestment Plan account unless such participant requests that the certificate for such Shares be sent directly to him or her as provided in the Instructions for Completion of Subscription Certificate accompanying this Prospectus. See "Delivery of Stock Certificates or Confirmations".



FOREIGN STOCKHOLDERS


          Due to the requirements and restrictions of securities laws of foreign countries, a Subscription Certificate will not be mailed to record owners of Common Stock whose addresses are outside of the United States, or who have an APO or FPO address, but will be held by the Subscription Agent for such holders' account until the Subscription Agent receives instructions to exercise the Rights and funds sufficient for such exercise or a Letter of Guaranty in the manner described under the caption "The Rights Offering -- Payment for Shares". With respect to any foreign Holder, if no such instructions are received at or prior to 5:00 p.m. Eastern Standard time, on the Expiration Date, such Holder's rights will expire.


NO REVOCATION

          ONCE  A  HOLDER  HAS   PROPERLY  EXERCISED  THE  BASIC  SUBSCRIPTION
PRIVILEGE AND/OR  THE OVERSUBSCRIPTION  PRIVILEGE, SUCH  EXERCISE  MAY NOT  BE
REVOKED.

SUBSCRIPTION AGENT

          The Fund has appointed Registrar and Transfer Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificate and payment of the Subscription Price should be delivered, as well as the address to which a Letter of Guaranty must be delivered, is:

                        Registrar and Transfer Company
                               10 Commerce Drive
                          Cranford, New Jersey  07016

          If payment of the Subscription Price is to be made by wire transfer it should be sent pursuant to the instructions below. The wire instructions should also reference the "Landsing Rights Offering" and should state the number of Shares subscribed.


              Bank:  National Westminster Bank NJ

              For the account of:  Registrar and Transfer Company

              Bank Account No.:  8117021999

              ABA Account No.:  021200339



The Subscription Agent's telephone number is 908-272-8511.

          The Fund will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights Offering.


INFORMATION


          Any questions or requests for additional copies of this Prospectus, the Instructions, or the Letter of Guaranty may be directed to Dean Banks, Chief Financial Officer and Secretary, Landsing Pacific Fund, Inc. at the address and telephone number below:


                           155 Bovet Road, Suite 101
                         San Mateo, California  94402
                                (415) 513-5252

NO BOARD RECOMMENDATION


          Each stockholder must make his or her own decision as to whether to participate in the Rights Offering. Accordingly, the Board does not make any recommendation to stockholders of the Fund regarding exercise of their Rights. However, the directors of the Fund, all of whom are stockholders, have indicated their intent to subscribe for Common Stock pursuant to the Basic Subscription Privilege. The total number of shares of Common Stock for which directors have indicated they will exercise the Basic Subscription Privilege is 48,975. However, none of the directors has determined whether he will exercise the Oversubscription Privilege.


                             PLAN OF DISTRIBUTION


          The Rights and Shares offered hereby are being offered by the Fund directly to holders of Common Stock. The Fund has not employed any brokers, dealers, or underwriters in connection with the solicitation of stockholders to exercise Rights in the Rights Offering and no underwriting commissions, fees or discounts will be paid in connection with the Rights Offering. Certain employees of the Fund may respond to requests for information about the Rights Offering from the Fund stockholders and from Rights holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation. No directors or employees of the Fund will solicit sales of the Shares or the Rights.


          The Fund will pay the fees and expenses of Registrar and Transfer Company, as Subscription Agent, and has agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights Offering.


                                                       SELECTED FINANCIAL DATA



    The following table sets forth selected financial and operating information on both a pro forma and historical basis for the Fund. The following information should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein and the historical and pro forma financial statements and notes thereto included herein.


           The unaudited selected pro forma operating results for the year ended December 31, 1992, and the nine months ended September 30, 1993, are presented as if a $23,100,000 reduction in the carrying value of certain assets, which will be made as of December 31, 1993, had occurred as of January 1, 1992 and January 1, 1993, respectively. The unaudited selected pro forma balance sheet as of September 30, 1993, is presented as if the $23,100,000 reduction in carrying values had occurred at September 30, 1993.






                                                                                                                   Nine Months
OPERATING RESULTS AND DISTRIBUTIONS
                                                          Years Ended December 31,                            Ended September 30,
                                        --------------------------------------------------------     ----------------------------
                                                             Historical                Pro Forma      Historical        Pro Forma
                                        ---------------------------------------------  ---------     --------------     ---------
                                        1988      1989      1990       1991      1992      1992      1992      1993        1993
                                        ----      ----      ----       ----      ----      ----      ----      ----        ----
                                                              (Amounts in thousands, except per share amounts)
Revenues                                $15,551    $15,662   $16,406   $16,910   $13,565   $13,565    $10,179   $10,854   $10,854

Income (loss) before gain or
           loss on sale of real estate  $(1,334)      $86   $(12,545)  $(2,845) $(12,249) $(35,349)   $(7,066)  $(3,204) $(26,304)

Gain (loss) on sale of real estate         (834)      --        (151)      --        392       392        385       --        --
                                        -------     -----   ---------  -------- --------  ---------   --------  -------- ---------
Net income (loss)                       $(2,168)      $86   $(12,696)  $(2,845) $(11,857) $(34,957)   $(6,681)  $(3,204) $(26,304)
                                           ====       ====     =====      ====     =====     =====     =====       ====     =====

Per share:

           Net income (loss)              $(.35)      $.01    $(2.08)    $(.46)   $(1.89)   $(5.58)   $(1.06 )    $(.53)   $(4.38)
                                           ====       ====     =====      ====     =====     =====     =====       ====     =====
         Distributions declared            $.77       $.80      $.80      $.64      $.24      $.24      $.24       $ -       $ -
                                           ====       ====      ====      ====      ====      ====      ====       ====      ====

Other Data

           Funds from operations1        $2,213    $4,540     $1,724    $2,381     $(376)    $(376)    $(669 )   $1,649    $1,649



Balance Sheet Data
                                                                                                               Nine Months
                                                       Years Ended December 31,                            Ended September 30,
                                         --------------------------------------------------         -------------------------------
                                                               Historical                Pro Forma      Historical        Pro Forma
                                          ---------------------------------------------  ---------     --------------     ---------
                                          1988      1989      1990       1991      1992      1992      1992      1993        1993
                                          ----      ----      ----       ----      ----      ----      ----      ----        ----
                                                                (Amounts in thousands, except per share amounts)

Total Assets                             $142,405  $141,470   $134,532  $136,998  $124,455            $129,223   $125,400  $102,300
                                         ========  ========   ======== =========  ========              ======     ======    ======
Notes payable                            $ 27,824  $ 33,427   $ 43,162  $ 53,309  $ 53,757            $ 52,939   $ 58,168  $ 58,168
                                         ========  ========   ======== =========  ========              ======     ======    ======
Shareholders' equity                     $111,922  $106,081   $ 89,119  $ 81,336  $ 68,103            $ 73,280   $ 64,918  $ 41,818
                                         ========  ========   ======== =========  ========              ======     ======    ======


1       Funds from  operations means net income  (loss), excluding gain (loss) on  the sale of real  estate and provisions for
        losses, plus depreciation  and amortization.   Funds from operations  should not be  considered an alternative to  net income as an indicator of  the Fund's operating performance or to cash flows as a  measure of liquidity.  However, the
        Fund believes that analysts of real estate investment trusts consider funds from operations  to be useful in comparing results in the industry.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

          In June 1992, the Fund suspended its distributions to shareholders primarily due to decreasing revenue from certain properties and the removal of the Multnomah Building as a fully earning asset because of the expiration of the lease for substantially all of the building in November 1991. Improvement in operating results will depend in large part on improvement in the rental revenue at the Fund's properties, which will require future capital expenditures for tenant and building improvements.

          The Fund proposes to contribute the Multnomah Building to a joint venture that would develop the property, provided that a HUD loan guarantee and $4 million of equity capital can be obtained from an equity partner for financing of the project. Exclusive of the Fund's contribution of the real property and the cost of renovation of the adjacent Imperial Garage, the total development cost for the 283-unit apartment project is estimated to be $18 million, to be funded by the HUD guaranteed loan and the equity capital which is being sought from such partner. The development would include removal of asbestos in the building at an estimated cost of between $250,000 and $750,000. If construction commences in the first quarter of 1994, the project is expected to be placed into service in early 1995 and substantially leased by 1996. If the development does not proceed, the Fund will reevaluate the use of the property, including potential sale, although the Fund reserves the right to review sales proposals it may receive at any time.

          During the nine months ended September 30, 1993, the Fund drew down approximately $4,000,000 remaining under its lines of credit in order to fund capital expenditures and deferred expenses incurred in connection with leasing activities and to increase cash reserves. In addition, the Fund received the proceeds of a $1,229,000 loan on the 6900 Place property in Oklahoma City, Oklahoma. At September 30, 1993, the Fund's unrestricted cash and cash equivalents were approximately $2,700,000. In addition, up to $1,031,000 was available under a construction loan to fund certain improvements at Country Hills Towne Center. Current projections are that capital expenditures for tenant and building improvements as well as additional development costs will be approximately $1,100,000 during the last three months of 1993. The principal sources of liquidity for these requirements are current cash reserves, proceeds from construction financing, and the refinancing of existing indebtedness.


          At September 30, 1993, the Fund had borrowings of $11,154,000 that had maturity dates prior to December 31, 1993. Included is a line of credit for $10,000,000, the maturity date of which has been extended from November 30, 1993 to February 28, 1994. The line bears interest at the lender's prime rate plus 1.25%, is used for working capital. The full amount of such line is currently outstanding. Since May 31, 1993, the line has been extended for successive three month periods. In addition, the maturity of a $1,154,000 term loan was extended to May 27, 1994. As of September 30, 1993, the principal amount of the Fund's debt that was scheduled to mature in the next three years is as follows: 1994 - $17,000,000; 1995 - $9,250,000; 1996 -
$11,200,000. After the extension of the line of credit and the term loan, the principal amount of the Fund's debt at September 30, 1993 that is scheduled to mature in 1994 was $28,100,000.



          Discussions have been held with lenders, from which the Fund is not a borrower, regarding a potential new loan on certain of the Fund's properties located in South San Francisco, California. The proceeds of the new loan would be used to retire a significant portion of the Fund's borrowings under its $10 million line of credit and a significant portion of a four-year term loan that was converted from a line of credit during 1992. As presently contemplated, the new loan, if obtained, would be for a term between 5 and 10 years with monthly payments of interest and principal amortizing over 20 to 25 years and with a fixed or variable interest rate.


          Repayment of maturing debt and long-term liquidity is expected to be provided by cash from operating activities, extension of loan maturities, and refinancing of existing indebtedness. In addition, the Fund could elect to sell one or more properties or seek to sell common shares as a potential means of meeting cash requirements. It is anticipated that the Fund will utilize increased borrowings as a source of cash provided by financing activities in the near-term. Because the Fund already has a significant amount of debt, increased borrowings will be a limited source of additional liquidity in the long-term. In addition, the Fund's recent net losses and suspension of distributions currently limits its ability to access traditional sources of equity capital. If the Fund is unable to obtain extension of the loan maturities and the refinancing of existing indebtedness discussed above, it may be necessary to liquidate a significant portion of its portfolio to repay indebtedness.

          On June 1, 1993, the Fund converted its $2,000,000 line of credit to a three-year term loan which is collateralized by the BancFirst Building in Oklahoma City, Oklahoma. The loan requires monthly interest and principal payments of $16,112, bears interest at the prime rate plus 1.50%, and matures on July 1, 1996.

ANALYSIS OF CASH FLOWS

          During 1992, the Fund generated $1,453,000 in Net Cash Provided by Operating Activities as presented in the accompanying Statements of Cash Flows. However, this amount included the return of certain loan and other deposits of approximately $1 million as well as an increase in accounts payable of approximately $500,000, which are elements of cash provided by operating activities that are not expected to be an ongoing source of
liquidity.     Partially  as  a  result  of  distributions  of  $1,347,000  to shareholders, Cash Flows from Financing Activities, as presented in the accompanying Statements of Cash Flows, were reduced in 1992. Such distributions were suspended as a means to improve liquidity.

          As a result of increased leasing activity during 1992 and in the first nine months of 1993, it is expected that increased rental income will have a favorable affect on the Fund's 1993 and 1994 Net Cash Provided by Operating Activities. The Fund's operating properties were 91% leased at September 30, 1993, and 89% leased at December 31, 1992, as compared with 83% leased at December 31, 1991.

          Also as a result of increased leasing activity, significant cash was invested in 1992 and the first nine months of 1993 in tenant and building improvements. In 1992, capital expenditures and construction costs were $4,973,000 compared to $3,410,000 in 1991. Such increase was the result of increased leasing activity and predevelopment expenditures at the Multnomah Building and development costs at Country Hills Towne Center. Capital expenditures are expected to continue to be significant, since the Fund is committed to meet the competition it faces in leasing rentable space. However, the level of expenditures as compared with 1992 and 1993 is expected to decrease in years after 1994, since the annual rate of lease expirations is projected to decrease. The amount of funds required for development projects is expected to decline in years after 1993, since the Fund's two development projects, the Multnomah Building and Country Hills Towne Center, will either be substantially completed or no longer require capital expenditures. Future capital expenditures for tenant and building improvements are expected to be funded by Cash Provided by Operating Activities.

RESULTS OF OPERATIONS

          OPERATING TRENDS

          Substantially  all   of  the   Fund's  investments  are   in  rental
properties. The Fund has investments in three specific property types: industrial - representing 61% of rentable square footage of the portfolio, retail - representing 24% of rentable square footage of the portfolio, and office - representing 15% of rentable square footage of the portfolio. The table below presents occupancy rates at the end of each of the past three years and at September 30, 1993, for each of the three specific property types in which the Fund has investments:

                 Date                       Occupancy Rate
                -------                   -----------------
                              Industrial  Retail      Office
                              ----------  ------      -------
          December 31, 1990          91%   86%          87%
          December 31, 1991          84%   76%          76%
          December 31, 1992          91%   87%          82%
          September 30, 1993         94%   86%          85%

The primary reasons for the occupancy trends were the same for each property type. During 1991, the impact of the economic recession was reflected in a significant increase in tenant failures. Aggressive leasing activity since 1991 has resulted in improved occupancy. The percentage of industrial and retail space leased at September 30, 1993 is equal to or greater than the percentage of space leased at the end of 1990. The overall trend in the past three years for each of the Fund's property types is as follows:

          Industrial - Demand for the Fund's industrial space has been relatively constant with generally stable occupancy rates over the past three years. However, rental rates have declined as leases have expired and releasing has been at lower rates reflecting the competition for space.

          Retail - The demand for retail space has declined with the slowdown in economic growth. This has the effect of reducing rental rates in order to maintain an occupancy rates over the past three years.

          Office - The decline in the occupancy rate since 1990 for the Fund's office properties reflects the inclusion of the Multnomah Building at 100% in the 1990 occupancy rate. At the end of 1991, the Building was vacant and in the initial stages of redevelopment as an apartment building. The occupancy rate at the end of 1990 for office buildings excluding the Multnomah Building was 76%.

          Management believes that the geographic market in which a property is located has been a critical factor in determining operating results. The trend in the Fund's occupancy has been favorable in Northern California, and both occupancy and rental rates have been favorable in Colorado and Idaho, reflecting the relative strength of those economies. In Minnesota, the market has been stable with occupancy rates of 90%, but at highly competitive rental rates due to weak demand. The competition for rental space is intense in Oklahoma and Southern California resulting in occupancy and rental rates below the portfolio average and reflecting the weakness in the economies in those markets. In the Houston and Portland markets, an oversupply of retail and industrial properties, respectively, has resulted in intense price competition in order to maintain occupancy levels.

          NINE MONTHS ENDED SEPTEMBER 30, 1993 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1992

          Rental revenues increased 8% in 1993 as compared with 1992, primarily due to higher average occupancy rates. The Fund's occupancy rate increased from 86% at September 30, 1992, to 91% at September 30, 1993. In addition, the Fund recognized increased revenue from acceleration of rental payments by certain tenants in connection with early termination of their leases. However, the Fund has been forced to reduce rental rates in many cases in order to maintain occupancy rates. Therefore, continued high occupancy rates may not necessarily result in increased revenue in the future. The 1992 revenues included approximately $350,000 from Lakeridge Business Park which was sold in June of that year.

          Other income decreased 52% in 1993 due to the non-accrual of interest income on the mortgage loan collateralized by land in Sonoma, California, beginning April 1, 1992.

          Other expenses in the nine months ended September 30, 1993 and 1992 consisted primarily of litigation costs associated with legal proceedings in which the Fund was engaged or had agreed to settle. The $1.5 million decrease in these costs in 1993 resulted from a reduction in the number of matters in dispute. Management does not expect the Fund to incur any significant litigation costs in 1993 or 1994.

          During the nine months ended September 30, 1993, the borrower for the mortgage loan collateralized by the land in Sonoma, California filed for bankruptcy protection, causing a delay in realizing the expected value of the collateral. Principally as a result of the delay, the Fund made a provision for additional loss of $554,000. During 1992, the Fund made a provision of $2,330,000 for loss on the second mortgage loan secured by a shopping center in Alameda, California, because of the foreclosure actions taken by the first mortgage holder.

          Subsequent to September 30, 1993, the Fund entered into a contract to sell the Twin Oaks Executive Center in Beaverton, Oregon. On September 30, 1993, the Fund recorded a $400,000 provision for loss and reduced the carrying value of the property to the estimated net proceeds of the proposed sale.

          On June 29, 1992, the Fund sold Lakeridge Business Park and recognized a gain of $385,000 in the nine months ended September 30, 1992. There were no sales of real estate in the first nine months of 1993.

          YEAR ENDED DECEMBER  31, 1992  COMPARED TO YEAR  ENDED DECEMBER  31,
1991

          Total revenue decreased by 20% in 1992 as compared with 1991. Such decrease was primarily due to a 17% decrease in rental income resulting from the expiration of the lease on the Multnomah Building in November 1991. In 1991, the Fund recorded approximately $3.0 million of revenue from the property, or approximately 18% of rental income for that fiscal year. During 1992, the property generated no revenue as it was in the initial stage of redevelopment.

          Interest from participating mortgage loans decreased by 84% in 1992 due to the non-accrual of interest income on the Fund's first participating mortgage loan collateralized by land in Sonoma, California.

          Other revenue decreased by 69% in 1992 primarily because of a decrease in interest income recorded on notes receivable from officers. Such notes were given by officers of the Fund in exchange for shares of common stock issued to them. Two of such notes in the principal amount of approximately $1.7 million were cancelled and 225,000 shares of Common Stock acquired in 1990 and 1991 were returned to the Fund arising from the termination of the Fund's former chief executive officer. See "Certain Relationships and Related Transactions."

          Total expenses increased by 15% in 1992, largely because of a $3.3 million provision for participating loan losses and a $3 million provision for loss in value of investments in real estate. The provision for loan losses resulted from financial problems encountered in 1992 by borrowers from the Fund on its two participating mortgage loans and the foreclosure action taken by the first mortgage lender on one of the loans. The provision for loss was $106,000 and $243,000 in 1991 and 1990, respectively.

          Based on an evaluation of the amount which can potentially be realized by the Fund from the development of the Multnomah Building, the carrying value of that investment was reduced by a $3.0 million provision for loss as of December 31, 1992. No provision for loss in value was recorded in 1991.

          Operating  expense  decreased  12%  in 1992  primarily  because  the
Multnomah  Building was  removed  from  service.    The  property's  operating
expenses in 1991 were approximately $1.1 million.

          Most of the 6% increase in depreciation and amortization expense in 1992 was due to the previous completion of additional rentable square footage at the Country Hills Towne Center development and the commencement of depreciation on those improvements in 1992.

          Interest expense decreased by 9% in 1992, primarily as a result of a reduction in the average interest rate on borrowings from 9.1% to 8.4% and the capitalization of interest resulting from the Multnomah Building development. The decrease was offset in part by interest on approximately $6.9 million of increased weighted average borrowings in 1992.

          General and administrative expense increased 16% in 1992, primarily due to increased franchise taxes, directors and officers' insurance, and consulting fees.

          Other expense in 1992 was comprised primarily of costs associated with litigation in which the Fund is engaged or has agreed to settlement. The increase in 1992 costs resulted from management's initiative to accelerate the completion of litigation and reduce the number of matters in dispute.

          On June 29, 1992, the Fund sold the Lakeridge Business Park property
in Redmond, Washington,  and realized  a gain on  the sale of  $392,000.   One
property was sold in 1991 which resulted in no gain or loss to the Fund.

          The factors described above caused the Fund's net loss to increase from $2.8 million in 1991 to $11.8 million in 1992.

          YEAR ENDED DECEMBER  31, 1991  COMPARED TO YEAR  ENDED DECEMBER  31,
1990

          Rental revenue increased 3% in 1991 as compared with 1990, primarily due to increases in gross rent at the Country Hills Towne Center, following the leasing of new rentable space, and at the Multnomah Building, where the major tenant's lease was extended for one year to November 1991 at a higher rental rate.

          In 1991, interest from participating mortgage loans decreased 40% due to the non-accrual of interest income on the Fund's participating mortgage loan secured by Neptune Plaza shopping center in Alameda, California, beginning October 1, 1990. Such loan has been in default since September 1990.

          Other income increased 47% in 1991 primarily because of an increase in interest income on notes receivable from officers. In 1991, notes receivable in the approximate principal amount of $1.5 million were recorded in payment for 225,000 shares of common stock acquired by officers of the Fund.

          Operating expenses increased 6% in 1991. One component of the increase was that the cost of utilities went up 17%. A significant part of this increase was attributable to the 101 Park and BancFirst Buildings in Oklahoma City. Property taxes increased 7% largely because of property tax increases at Country Hills Towne Center due to the added value resulting from construction and property tax reassessments. These increases were offset by a 9% reduction in maintenance and repairs expense.

          Interest expense increased 7% in 1991 primarily because of additional amounts borrowed on the Fund's lines of credit and increases in new financings for acquisitions and capital improvements. These increases were partially offset by a reduction in the average interest rate to 9.1% in 1991 from 11% in 1990.

          General and administrative expenses decreased 12% in 1991, primarily because of the termination of the investment management services that were provided under the Fund's advisory agreement with its former investment manager prior to March 1, 1990 and the Fund's becoming self-administered after that date.

          Depreciation and amortization expense increased 4% in 1991 due to capital improvements at 101 Park Avenue and 6900 Place completed in 1990, as well as normal tenant improvements and additions to the Fund's computer system.

          Other expense decreased by $656,000 in 1991. These costs were comprised of the environmental cleanup at Auburn Court caused by a defaulting tenant, the cancelled acquisition of three public partnerships and legal expenses. The net cost to the Fund of the environmental clean-up was $270,000. The cost to the Fund for pursuing the acquisition of the public partnerships was $390,000.

          In 1991 there was no provision for loss in value of investments in real estate, while a $9.3 million provision was made in 1990 for the Multnomah Building and the 101 Park and BancFirst Building in Oklahoma City.

          As a result of the factors discussed above, the Fund reduced its net loss from $12.7 million in 1990 to $2.8 million in 1991.

          POTENTIAL FACTORS AFFECTING FUTURE OPERATING RESULTS

          The Fund has recorded net losses in each of the last three years. Despite the increase in operating results from improved leasing and lower nonrecurring costs, it is unlikely that the Fund will record net income within the next three years. However, the Fund expects increasing levels of cash provided by operating activities and Funds from Operations (see definition on page 17).


          The primary factor which will affect the Fund's operating results in the near-term are the demand for rental space in the markets in which its properties are located and the financial condition of the Fund's tenants. The decline in demand for commercial rental space in the past few years has resulted in a decline in rental rates for vacant and renewing space. In addition, economic difficulties encountered by tenants has resulted in lease terminations in some cases and rental concessions in others.

          One measure of the Fund's commitment to meet the intense competition to lease space is the overall physical occupancy rate. As discussed above, the weighted average occupancy rate has increased from 83% at December 31, 1991 to 89% at December 31, 1992 and 91% at September 30, 1993.

          The ability of the Fund to obtain financing for capital improvements and working capital at reasonable interest rates will also affect future performance. It is management's intention, when possible, to convert lines of credit and other variable rate debt to intermediate term financing with fixed rates.

          In the longer term, the completion of development of the remaining outparcels at Country Hills Towne Center and the potential completion of redevelopment of the Multnomah Building could have a favorable impact on rental operating results.


          The Fund will continue to evaluate each of its real estate investments and each of the markets in which those investments are located in order to determine if they meet the long-range objectives of the Fund. If the Fund determines to no longer hold an investment on a long-term basis and the current market value of that investment is less than its net book value, a loss would be recognized at the time such a determination is made. In this regard, in October 1993, the Fund entered into a contract for sale of the Twin Oaks Executive Center, which was completed on January 24, 1994. A provision for the loss of approximately $400,000 on the sale of the property was recognized as of September 30, 1993. Furthermore, as a result of an unsolicited offer, the Fund has entered into a contract that may result in the sale of the BancFirst Building in Oklahoma City. The sale, if completed under the terms of the current contract, would result in a loss of approximately $ 2.2 million. No assurance can be given that such sale will occur. Moreover, on January 27, 1994, the Fund announced its decision to explore the disposition of its real estate investments in St. Paul, Minnesota; Oklahoma City, Oklahoma; Houston, Texas; and Boise, Idaho, since the fund intends to concentrate its holdings in Northern California, Colorado and the Northwest. As the Fund's real estate investments in those markets are no longer considered to be held on a long-term basis, a $ 19.1 million provision for loss will be recognized as of December 31, 1993, in order to reduce the carrying value of the properties to their estimated net realizable values. The provision includes $ 2.2 million for the possible loss on the sale of the BancFirst Building. In addition, a $4.0 million provision for loss will be made as of December 31, 1993 to reduce the carrying value of the Multnomah Building, as a result of revisions in the development prospects for that property.



          The Fund has been engaged in negotiations with the lender on the 101 Park Avenue Office Building in Oklahoma City, pursuant to which it is likely that the Fund will transfer title to the property to the lender in full satisfaction of the debt secured by the property. If such transfer takes place, the Fund will incur a loss of approximately $4.9 million, which amount is included in the $19.1 million provision for loss discussed above.


          INFLATION

          The Fund's rental revenues in certain overbuilt real estate markets, including Oklahoma City, Houston, Southern California and Portland, have not followed the overall inflationary trends of the economy. In the future, management believes that changes in market rate rents in those areas may more closely follow the rate of inflation. Operating costs for properties in most of the Fund's markets have continued to follow inflationary trends. Because of the nature of leases in place, the majority of these operating expenses are the responsibility of the tenants and, therefore, the increase does not significantly affect the Fund's financial results, provided that the tenant has the financial capability to meet its lease obligations. The Fund's ability to borrow at fixed interest rates is also affected by both current inflationary forces and anticipated inflation.


   INVESTMENT IN REAL ESTATE AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


          The following are the Fund's policies with respect to investing in real estate, borrowing and lending money, investing in securities, engaging in transactions with affiliates and purchasing and selling investments. Except where otherwise noted, the Fund's polices may be changed by the Board without the approval of the stockholders.


INVESTMENT IN REAL ESTATE


          The Fund's investment in real estate consists of fee title ownership of 26 properties and 2 participating mortgage interests. The Fund owns multi-tenant light industrial properties, distribution centers, business parks, office buildings and shopping centers, substantially all of which are rental properties. The Fund's properties are located in nine metropolitan areas principally in the western United States. On January 27, 1994, however, the Fund announced its decision to explore the disposition of its real estate investments outside of its core markets in Northern California, Colorado and the Northwest. If the disposition program is implemented, the Fund would withdraw from the market areas of St. Paul, Minnesota; Oklahoma City, Oklahoma; Boise, Idaho; and Houston, Texas. If the Fund acquires any real estate, it may acquire equity interests in real estate through several alternate means, including the purchase of fee title, purchase-leaseback arrangements, or investment in leasehold interests. The Fund may acquire those interests alone or as a joint venturer with another entity. There is no limit on the percentage of the Fund's assets which may be invested in one property; however, none of the Fund's properties comprise more than 10% of its total assets, except for Country Hills Towne Center, which comprises 15.5% of total assets at book value. The Fund's current policy is that all investments in real property will be made only with the prior approval of a majority of the directors.


MANAGEMENT OF REAL ESTATE


          The Fund is self-administered. However, the Fund has entered into agreements with various management companies, none of which are affiliated with the Fund, for the management of its properties. The Fund manages its investments primarily with a view to capital appreciation in the long term while maximizing cash flow. As a matter of policy, the Fund holds properties on a long-term basis and it is, therefore, unusual for an investment to be sold. However, the Fund continually evaluates its properties to determine if future operating results, capital expenditures, investment strategy and market factors justify continued ownership. This process periodically results in sales of properties. See the discussion of the Fund's decision to explore the disposition of certain of its real estate investments above. In addition, property sales are a potential source of liquidity should a deficiency arise. The Fund does not have a policy as to whether its acquisitions of real estate are made primarily for possible capital gain or primarily for income, but does not intend to have more than 15% of the Fund's total assets in non-income-producing property. Furthermore, although the Fund is permitted to invest in undeveloped land, the Fund has no plans, nor is it seeking proposals, for acquisition of non-income producing or development property. However, if an investment opportunity exists in which development or construction or disposition will commence within a reasonable time after acquisition and the Board views the property as a suitable acquisition for the Fund, the Fund may acquire the property.


PURCHASE AND SALE OF INVESTMENTS


          Although the Fund does not as a matter of policy hold its properties for sale, the Fund has the authority to purchase and sell its properties without the consent or approval of its stockholders for cash, securities, or other consideration, except that under Maryland law it may not sell all or substantially all of its assets without the affirmative vote of a majority of the outstanding shares entitled to vote on such transaction. Properties acquired during the last three years are Nohr Plaza in San Leandro, acquired at a cost of $2,508,000 and the St. Paul Distribution Center in Maplewood, Minnesota, acquired from a borrower at a cost of $2,440,000. Properties sold include the Cummins Building in Renton, Washington which was sold in April of 1991 for a price of $2,810,000 , the Lakewood Business Park in Seattle which was sold in June 1992 for a price of $5,770,000 and the Twin Oaks Executive Center which was sold on January 24, 1994 for a price of $712,000. As a result of receiving unsolicited offers for such properties, the Fund has entered into a contract for the sale of the BancFirst Building in Oklahoma City. There can be no assurance that the sale will occur. See "Description of Properties." The Fund has not issued any securities in exchange for properties and has no current plans to do so in the future.



          The Fund has been engaged in negotiations with the lender on the 101 Park Avenue Office Building in Oklahoma City, pursuant to which it is likely that the Fund will transfer title to the property to the lender in full satisfaction of the debt secured by the property. If such transfer takes place, the Fund will incur a loss of approximately $4.9 million, which amount is included in the $19.1 million provision for loss discussed above.


BORROWING AND LENDING

          The Fund may borrow money for its day-to-day operations and for purposes of acquiring additional assets for refinancing existing ones. The Fund may make borrowings on a short-term or long-term basis, secured or unsecured, and may obtain borrowings from banks or other institutional investors and from other public or private sources of capital. Market financing terms available at the time of any borrowings will place a practical limit on the nature and extent of those borrowings. Furthermore, the Fund intends to keep its total indebtedness, both secured and unsecured, to no more than 75% of the asset value of the Fund's portfolio (measured at the time such indebtedness is incurred) but this policy may be changed by the Board.
Because the Fund already has a significant amount of debt, increased borrowings in the future may be limited. The Fund expects that most future indebtedness, if any, will consist of long-term borrowings secured by first and junior mortgages on individual properties owned by the Fund. There is no limit in the amount of any property which may be mortgaged or the number of mortgages which may be placed on any one property.

          Borrowings by the Fund in the last three years include a $4,000,000 loan obtained in April 1991 and secured by the Academy Place Shopping Center in Colorado Springs, a $3,300,000 loan obtained in February 1992 and secured by the Bryant Street Quad and Annex properties in Denver, a $4,000,000 loan obtained in September 1992 and secured by the Twin Oaks Business Park and Twin Oaks Technology Center in Beaverton, Oregon and a $1,229,000 loan obtained in June 1993 secured by the 6900 Place property in Oklahoma City. On June 25, 1993 the Fund also obtained a commitment for a construction loan of $1,500,000 to fund certain improvements at Country Hills Towne Center, of which $469,000 has been drawn and used for such purpose and $1,031,000 is still available. In addition, the Fund has a line of credit in the amount of $10,000,000 which is secured by four of the Fund's properties in South San Francisco and one in Fremont, California. The outstanding balance under such line of credit is $10,000,000. The fund also had a line of credit in the amount of $7,250,000 which was converted to a four year term loan on June 19, 1992 and a $2,000,000 line of credit which was converted to a three year term loan on June 1, 1993. The $7,500,000 term loan is secured by four properties in California and the $2,000,000 term loan is secured by the BancFirst Building in Oklahoma City.

          The Fund also has the authority to make loans and has made two participating mortgage loans as described in the table set forth in "Description of Property". The Fund has no current plans to make any further loans.

TRANSACTIONS WITH AFFILIATES

          The Funds' articles and bylaws do not have a provision, and the Fund does not have a policy, regarding whether directors, officers, stockholders or affiliates of the Fund may have any direct or indirect pecuniary interest in any of the Funds' investments or in any transaction to which it is a party, or whether such persons may engage for their own account in business activities of the type conducted by the Fund. Under Maryland law, directors are required to perform their duties in good faith, which would require a director to make full disclosure to the Fund if such director had a pecuniary interest in any investment proposed to be acquired or disposed of by the Fund and would require a director to make full disclosure to the Fund if such director were engaging in business activities of the type conducted or to be conducted by the Fund. Currently, no director or officer of the Fund has any pecuniary interest in its investments or is engaged in a business competitive with that of the Fund.

REPURCHASE OF SECURITIES

          The Board generally has the authority to cause the Fund to repurchase or otherwise reacquire shares of its capital stock without the consent of stockholders, except that Maryland law prohibits such repurchase unless thereafter the Fund would be able to pay its debts in the usual course and its total assets would not be less than the sum of its total liabilities. In addition, the Fund's articles of incorporation provide that if at any time the Board determines in good faith that direct or indirect ownership of any equity securities of the Fund have been or may become concentrated in one or more individuals to an extent which would cause the Fund to no longer qualify as a real estate investment trust under the Internal Revenue Code, the Board has the power to call for redemption a sufficient number of such securities which in the Board's opinion would bring the direct or indirect ownership of such securities into conformity with the requirements of the Internal Revenue Code. Such redemption may be made by lottery or other means deemed equitable by the Board. The Board has not exercised this power and does not expect that ownership of the Fund's common stock will become sufficiently concentrated in any one or more individuals that such exercise will be required. The Fund has repurchased shares of Common Stock owned by certain of its executive officers. See "Certain Relationships and Related Transactions." The Fund has also reacquired 374,302 shares of its common stock at an aggregate cost of $2,889,000 for distribution pursuant to the Fund's Dividend Reinvestment Plan. See "Market Price of and Dividends on Common Stock and Related Stockholder Matters."

REPORTS TO STOCKHOLDERS

          Since its formation, the Fund has made annual and quarterly reports to shareholders including information on business developments and, in the case of the annual report, financial statements certified by independent public accountants. The Fund intends to continue to make such reports.


RECENT BOARD ACTION


          At a meeting of the Board held on December 10, 1993, the Board determined to investigate and consider possible courses of action that could increase or maximize the value of the Fund's shares, including the possible sale or liquidation of the Fund or some or all of its assets, or effecting a
merger or  other business  combination.   Except for the Board's decision to
concentrate its real estate holdings in Northern California, Colorado and the Northwest, no specific courses of action are currently under consideration, and there is no assurance that the Fund will identify any such courses of action or that, if identified, any such courses of action would be pursued and satisfactorily achieved. As a result of its decision to concentrate its real estate holdings, the Fund is exploring the disposition of its properties in St. Paul, Houston, Oklahoma City and Boise, Idaho. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Potential Factors Affecting Future Operating Results" and "Investment in
Real Estate and Policies with Respect to Certain Activities" for a discussion of the provision for losses the Fund will recognize as of December 31, 1993 as a result of such decision.



                        DESCRIPTION OF PROPERTIES

A description of the Fund's real estate investments and participating mortgage loans is as follows:

                                                                                        Real Estate Investments
                                                                                        -----------------------
                                                                         (Amounts in thousands, except square footage amounts)

                                                                                              Net       Mortgage
                                                                                 Percent     Book        Loan
                                                                      Area      Occupied     Value      Balance
Name and Location                                                     (Sq. Ft)  12/31/92   12/31/92(1)  12/31/92
- ------------------                                                    -------   ---------  -----------  ---------
PACIFIC WEST COAST REGION
Pacific International Business Center
         301 East Grand Building            South San Francisco, CA    57,800       70%     $ 3,156       $    -
         342 Allerton Building              South San Francisco, CA    69,300      100%       3,246            -
         400 Grandview Building             South San Francisco, CA   107,000      100%       6,187            44
         410 Allerton Building              South San Francisco, CA    46,100      100%       1,352            -
         417 Eccles Building                South San Francisco, CA    24,600      100%       1,265            -
         466 Forbes Building                South San Francisco, CA    65,600      100%       3,358            -
Auburn Court Industrial Park                            Fremont, CA    68,000       76%       5,599            -
Country Hills Towne Center                          Diamond Bar, CA   156,200       89%      17,981        14,307
Franklin Business Park                                    Boise, ID    87,400       94%       2,796         1,116
Nohr Plaza                                          San Leandro, CA    12,100       89%       2,451         1,490
Imperial Garage                                        Portland, OR    70,000       97%         926           (2)
Twin Oaks Business Park                               Beaverton, OR    65,200       93%       3,918         3,982
Twin Oaks Executive Center                            Beaverton, OR    12,500      100%       1,114            -
Twin Oaks Technology Center                           Beaverton, OR    94,200       64%       5,546           (3)
Westinghouse Building                                   Fremont, CA    24,000      100%       1,895            -
- -----------------------------------------------------------------------------------------------------------------
                                                                      960,000       90%      60,790        20,939
                                                                      -------      ----      ------        ------
ROCKY MOUNTAIN/MIDWEST REGION
Academy Place Shopping Center                  Colorado Springs, CO    84,400       97%       6,357         3,937
Bryant Street Annex                                      Denver, CO    55,000      100%       1,291           (4)
Bryant Street Quad                                       Denver, CO   155,500       91%       4,662         3,257
St. Paul Business Center West                         Maplewood, MN   108,800       91%       5,284         2,983
St. Paul Distribution Center                          Maplewood, MN    77,000       96%       2,648         1,865
- ------------------------------------------------------------------------------------------------------------------
                                                                      480,700       94%      20,242        12,042
                                                                      -------      ----      ------        ------


SOUTHWEST REGION
101 Park Avenue Office Building                   Oklahoma City, OK   189,100       86%       9,447         4,392
BancFirst Building                                Oklahoma City, OK   105,800       75%       4,636            -
Camden Park Shopping Center                             Houston, TX    83,000       90%       6,833            90
Inwood Central Shopping Center                          Houston, TX    83,100       73%       5,237            -
6900 Place                                        Oklahoma City, OK    49,400       84%       3,964            -
- -----------------------------------------------------------------------------------------------------------------
                                                                      510,400       82%      30,117         4,482
                                                                      -------      ----      ------        ------
Portfolio Operations                                                                            749(5)     14,798(6)
- --------------------------------------------------------------------------------------------------------------------
TOTAL                                                               1,951,100       89%     111,898        52,261

Real estate under development
         Country Hills Towne Center(8)              Diamond Bar, CA                  -          370            -
         Imperial Garage(9)                            Portland, OR                  -           45            -
         Multnomah Apartment Building                  Portland, OR 282 Units        -        6,090         1,496
- --------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                      $118,403       $53,757       $ 6,990

FOOTNOTES:

(1) Net book value represents total acquisition cost plus cost capitalized subsequent to acquisition less provision for loss in value and accumulated depreciation.





(2) Imperial Garage is additional collateral on the loan on the Multnomah Building.

(3) Twin Oaks Technology Center is additional collateral on the Twin Oaks Business Park loan.

(4)       Bryant Street Annex is additional collateral on the Bryant
          Street Quad loan.

(5) Purchase price for trailing equity interest in properties, net of amortization.

(6) Debt includes two lines of credit and one term loan for which $14,798,000 is outstanding in the aggregate and which are collateralized by the 301 East Grand, 342 Allerton, 400 Grandview, 410 Allerton, 417 Eccles, 466 Forbes, Auburn Court, BancFirst and Westinghouse properties.

(7) Outparcels of land are being developed to add rentable space at Country Hills Towne Center.

(8) Reflects costs incurred at Imperial Garage which are part of the Multnomah Apartment Building development.

          The Fund holds fee simple title in all the properties described above.


                        PARTICIPATING MORTGAGE LOANS

                                           Security                     Principal                   Stated
                        Type of      ----------------------------      Outstanding      Maturity    Interest
                          Loan         Land      Improvements          12/31/92         Date         Rate
                      -------------  --------   -----------------   -----------------   ---------  ----------
MacArthur Estates . .  1st Mortgage   7 Acres     Single Family       $2,255,000 (1)     (1)        Prime
Sonoma, CA                                          home lots under                                 + 2%(1)
                                                    development

Neptune Plaza . . .    2nd Mortgage   2.3 Acres   Shopping Center     $1,966,000 (2)      (2)        Prime
Alameda, CA                                        (24,811 sq.ft.)                                   + 2%(2)

____________________

(1) The loan matured on November 30, 1992, and during the nine months ended September 30, 1993, the borrower filed a petition under Chapter 11 of the Federal Bankruptcy Code. The loan has been in a non-earning status since April 1, 1992, and from that date to December 31, 1992, $123,000 of interest income has not been recognized. At December 31, 1992, the Fund accounted for the loan by writing down the investment to the $1,171,000 estimated value of the collateral which the Fund would expect to receive if an actual foreclosure occurred. During 1993, as a result of the borrower's bankruptcy action, the Fund provided an additional loss reserve of $554,000.

(2) The loan matured on December 31, 1992. In July 1992, the first mortgage lender instituted a foreclosure action on the security for the loan and the Fund has provided an allowance for loan loss for the full amount of
     the loan.   The loan has been in  a non-earning status since October  1,
     1990, and from that date to December 31, 1992, $870,000 of interest income has not been recognized.



          Other than as described below, there are no plans for the improvement or development of the properties except for building improvements to maintain the competitive position of the real estate and tenant improvements in connection with new or renewed leases. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for a more specific discussion of capital expenditures for rental properties. Each of the properties will continue to be used in the same manner as presently used. Properties that are used as shopping centers and office buildings are identified as such in the table above. All other properties, other than properties under development, are used as light-industrial buildings. The Fund believes that each property is suitable and adequate for its current use and that each property is adequately covered by insurance. Other than leases under which tenants rent space, the properties are not subject to any lease, option or contract to purchase or sell the properties.

          In response to an unsolicited offer to purchase the Twin Oaks Executive Center in Beaverton, Oregon, the Fund has entered in to a contract for the sale of the property. The sale of the Twin Oaks Executive Center, if completed under the terms of the current contract, would result in a loss of approximately $400,000. Also, as a result of an unsolicited offer, the Fund is engaged in negotiations that may result in the sale of the BancFirst Building in Oklahoma City. The sale, if completed under the terms of the current offer dated November 23, 1993, would result in a loss of approximately $2,100,000. If the Fund decides to sell the property, the loss would be recognized at the time of the determination to no longer hold the BancFirst Building on a long-term basis. There can be no assurance that either sale will occur.

          The Fund competes for tenants with other owners of comparable types of properties in the local geographic areas in which the Fund's properties are located. The principal methods of competition include rental rate charged, terms of lease, free rent concessions, and tenant improvement allowances. In recent years, the combination of overbuilding and the impact of economic recession has significantly increased the level of competition. This intense competition has resulted in decreasing rental rates, particularly in the Houston, Oklahoma City, Southern California and Portland markets in which the Fund has properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more specific discussion of the impact of the foregoing factors on the Fund's financial condition, operations and liquidity.

COUNTRY HILLS TOWNE CENTER

          This Property has the highest book value of the Fund's properties at $18,351,000, including outparcels being developed, and makes up 15.5% of the Fund's portfolio.

          Description. The property is located at the northwest corner of Diamond Bar Boulevard and Cold Springs Lane in Diamond Bar, California. The street addresses of the property are 21321-21385 Cold Springs Lane and 2711-2843 Diamond Bar Boulevard and the property is considered to be located in the Greater Los Angeles Area. The property's land area is approximately 17.7 acres.

          The Center is a shopping center originally constructed in 1960 and expanded and remodeled during 1989 and 1990, with the addition of approximately 60,000 square feet of new retail space, including an eight-plex movie theater. This expansion nearly doubled the size of the original property resulting in a center totalling 156,000 square feet. During 1992 and 1993, a major grocery store, which occupies 25,600 square feet, was expanded and remodeled. During 1993, the Fund paid $700,000 of the cost of the improvements and intends to pay an additional $500,000 by March 31, 1994, at which time the rent on the store will increase from $150,000 per year to $228,000 per year.

          The fee simple title to Country Hills Towne Center is currently vested in Landsing Pacific Fund, Inc. The Fund was previously a joint venture partner in the project and took active control of the property on February 27, 1990. Prior to that time, the Fund was the major equity investor in the project.

          Mortgage Debt. Country Hills Towne Center is collateral for a first mortgage loan which had an outstanding principal balance at September 30, 1993
of $14,176,000.   The loan bears  interest equal to the Eurodollar  rate for a one-year period plus 2-1/2 percent.  For the period from March  21, 1993 to
March 21,  1994, interest  is fixed  at  6.25%.   Monthly payments  of interest
and principal are  $90,000 until the maturity  of the loan  on March 21,  1994,
at which time the remaining principal balance will be $14,078,000.   The loan
may be prepaid in whole or in part upon payment of a 3% prepayment fee.

          The property is also collateral for a second mortgage construction loan for up to $1,500,000. At September 30, 1993, $469,000 had been advanced on the loan, which provides for monthly payments of interest only at the lender's prime rate plus 1.25 percent (7.25 percent at September 30, 1993). The loan matures on March 31, 1994.

          Development Plan. At the present time, three pads remain to be developed which, in the aggregate, could support between 9,000 and 14,000 square feet of additional space. Negotiations are continuing with prospective users for two of the pad parcels. The Fund expects that development of the three pads could cost between $1.2 million and $1.8 million, depending on the use of each pad. The Fund does not intend to develop any of the pads prior to executing a lease for its occupancy and use. At September 30, 1993, the Fund had available up to approximately $1 million from a total construction loan of $1.5 million for use in the development of these pads, with the balance of the development costs to be provided from the Fund's cash reserves.

          Competitive  Conditions.   The  Greater Los  Angeles  area has  been
adversely affected by the current recession and various other factors including major cutbacks in defense spending and military base closures. In the local market, viable retail tenants are currently in a position to negotiate aggressively for the lower rental rates and greater concessions. In addition, the general economic conditions in the Greater Los Angeles area have made it more difficult for marginal and average retail tenants to prosper. This has resulted in a growth in tenant failures and a decline in the number of retail tenants seeking additional locations. The combination of these factors are likely to keep effective rental rates from rising as quoted rental rates in the immediate area have declined over the past year.

          Operating  Data.   The percentage  of space  leased and  the average
effective annual rental rate per square foot for each of the last five years are as set forth below:

                  Year           Occupancy Rate          Rental Rate(1)
                  -----          --------------          --------------
                  1988                 92%                 3.67(2)
                  1989                 82%                 5.02(2)
                  1990                 91%                 7.67
                  1991                 89%                12.02
                  1992                 89%                11.89
                  1993                 89%(3)             11.97(4)

- -------------

   (1)     Expressed as dollars per square foot.

   (2) Represents rents in place prior to the Center's expansion and redevelopment which was substantially completed in 1990.

   (3)     As of September 30, 1993.

   (4)     First eight months of 1993 annualized.



 Tenants that occupy 10% or more of the property are as set forth below:

Principal        Lease            Square
 Business         Expiration       Feet             Renewal Options
- ----------       -----------     --------         ----------------
             (Amounts in thousands, except per share amounts)


Food Sales       8/31/2011        25,600          Three 5-year options



Drug &           5/31/2009        21,440          One 10-year option
Sundry Sales

Movie            10/3/2009        23,428          Three  successive
Theater                                           options for 15 years,
                                                  10   years, and 5
                                                  years, respectively
Principal
 Business          Rent per Annum
- ----------        ---------------



Food Sales       $120,000, increasing  to $150,000
                  on 10/1/93, and to $228,000 on
                  3/31/94

Drug &           $81,686, increasing  to $97,766 on
Sundry Sales      6/1/99

Movie            $356,477  increasing  to  $393,590
Theater          on  10/4/94,  plus adjustment  for
                 percentage   change   in  Consumer
                 Price Index  in 2000 and  2005, or
                 $91,369, whichever is less





                 The principal business of the property's other tenants is the sale of retail goods and services, and includes a bank, florist, photo developing, restaurants, pet store, dry cleaner, clothes store, and jeweler, among others.

                 The following presents the schedule of lease expirations for each of the next ten years:

                Number of            Square           Annual         Percentage of
Year             Tenants              Feet            Rental        Gross Annual Rental
- -----           ---------           --------        ----------      -------------------
1993                 1                1,600         $  44,000             2.0%
1994                 2                2,400            67,000             3.1%
1995                 11              14,568           391,000            17.7%
1996                 5                6,922           175,000             7.9%
1997                 1                2,760            58,000             2.7%
1998                 4                6,720           132,000             6.0%
1999                 3               13,050           191,000             8.7%
2000                 1                1,200            37,000             1.7%
2001                 -                  -                -                 -
2002                 -                  -                -                 -
2003                 -                  -                -                 -



     Depreciation for tax purposes is calculated using the straight-line method based on the following:

                                            Federal Tax
    Property Component                       Cost Basis          Life
    ---------------------                   -----------        -------
    Building and Building Improvements       $16,231,000       31.5 years
    Land Improvements                            812,000         15 years
    Furniture and Equipment                      22,000           7 years
                                             ___________
                                             $17,065,000
                                             ===========

      The property tax rate, including direct assessments, is 1.32 percent of assessed value and annual property taxes for the fiscal year ended June 30, 1993 were $327,000. Estimated taxes on the improvements intended to be made at the property are approximately $35,000 per year. The property is adequately covered by insurance.

                           INCOME TAX CONSIDERATIONS

          The following discussion provides a summary of federal income tax considerations material to the ownership of Common Shares of the Fund. It also summarizes the material federal income tax consequences applicable to the Fund stockholders upon the issuance of the Rights, and to Holders upon the exercise of the Rights. The following summary, which sets forth the opinions of the Fund's counsel, Greene, Radovsky, Maloney & Share, is based upon such counsel's interpretation of the Code, the Treasury Regulations promulgated thereunder, published rulings of the Internal Revenue Service (the "Service"), and court decisions. No assurance can be given that the conclusions set forth below would be sustained by a court, or that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements expressed herein. This discussion does not purport to deal with all aspects of taxation that may be relevant to each separate stockholder in light of its particular circumstances, particularly if such stockholder is a tax-exempt organization, a foreign entity, or a person who is not a citizen or resident of the United States.


          Stockholders should not view the following analysis as a substitute for careful tax planning. Hence, each prospective stockholder is encouraged to consult his or her own personal tax advisor. The Fund satisfies the requirements for qualification as a real estate investment trust (a "REIT"), and its method of operation as herein described should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Fund as to factual matters. Further, this opinion is based upon the factual representations of the Fund concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Fund's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below. These results will not be reviewed by Greene, Radovsky, Maloney & Share, and it will express no opinion with respect to them. Accordingly, no assurance can be given that the actual results of the Fund's operation for any single taxable year will satisfy such requirements. No ruling has been requested from the Service as to the qualification of the Fund as a REIT.


          If the Fund continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income, if any, is distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) which generally results from an investment in a corporation. Nevertheless, the Fund will be subject to Federal income tax as follows: First, the Fund will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Fund may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Fund has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Fund has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Fund should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Fund fails the 75% or 95% test, multiplied by a fraction intended to reflect the Fund's profitability. Sixth, if the Fund should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Fund would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Finally, if the Fund acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Fund's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Fund recognizes gain on the disposition of such asset during the ten year period beginning on the date on which such asset was acquired by the Fund, then, to the extent of the excess of the fair market value of such asset over its tax basis, such gain will be subject to tax at the highest regular corporate rate pursuant to regulations of the Internal Revenue Service that have not yet been promulgated.

SUBSCRIPTION RIGHTS

          Issuance  of the Rights.   The Fund stockholders  will not recognize
taxable income upon receipt of the Rights.


          Basis and Holding Period of the Rights. Except as provided in the following sentence, a stockholder's basis in the Rights received pursuant to the Rights Offering will be zero. If (1) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value of the Common Stock (on that date) with respect to which the Rights are received, or (2) the stockholder elects, by virtue of a statement attached to his/her federal income tax return for the taxable year in which he or she receives the Rights, to allocate part of his/her basis in such Common Stock to the Rights, then, upon exercise of the Rights, the stockholder's basis in such Common Stock will be allocated between the Common Stock and the Rights in proportion to their relative fair market values on the date of Issuance.





          Exercise of the Rights: Basis and Holding Period of Underlying Shares. Rights holders will not recognize gain or loss upon the exercise of their Rights. The basis of the Common Stock so acquired will be equal to the sum of the Subscription Price paid for the Common Stock and the basis (if any) of the Rights exercised. The holding period for Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

          Expiration  of  the Rights.   The  Fund  stockholders who  allow the
Rights received by them to expire unexercised will not recognize gain or loss.


REQUIREMENTS FOR QUALIFICATION AS A REIT


          The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or certificates; (3) which (but for Sections 856 through 859 of the Code) would be taxable as a domestic corporation; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, during the last half of each year, directly or indirectly, by five or fewer individuals; and
(7) which meets three other tests described below.

          Since the Fund is a corporation organized under the laws of the state of Maryland, and is neither a financial institution nor an insurance company, it satisfies the first four requirements described above. Further, based on required filings to be made by stockholders under the Securities Exchange Act of 1934, the beneficial ownership of the Fund is held by more than 100 persons, and not more than 50% of the Fund's stock is owned by five or fewer individuals. Finally, as discussed below, counsel believes the Fund should satisfy the remaining tests to qualify as a REIT.

          Income Tests. The Fund must satisfy three annual gross income requirements to maintain its qualification as a REIT. First, at least 75% of the Fund's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Second, at least 95% of the Fund's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Fund's gross income (including gross income from prohibited transactions) for each taxable year. If the Fund fails to meet either the 75% or 95% test described above, but nevertheless maintains its qualification as a REIT (i.e., because the failure was due to reasonable cause and not willful neglect), a 100% tax will be imposed on the greater of the amount by which it fails either test, multiplied by a fraction intended to reflect the Fund's profitability.

          Rents received by the Fund will qualify for the 75% of income test ("rents from real property") only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. Nonetheless, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross revenue. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The Fund, however, may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

          "Interest" on mortgages secured by real estate which qualifies for the 75% of income test generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. Nonetheless, an amount received or accrued generally will not be excluded from the term
"interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

          Asset Test. The Fund, at the close of each quarter of its taxable year, must satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the Fund's total assets must consist of real estate assets, cash, certain cash items and government securities. Second, not more than 25% of the Fund's total assets may be represented by securities other than those under the 75% test. Third, not more than 5% of the value of its total assets may consist of securities of a single issuer (if such securities are not includible under the 75% test). Finally, the Fund may not own more than 10% of any single issuer's outstanding voting securities (if such securities are not includible under the 75% test), unless the issuer is a qualified REIT subsidiary.

          Annual Distribution Requirements. To qualify as a REIT, the Fund must generally distribute to its stockholders an amount equal to 95% of the Fund's "REIT taxable income" and 95% of the after-tax income from foreclosure property. This amount, which is computed without regard to the dividends paid deduction and the Fund's net capital gain, must be paid in the taxable year to which it relates or in the following taxable year if declared before the Fund timely files its tax return for such year and paid on or before the date of the first regular dividend distribution after that declaration. To the extent the Fund does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," it is subject to tax at regular ordinary and capital gains corporate tax rates. Furthermore, if the Fund should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods which was not subject to corporate income tax, the Fund would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.


FAILURE TO QUALIFY AS A REIT


          If the Fund fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Fund would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Fund fails to qualify would not be deductible by the Fund nor would the Fund be required to make any distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Fund also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Fund would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

          As long as the Fund continues to qualify as a REIT, distributions made to the Fund's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be treated as ordinary income. Moreover, corporate stockholders will not be entitled to a dividends received deduction. Capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Fund's actual net capital gain for the taxable year) regardless of whether the stockholder held the stock for the requisite long-term holding period. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent the Fund's distributions to its stockholders exceeds current and accumulated earnings and profits, the distributions are considered a return of capital. Such distributions simply reduce the adjusted basis of the stockholders' aggregate basis in their stock and are not taxable to that extent. To the extent that such distributions cumulatively exceed a stockholder's adjusted basis, such distributions are taxable as capital gain, assuming the stock is a capital asset in the stockholder's hands. Such gain will be long-term or short-term capital gain depending on the stockholder's holding period for his or her stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Fund.

          If the Fund makes capital gain dividends, stockholders will treat those dividends as long-term capital gain. Stockholders who sell their shares at a loss after owning them for six months or less will be required to treat that loss as a long-term capital loss to the extent of any prior capital gains distributions they received with respect to such shares.

BACKUP WITHHOLDING

          The Fund will report to its stockholders and the Service the amount of any dividends paid during each calendar year and the amount of tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 20% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Fund with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

          In Revenue Ruling 66-106, the Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive  in nature  and  subject to  revocation  or modification  by  the
Service. Based upon Revenue Ruling 66-106 and the analysis therein, counsel believes that distributions by the Fund to a stockholder that is a tax-exempt entity generally will not constitute UBTI provided the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Certain tax-exempt entities, however, are subject to income taxation on their investment income independently of the UBTI rules. Dividends from the Fund would be taxable
income  to  such  taxpayers.    Stockholders  with  questions  concerning  the
taxability of dividends they may receive should consult their own tax advisors.

          As noted above, the Code generally requires that more than 50% of the value of voting power of a REIT be owned by five or fewer individuals. For this purpose, certain organizations are treated as individuals, including a pension or profit sharing trust described in 401(a) of the Code (a "Qualified Trust"). The Revenue Reconciliation Act of 1993, among other things, amended Section 856(h) of the Code by adding paragraph (3) thereto to provide that, under certain circumstances, in determining whether the stock ownership test has been met, any stock held by a Qualified Trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such Trust. Nonetheless, if such "lookthrough" is necessary in order to avoid failing the stock ownership test, a portion of the income of the Fund may be treated as unrelated business taxable income in the hands of stockholders who otherwise would be exempt from federal income tax. The Fund does not anticipate being subject to the special requirements and, in fact, has included restrictions in its organizational documents intended to avoid the violation of the ownership test without the necessity of looking through to the beneficial owners of a Qualified Trust.

TAXATION OF FOREIGN STOCKHOLDERS

          Any dividends paid to foreign stockholders attributable to the Fund's operating income and dispositions of real estate investments generally will be subject to United States income tax and withholding by the Fund at a 30% rate, subject to reduction by applicable treaties. (The applicable withholding rate on dividends classified as capital gain distributions is 34%.) Potential foreign stockholders are strongly urged to consult their personal tax advisors regarding the United States tax consequences of an investment in the Fund.

STATE AND LOCAL TAXES

          The Fund and its stockholders may be subject to state or local taxation in various state and local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Fund and its stockholders may not conform to the federal income tax treatment described above. Thus, Fund stockholders should consult their own tax advisors concerning the state and local tax treatment of an investment in the Fund.


                       MARKET PRICE OF AND DIVIDENDS ON
                 COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          The  Fund's Common Stock was  listed on the  American Stock Exchange
effective December 5, 1988.   The high and low sales price  for each quarterly
period during 1991, 1992 and 1993 is as follows:


                          1991           1992             1993
                     ------------   -------------   ---------------
                      High   Low     High    Low      High     Low
                      ----   ---     ----   ----      ----     ---
1st Quarter         $7.625 $6.125   $5.250 $4.750    $3.825   $3.000
2nd Quarter          7.625  6.375    5.250  4.500     3.375    3.000
3rd Quarter          7.500  6.500    4.825  3.375     3.375    3.125
4th Quarter          6.825  4.625    3.625  3.000     4.125    3.25






As of February 11, 1994, the closing sale price of a share of the Common Stock was $______.





          There were approximately 8,800 holders of record of the Fund's shares of common stock as of December 31, 1993. However, the Fund estimates the number of stockholders to be approximately 15,000 since certain shares of record are held by nominees.


          The following table  sets forth distributions  to holders of  record
during 1990,  1991 and  1992.   Of the distributions  paid during  these three
years, 100% were non-taxable return of capital.

Date Paid    Amount Per Share     Date Paid  Amount Per Share   Date Paid     Amount Per Share
- ---------    ----------------     ---------- ----------------   ---------     ----------------
03/15/90        $0.20              03/15/91        $0.20       03/23/92           $0.12
06/15/90         0.20              06/15/91         0.20       06/15/92            0.12
09/15/90         0.20              09/15/91         0.20
12/15/90         0.20              12/15/91         0.12


          At a Board meeting held August 7, 1992, the Board voted to suspend payment of a distribution for the remainder of calendar year 1992. The Board reviewed the policy at a meeting held January 21, 1993, and while the Board will regularly review the policy, the Fund is not expected to pay a distribution during calendar year 1993. See Management's Discussion and Analysis of Financial Condition and Results of Operations, for a more specific discussion of the Fund's liquidity and the availability of funds for distribution.



          The  Fund  has  a  Dividend  Reinvestment  Plan  designed  to enable
stockholders   to  have  distributions,  when  they  are  paid  by  the  Fund, automatically invested in additional shares of the Fund. Registrar and Transfer Company, which is unaffiliated with the Fund, acts as agent for those stockholders who wish to participate in the Plan. The shares required to fulfill the requirements of the Plan will be purchased on the open market or at the direction of the Board, directly from the Fund at a 5% discount from the open market price. The Fund registered 400,000 Common shares in December 1991 for possible issuance under the Plan.


          In the fourth quarter of 1989, the Board approved a stock repurchase program under which the Fund may repurchase shares from time to time on the open market. Since the inception of the program, 374,302 shares have been acquired at an aggregate cost of $2,889,000.


                                 CAPITAL STOCK

          The summary of the terms of the capital stock of the Fund set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the charter and bylaws of the Fund.

          GENERAL.


          The Fund's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.001, and 5,000,000 shares of preferred stock, par value $.01. The Fund may issue the preferred stock in classes or series and with any rights, privileges and preferences the Board may determine, without any action or consent by the Fund's stockholders. The Fund is authorized to issue shares of preferred stock in as many series as the Board may determine. The Board may classify or reclassify any unissued shares of preferred stock by setting or changing the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, and qualifications or terms of redemption of such preferred stock. Upon completion of the Rights Offering, assuming subscriptions are received for all available shares, the Fund will have 7,441,421 shares of Common Stock and no preferred stock outstanding.


          While the Board has not issued any preferred stock or other senior securities and has no present intention of doing so, it may issue preferred stock or senior debt securities at any time in the future without the consent of the stockholders. A future issuance may dilute materially the voting power of the stockholders of Common Stock and limit future dividends and distributions otherwise payable to the stockholders. However, under the rules of the American Stock Exchange on which the Common Stock is listed, stockholder approval is required as a prerequisite for listing additional shares issued in connection with the sale or issuance by the Fund of Common Stock, or securities convertible into Common Stock, at a price less than the greater of book or market value of such stock if such sale or issuance, or such sale and issuance together with sales by officers, directors or principal stockholders, equals 20% or more of the then outstanding Common Stock.
Therefore, as a practical matter, if the Board were to propose to issue preferred stock or other senior securities convertible into common stock in an amount equalling or exceeding 20% of the outstanding common stock at a price that was less than the greater of book or market value, stockholder approval would be required.

          The Fund's articles of incorporation (the "Articles") provide for a classified board of directors. There are three classes of directors, and each class is elected every three years.

          COMMON STOCK.

          The holders of the Fund's Common Stock have the right to one vote for each share of Common Stock held on all matters submitted to the vote of the stockholders. The stockholders of record may cast votes at stockholder meetings either in person or by proxy. The stockholders do not have the right to cumulate their votes for the election of directors. The holders of the Common Stock have the right to receive ratably any dividends the Board may declare from time to time from funds legally available for the payment of dividends; provided that, dividends may be paid only if after such payment the Fund would be able to pay its debts in the usual course and its assets would not be less than the sum of its total liabilities plus the amount needed to satisfy senior preferential rights on dissolution. In the event of a liquidation, dissolution or winding up of the Fund, the holders of Common Stock have the right to share ratably in all assets remaining after the payment of creditors of the Fund and the liquidation preference accorded to the holders of any preferred stock then outstanding. The holders of Common Stock have no right to convert or exchange any of their shares into shares of any other classes of stock issued by the Fund in the future. The holders of Common Stock do not have any preemptive rights regarding the subscription to any future issuances of stock by the Fund.

          Under the Articles, no holder of Common Stock is permitted to transfer Common Stock to another person if such second person, as a result of such transfer, would beneficially hold securities of the Fund equal to or greater than ten percent of the total voting power of the Fund issued and outstanding on the date of such attempted transfer. If a holder of securities of the Fund is prevented from registering a transfer of any such securities as a result of such restrictions, then the Fund may: (a) consent in writing to such transfer (although such consent may be conditioned upon designating all or a portion of such shares as non-voting shares in the hands of the proposed transferee); or (b) agree to purchase all of such securities from the holder for cash at the fair market value thereof; or (c) arrange for a third party or parties to agree to purchase all of such securities from the holder for cash at the fair market value thereof; or (d) any combination of (a), (b) or (c).
 If any person shall nonetheless become the beneficial owner of ten percent (10%) or more of the total voting power of the Fund without having received the prior written consent of the Fund that all such shares shall have full voting powers, such person shall be permitted to vote only that number of shares as shall equal one less than the number that equals ten percent (10%) of such outstanding voting power. Such person shall, however, retain all other incidents of ownership of such securities.


          If the Board at any time and in good faith is of the opinion that direct or indirect ownership of any equity securities of the Fund has been or may become concentrated in one or more individuals to an extent which is contrary to the requirements of the REIT provisions of the Internal Revenue Code, as then in effect, the Board has the power to: (i) by law or other means deemed equitable by the Board, call for redemption a number of such shares sufficient in the opinion of the Board to maintain or bring the direct or indirect ownership of such shares of the Fund into conformity with the requirements of the REIT provisions, and (ii) refuse to register the transfer of shares to any person whose acquisition of the shares in question would, in the opinion of the Board, result in a violation of the REIT provisions. The redemption price is equal to the fair market value of such shares as reflected in the average price quotations for the common stock for the last thirty days prior to the Board's call for redemption, or, if no quotations for the shares are available, as determined in good faith by the Board. From and after the date fixed for redemption the holder of any shares so-called for redemption shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price fixed as aforesaid.



          The Fund has entered into a Rights Agreement with a rights agent designed to ensure that all Fund stockholders receive fair and equal treatment in the event of any proposed takeover of the Fund and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Fund without paying all stockholders a control premium. The Rights Agreement provides that if any stockholder becomes the beneficial holder of 25% or more of the Common Stock, the Fund will distribute to its stockholders rights to purchase Common Stock entitling the holder of each right to purchase a number of shares of the Fund's Common Stock having a market value at that time twice the rights' exercise price. Rights held by the 25% holder would become void and would not be exercisable to purchase shares at the bargain purchase price.



CERTAIN PROVISIONS OF MARYLAND LAW

          Section 3-602 of the Maryland General Corporation Law ("MGCL") prevents a Maryland corporation from engaging in any "Business Combination" (defined to include mergers, consolidations or share exchanges) with an "Interested Stockholder" (generally defined as a beneficial owner of 10% or more of a corporation's voting power) for five years following the date such person became an Interested Stockholder unless, among other exceptions, (i) before such person becomes an Interested Stockholder, the board of directors of the corporation approved the transaction pursuant to which such person became an Interested Stockholder; or (ii) the Interested Stockholder became an Interested Stockholder at any time in the prior five years solely through inadvertence, and the Interested Stockholder divests itself of a sufficient amount of the corporation's voting stock so that it no longer is the beneficial owner of 10% or more of the corporation's voting stock.

          Unless exempted by the statute, in addition to any vote otherwise required, a Business Combination with an Interested Stockholder that is not prohibited by the provisions of Section 3-602 must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the voting stock of the corporation, and must also be approved by two-thirds of the voting stock, excluding voting stock held by the Interested Stockholder who will be a party to the Business Combination or by an affiliate or associate thereof.

          A corporation may elect not to be governed by Section 3-602. The Board has by resolution elected not to be governed by Section 3-602; however, it has the power to repeal this resolution, in whole or in part, at any time.

LIMITATION OF LIABILITY AND INDEMNIFICATION

          The Articles provide that the personal liability of a director for monetary damages are eliminated to the fullest extent permissible under law. Under Maryland law, the personal liability of a director for monetary damages in an action brought by or in the right of a corporation or its stockholders may be eliminated, except for the liability of a director resulting from (i) acts or omissions involving active and deliberate dishonesty or bad faith,
(ii) any transaction from which a director derived an improper personal benefit or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. The Articles and the Fund's bylaws contain provisions which require the Fund to indemnify its officers, directors and employees to the extent permitted by Maryland law.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers and controlling persons of the Fund pursuant to the foregoing provisions or otherwise, the Fund has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


          There are currently outstanding 5,953,137 common shares , 200,000 warrants to purchase common and 75,000 options to purchase common shares. There is no cumulative voting. Each common share entitles the holder to one vote on all matters.


          The following table sets forth information with respect to the ownership of common shares by any person who is known by the Fund to be the beneficial owner of more than 5% of the outstanding common stock of the Fund. Pursuant to the Rights Offering, each stockholder will receive the Basic Subscription Privilege and the Oversubscription Privilege. Until the expiration of the Rights Offering, it is impossible to predict how many of the stockholders will subscribe to the Rights Offering. As a result, it is impossible to predict the ownership after the Rights Offering of those stockholders listed below.



               Name and Address           Beneficially Owned      Outstanding
                                                                     Shares
          ---------------------------     ------------------      -----------
          Tweedy, Browne Company L.P.         311,285(1)           5.2%
           and TBK Partners, L.P.
          52 Vanderbilt Avenue
          New York, New York  10017

          David S. Gottesman,
          Arthur Zankel and
          Daniel Rosenbloom
           (collectively)                     452,100(2)           7.6%

          Gary K. Barr                        324,060(3)           5.4%


- --------------------------
   (1) According to a Schedule 13D, dated November 23, 1992, Tweedy Browne Company L.P. ("TBC") reported that it may be deemed to beneficially own 278,985 shares of the Fund which are held in various TBC customers' accounts with
          respect to  which TBS has  investment discretion.   In the
          Schedule 13D, TBK Partners, L.P. ("TBK") reported that TBK
          owns  directly 32,300  shares of  the Fund.   TBC  and TBK
          reported that they may be deemed to be members of a group which may be deemed to be the beneficial owner in the aggregate of 311,285 shares of common stock.

   (2) As reported on Schedule 13D filed on May 22, 1992, Mr. Gottesman, Mr. Arthur Zankel and Mr. Rosenbloom reported that such filing was made as a group for informational purposes only, but disclaimed that they were a group. Arthur Zankel is the brother of Martin Zankel, the Fund's Chief Executive Officer and Chairman of the Board.


   (3) Included in this amount are 124,060 shares held directly, and 200,000 warrants to purchase common shares at $9.50 per share,
          which are owned by The  Landsing Corporation.   The warrants
          expire March 31, 1995. Mr. Barr formerly served as the Fund's Chief Executive Officer.



          The following  table sets forth the holdings of common stock of each
Director and Executive Officer  of the Fund as of  December 31,  1993, and all
Directors and  Officers as  a group.   Each of the  Directors and  the Officer
owning  shares  has  indicated that  he  will  exercise  his respective  Basic
Subscription Privilege but none of such persons has determined whether he will
exercise  his  Oversubscription Privileges.    Furthermore,  it  will  not  be
possible to determine until after the Expiration Date the number of Shares any such person would  be entitled  to purchase pursuant  to the  Oversubscription
Privilege if  exercised.  As  a result,  it is not  possible to determine  the
percentage   ownership  of   such  persons   following  the   Rights  Offering
individually,  and as a  group; however, the  percentage ownership of  none of such persons will be lower than prior to the Rights Offering.



                                                                     Number of Shares           Percentage of
Name                              Position                          Beneficially Owned        Outstanding Shares
- -----                            ----------                         -------------------       ------------------
J. Arthur deBoer                  Director                              1,000(2)                       *
Robert K. McAfee                  Director                              4,000(2)                       *
Frank A. Morrow                   Director                              2,500(2)                       *
Frederick P. Rehmus               Director                             29,700(2)                       *
Norman H. Scheidt                 Director                             72,900(2)                      1.2%
Martin I. Zankel                  President, Chief Executive           85,800(1)                      1.4%
                                   Officer and Director
Joseph M. Mock                   Executive Vice President                    -                         -
                                   and Chief Operating Officer
Dean Banks                        Chief Financial Officer                    -                         -
All Executive Officers and Directors as a Group                        195,900                        3.3%

*        Less than 1%.
- --------------------------------

   (1) In addition, on May 14, 1993, Mr. Zankel was granted options to purchase 50,000 common shares under the Employee Stock Incentive Plan at $3.25 per share.

   (2) In addition, on May 14, 1993 each director other than Mr. Zankel was granted options to purchase 5,000 common shares under the 1993 Directors Stock Option Plan at $3.25 per share. See "Executive Compensation -- Director Compensation".



                                                                  Director/Officer      Term
      Name                   Age           Position                     Since          Expires
    -------                 ----   ---------------------          ----------------     -------
  Martin I. Zankel           59    Chairman of the Board,             1991(1)           1995
                                      President and Chief
                                      Executive Officer
  J. Arthur deBoer           68     Director                          1989              1996
  Robert K. McAfee           63     Director                          1988              1995
  Frank A. Morrow            54     Director                          1988              1994
  Frederick P. Rehmus        59     Director                          1989              1996
  Norman H. Scheidt          59     Director                          1993              1994
  Joseph M. Mock             54     Executive Vice President          1993
                                           and Chief Operating Officer
  Dean Banks                 52     Chief Financial Officer,          1992
                                            Treasurer & Secretary

- --------------------------------

   (1)  Mr. Zankel was elected in 1991, but began serving in January of 1992.


          Martin I. Zankel. Mr. Zankel has served as Chairman of the Board since May 22, 1992, Chief Executive Officer since July 17, 1992, and President since September 13, 1993. He has been a Senior Partner in the law firm of Zankel & McGrane or its predecessor since 1974. Mr. Zankel has been active in real estate investment and development as a principal for 30 years. He also serves as a director of Bedford Property Investors, Inc. (formerly ICM Property Investors Incorporated).

          J. Arthur deBoer. Mr. deBoer has served as consultant to financial institutions since 1986. Mr. deBoer has been Senior Vice President and Manager of the Special Asset Department of The Pacific Bank since November 1992. He served as Senior Vice President at Westamerica Bank from 1987 to 1991 where he managed the Special Asset Department and then served as the credit administrator for real estate construction loans.

          Robert K. McAfee. Mr. McAfee has been Principal of Robert McAfee & Associates, Penn Valley, California, a firm specializing in finance and investment consultation since 1983. Mr. McAfee is a Director of XIOX Corporation, a software development company.

          Frank A. Morrow. Mr. Morrow has been a Principal of Frank Morrow & Associates, San Francisco, California, a real estate development firm since 1984. From 1980 through 1984, he served as director of real estate for Stanford University, with responsibility for managing the real estate investments of the University's endowment fund as well as management, acquisition, leasing and sale of the real property owned directly by the University.

          Frederick P. Rehmus. Mr. Rehmus is President of Brownson, Rehmus & Foxworth, a national financial advisory and investment counseling firm where he has served as President since 1978.

          Norman H. Scheidt. Mr. Scheidt is President of Independent Holdings, a real estate management and development firm in San Francisco, California. He is also a general partner of McDonald-Halliday Enterprises, a partnership which owns and operates commercial real estate.

          Joseph M. Mock. Mr. Mock joined the Fund in October 1993 as Executive Vice President and Chief Operating Officer. Most recently Mr. Mock was a principal of Byron Partners, Inc., a real estate management firm in Kentfield, California, where he acted as consultant to major banks and corporations in the reorganization and management of properties throughout California. He has also held the position of Vice President of Portfolio Management for Eastdil Realty, Inc. of San Francisco, providing asset management for their pension fund clients. Mr. Mock spent 17 years with Grubb & Ellis Company, during the last 8 of which he directed its asset management division.

          Dean Banks. Mr. Banks joined the Fund in September 1992 as Chief Financial Officer, Treasurer and Secretary. He served as Chief Financial Officer for Grubb & Ellis Realty Income Trust and Gru bb & Ellis Realty Advisors, Inc. from 1985 to 1992. Mr. Banks has 20 years of experience in financial management for real estate investment trusts.


                            EXECUTIVE COMPENSATION

          The following table sets forth information regarding executive compensation as of December 31, 1992, the end of the Fund's most recent fiscal year:

                                                                  Long-Term(1)
                                      Annual Compensation        Compensation       All
Name and Principal                ------------------------------     Awards        Other
     Position                     Year       Salary       Bonus      Options      Comp.(2)
- ------------------                ----       ------       -----      -------      --------
Martin Zankel, Chief              1992      $ 72,000(3)       -         -
 Executive Officer

Mark Wyman, Chief                 1992     $149,000       $30,000                 $10,000
 Operating Officer(6)             1991      140,000        40,000                   6,000
                                  1990      137,000        42,000   $100,000(5)     7,000

Dean Banks, Chief                 1992     $ 26,000(4)        -          -
 Financial Officer

__________________________

   (1)  No awards  or pay-outs pursuant to  long-term incentive plans  were made
   during the  fiscal years shown.   Mr. Wyman purchased restricted  stock from
   the Fund at Market price pursuant to his former employment agreement, which transaction is discussed in "Certain Relationships and Related Transactions."

   (2) Includes a $6,000 per year automobile allowance and matching funds contributed by the Fund under the Fund's 401(k) Plan, a defined contribution plan pursuant to which eligible employees may contribute through payroll deductions. The Fund makes contributions to the Plan equal to 50% of up to the first 6% of each employee's contribution (subject to certain limitations).

   (3) Includes Mr. Zankel's 1992 compensation as a director prior to November 1992. Mr. Zankel currently receives an annual salary of $150,000 and receives no separate compensation as director. Mr. Zankel has served as Chief Executive Officer since July 17, 1992.

   (4) Mr. Banks joined the Fund on September 28, 1992, and receives annual compensation of $100,000.

   (5) See "Certain Relationships and Related Transactions."

   (6) As of September 30, 1993, Mr. Wyman was no longer an employee of the Fund.


          None of  the executive officers of the Fund has a written employment
contract  or   any  other   plan  or   arrangement  regarding   employment  or
compensation.


DIRECTOR COMPENSATION

          The annual director compensation of the Fund is $10,000 per year and the regular meeting fee is $1,500 per meeting. Each director also receives $600 for each special meeting he attends in person and $300 for each telephone conference meeting in which he participates. Members of the Compensation and Audit Committees receive $600 for each committee meeting, unless the meeting is held on the same day as another type of meeting. When two or more types of meetings are held on the same day, directors will be paid for one meeting at the highest meeting rate. The Fund reimburses each director for his travel expenses. A majority of the Board may change the compensation arrangement at any time. In addition to the foregoing, on May 14, 1993, the Board approved the 1993 Director's Stock Option Plan pursuant to which each director who was not also an employee of the Fund received options to purchase 5,000 common shares, and pursuant to which at the beginning of each year, each Director who is not also an employee of the Fund will receive options to purchase a number of common shares equal to the annual base director compensation divided by the market price of one common share on the date before the date of grant. Such options will vest over a four year period.

          Directors who are salaried employees of the Fund do not receive any compensation for board or committee service.

          Directors providing consulting services to the Fund may also receive up to $150 per hour, subject to a limit of $1,000 per day. Since July 1992, the Fund has had an unwritten arrangement with Mr. Frank A. Morrow pursuant to which he is providing consulting services with respect to the redevelopment of the Multnomah Building. Mr. Morrow monitors the performance of the predevelopment project manager, represents the Fund relative to prospective sources of equity and debt financing, coordinates with regulatory agencies and provides consultation on other activities related to the redevelopment of the property. Under his arrangement with the Fund, Mr. Morrow receives compensation for his services at the rate the Fund regularly pays directors for consulting services up to a maximum of $4,000 per month. In 1992, Mr. Morrow was paid a total of $20,000 for consulting services. It is anticipated that this arrangement will terminate in December 1993.

          In order to attract and retain qualified members of the Board and to provide additional incentive by offering them an opportunity to obtain a proprietary interest in the Fund, the Board adopted, and on August 6, 1993, the stockholders approved, the 1993 Directors' Stock Option Plan (the "Directors' Plan") pursuant to which options to purchase Common Stock may be granted to directors who are not employees of the Fund. There are five directors eligible to participate in the Director's Plan and 75,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the Directors' Plan.

          On May 14, 1993 each director, other than Martin Zankel, who is an employee of the Fund, was granted an option to purchase 5,000 shares of Common Stock under the Directors' Plan. Thereafter, on January 1 of each year, each director then in office will be granted an option to purchase a number of shares of Common Stock which is equal to the amount of the annual directors' fee payable to such director during such year divided by the fair market value for one share of Common Stock on such date. For the purposes of the Directors' Plan, the fair market value of the Common Stock will be the last reported sale price on the American Stock Exchange on the trading day before the date that any options are granted thereunder. Each option granted under the Directors' Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant.

          During the first year after an option is granted under the Directors' Plan, no portion of such option will be vested. Thereafter, on each succeeding anniversary of the grant date, such option will vest with respect to 25% of the shares subject to the option, such that after the fourth anniversary of grant, each option will be fully vested. Each option or portion thereof will be exercisable for ten years after such option is granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Fund's Compensation Committee are Frederick P. Rehmus and J. Arthur deBoer, neither of whom are current or former employees or officers of the Fund or have a financial interest in any transaction with the Fund. There are no compensation committee interlocks between the Fund and any other entity involving any executive officer or director of the Fund who serves as executive officer of any such entity.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Effective March 1, 1990, the Fund became self-administered upon the termination of an advisory agreement with the predecessor to Pacific Coast Capital ("PCC"). In connection with the termination, the Fund acquired certain preferred stock of PCC which gives the Fund a preference on dividends paid by PCC. Gary K. Barr, who is the Chief Executive Officer and a significant stockholder of PCC, served as a director of the Fund and its Chief Executive Officer until mid-July 1992.

          On October 15, 1992, in an agreement with Mr. Barr, the Fund canceled certain contingent promissory notes which had been issued to Mr. Barr and related parties in conjunction with the Fund's self-administration. The Fund also canceled a note receivable from an affiliate of PCC, for which the Fund had previously provided an allowance for the full amount of the note. The agreement also terminated various services provided by PCC for legal and transactional support related to property acquisition, disposition, financing, construction management and certain office support. Amounts paid to PCC and its predecessor for such services and for investment management were:

                                           1990         1991        1992
                                         --------     --------   ---------
     Legal and transactional fees        $415,000     $424,000   $543,000
     General and administrative support   187,000      127,000    153,000
     Investment management                124,000          -         -
                                        ---------    ---------   --------
          Total fees paid                $726,000     $551,000   $696,000
                                        =========    =========   =========


          The Fund's relationship with PCC was terminated in all substantial respects in 1992, as a result of which there has been a substantial reduction in fees paid by the Fund to PCC in 1993.

          The Fund and RavelUnited Property Services, Inc. ("United") have agreements under which United provides property management and leasing services to the Fund. An officer and stockholder of United served as a director of the Fund from inception of the Fund until October 28, 1992. Amounts paid to United for its services were:

                                1990           1991           1992
                                ----           ----           ----
     Property management      $346,000       $352,000      $180,000
     Leasing commissions       162,000        193,000        91,000
                              --------       --------      --------
          Total fees paid     $508,000       $545,000      $271,000
                              =========      =========     =========

The Fund will have no further agreements with United after December 31, 1993.

          The Chairman of the Board and Chief Executive Officer of the Fund since July 17, 1992, is a member of a law firm which provided legal services to the Fund during 1992. Payments to the firm for these services were $213,000.

          Under the terms of an employment agreement with the Fund, Mr. Wyman purchased 40,000 unregistered shares of Common Stock in June 1990. He was also granted an option to purchase 100,000 unregistered shares of Common Stock by the Board in December 1990, which option was exercised in March 1991. In each case, the price per share of the shares purchased was the closing price of a share of Common Stock on the American Stock Exchange on the date of issuance and the date of the grant of the option, respectively.

          On June 18, 1993, the Fund and Mr. Wyman entered into an agreement related to Mr. Wyman's purchase of the 140,000 shares of Common Stock. Under the terms of the agreement, on June 18, 1993, the Fund reduced the principal amount of notes receivable used to finance acquisition of the Common Stock from $1,010,000 to $455,000 and subsequently, on June 24, 1993, Mr. Wyman returned the Common Stock. The Fund recorded the return of 100,000 shares to the treasury and cancelled 40,000 shares and the notes receivable.

          Mr. Wyman resigned his position with the Fund as of September 30, 1993. He now serves as a consultant to the Fund and as the interim asset manager of the Country Hills Towne Center.


                          LANDSING PACIFIC FUND, INC.

                        PRO FORMA FINANCIAL INFORMATION


The unaudited pro forma financial information set forth below reflects the reduction in the carrying value of certain real estate investments which will occur as of December 31, 1993.



The Fund has identified core markets in which it intends to make long-term investments. The Fund's properties that are not in these core markets are no longer considered to be held for long-term investment and the Fund has reduced their carrying values to their estimated net realizable value by a $19, 100,000 provision for loss. In addition, based on a revised analysis of the development prospects for the Multnomah Building, the carrying value of that investment will be reduced by a $ 4,000,000 provision for loss.


                         LANDSING PACIFIC FUND, INC.

                           PRO FORMA BALANCE SHEET

                              SEPTEMBER 30, 1993
                                 (UNAUDITED)

                            (Amounts in thousands)

                                                    Historical                        Pro Forma
                                                   September 30,      Adjustment    September 30,
                                                       1993             Note 1            1993
                                                  --------------    -------------   --------------
INVESTMENTS IN REAL ESTATE:
Rental properties                                    $131,400         $ (19, 100)    $ 112,300
Accumulated depreciation                              (22,186)             -           (22,186)
                                                      --------        -----------     ----------
Rental properties - net                               109,214           (19, 100        90,114
Real estate under development                           8,079            ( 4,000)        4,079
Real estate held for sale - net                           695              -               695
Non-performing participating mortgage loans                -               -              -
Collateral for non-performing participating mortgage
  loan, net                                               675              -               675
                                                      -------            -------        ------
                      Total investments in real es    118,663            (23,100)       95,563
                                                      -------            -------        ------
CASH AND CASH EQUIVALENTS                               2,726             -             2,726
                                                      -------            -------        ------

OTHER ASSETS:
Accounts and interest receivable, net                    1,339            -             1,339
Prepaid expenses, deposits and other assets                232            -               232
Deferred leasing commissions, loan costs, and other
  assets, net                                            2,440            -             2,440
                                                      -------            -------        ------
                      Total other assets                 4,011            -             4,011
                                                      -------            -------        ------
                          TOTAL ASSETS               $ 125,400         $ (23,100)     $102,300
                                                      ========         ==========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

Notes payable                                        $ 58,168       $   -            $ 58,168
Accounts payable                                          292           -                 292
Other liabilities                                       2,022           -               2,022
                                                      -------            -------        ------
Total liabilities                                      60,482           -              60,482
                                                      -------            -------        ------

STOCKHOLDERS' EQUITY:
Shares of common stock                                      6           -                   6
Capital in excess of par value                        131,389           -             131,389
Retained deficit and accumulated distributions        (66,477)       (23,100)         (89,577)
                                                      -------        -------          ------
                      Total stockholders' equity       64,918        (23,100)          41,818
                                                      -------        -------          ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $125,400       $(23,100)        $102,300
                                                     ========       =========        ========

                                                    LANDSING PACIFIC FUND, INC.

                                                 PRO FORMA STATEMENTS OF OPERATIONS
                                                FOR THE YEAR ENDED DECEMBER 31, 1992
                                            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                                                            (UNAUDITED)

                                          (Amounts in thousands, except per share amounts)

                                                              Year Ended                              Nine Months Ended
                                                           December 31, 1992                          September 30, 1993
                                                 ---------------------------------------    ---------------------------------------
                                                              Adjustment                                  Adjustment
                                                 Historical     Note 1       Pro Forma       Historical     Note 1       Pro Forma
                                                 ----------  ------------  -------------   -------------  -----------   ---------
REVENUES:
Rental income                                      $13,389      $   -         $13,389        $10,794       $   -           $10,794
Interest on participating
 mortgage loans                                         41          -              41           -              -              -
Other income                                           135          -             135             60           -                60
                                                    ------      -----        --------        -------       -----            ------
  Total revenues                                    13,565          -          13,565         10,854           -            10,854
                                                    ------      -----        --------        -------       -----            ------
EXPENSES:
Operating                                            6,399         -            6,399          4,251           -             4,251
Depreciation and amortization                        5,526         -            5,526          3,899           -             3,899
Interest                                             4,052         -            4,052          3,035           -             3,035
General and administrative                           1,738         -            1,738          1,808           -             1,808
Other expense                                        1,752         -            1,752            111           -               111
Provision for participating
  loan losses                                        3,336         -            3,336            554           -               554
Provision for loss in value of
  investments in real estate                         3,011       23,100        26,111            400         23,100         23,500
                                                    ------      -----        --------        -------       -----            ------
Total expenses                                      25,814       23,100        48,914         14,058         23,100         37,158
                                                    ------      -----        --------        -------       -----            ------
Loss before gain (loss)
  on sale of real estate                           (12,249)     (23,100)      (35,349)        (3,204)       (23,100)       (26,304)

Gain (loss) on sale of
  real estate                                          392          -             392            -              -              -
                                                    ------      -----        --------        -------       -----            ------

Net loss                                          $(11,857)    $(23,100)     $(34,957)       $(3,204)      $(23,100)      $(26,304)
                                                   ========     ========      ========       ========       ========      ========

NET LOSS PER SHARE                                $  (1.89)    $  (3.69)     $  (5.58)       $  (.53)      $  (3.84)     $  (4.38)
                                                   ========     ========      ========       ========       ========      ========

Weighted average shares outstanding                  6,260         -            6,260          6,011           -            6,011
                                                   ========     ========      ========       ========       ========      ========
/TABLE

                        LANDSING PACIFIC FUND, INC.

                  NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                (UNAUDITED)


1.       ADJUSTMENT TO CARRYING VALUES.

  On January 27, 1994, the Fund announced its decision to explore the disposition of its real estate investments in St. Paul, Minnesota; Oklahoma City, Oklahoma; Houston, Texas; and Boise, Idaho in order to determine whether such dispositions can be made on a satisfactory basis. Since the Fund's real estate investments in those markets are no longer considered to be held on a long-term basis, a $19, 100,000 provision for loss will be recognized as of December 31, 1993, to reduce the carrying value of the properties to their estimated net realizable value. As a result of revisions in the development prospect s for the Multnomah Building, the carrying value of that investment will be reduced by a $ 4,000,000 provision for loss. The pro forma adjustment to the balance sheet at September 30, 1993 reflects the effect of the reduction in carrying values as if it had occurred at September 30, 1993. The pro forma adjustments to the operating statements for the year ended December 31, 1992, and the nine months ended September 30, 1993, reflect the effect of the reduction in carrying values as if it had occurred as of January 1, 1992 and January 1, 1993, respectively.


                      REPORT OF INDEPENDENT ACCOUNTANTS

          To the Directors and Shareholders of
          Landsing Pacific Fund

          We have audited the accompanying balance sheets of Landsing Pacific Fund as of December 31, 1992 and 1991, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1992 and the schedule of Real Estate and Accumulated Depreciation at December 31, 1992. These financial statements and financial statement schedule are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landsing Pacific Fund as of December 31, 1992, and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule, referred to above, when considered in relation to the basic financial statements taken as a whole presents fairly, in all material respects, the information required to be included therein.

                                                      /s/ Cooper's & Lybrand
                                                      COOPERS & LYBRAND

          San Jose, California
          March 25, 1993








                         REPORT OF INDEPENDENT ACCOUNTANTS

          To the Directors and Shareholders of
          Landsing Pacific Fund

          In connection with our audits of the financial statements of Landsing Pacific Fund as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in item 35 herein.

          In our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                                        /s/ Coopers & Lybrand
                                                        COOPERS & LYBRAND

          San Jose, California
          March 25, 1993





                                                     FINANCIAL STATEMENTS

                                                  LANDSING PACIFIC FUND, INC.
                                                        BALANCE SHEETS
                                 DECEMBER 31, 1991 and 1992 AND SEPTEMBER 30, 1993 (UNAUDITED)
                                         (Amounts in thousands, except share amounts)

                                                             ASSETS

                                                                                         December 31,       September 30,
                                                                                     --------------------   -------------
                                                                                       1991       1992          1993
                                                                                       ----       ----          ----
                                                                                                            (unaudited)
INVESTMENTS IN REAL ESTATE:
Rental properties                                                                    $140,325   $131,069      $131,400
Accumulated depreciation                                                             (17,142)   (19,171)      (22,186)
                                                                                     --------   --------      --------
Rental properties - net                                                               123,183    111,898       109,214
Real estate under development                                                           2,064      6,505         8,079
Real estate held for sale - net                                                                                    695
Non-performing participating mortgage loans (net of allowance for
loan losses of $111 in 1991, $1,966 in 1992 and $1,981 in 1993)                         4,360                        -
Collateral for non-performing participating mortgage loan
(net of allowance for loss of $539 in 1993)                                                -       1,171           675
                                                                                      -------    -------       -------
                    Total investments in real estate                                  129,607    119,574       118,663

CASH AND CASH EQUIVALENTS ($264 is restricted in 1991, and
$252 in 1992)                                                                           1,377        706         2,726
                                                                                      -------    -------       -------
OTHER ASSETS:
Accounts and interest receivable (net of allowance for doubtful
accounts of $1,017 in 1991, $449 in 1992 and $762 in 1993)                              1,931      1,499         1,339
Prepaid expenses, deposits and other assets                                             1,525        286           232
Deferred leasing commissions, loan costs, and other assets
(net of accumulated amortization of $2,394 in 1991, $2,826 in
1992 and $2,837 in 1993)                                                                2,558      2,390         2,440
                                                                                        -----      -----         -----
                    Total other assets                                                  6,014      4,175         4,011
                                                                                        -----      -----         -----
                         TOTAL ASSETS                                               $ 136,998  $ 124,455     $ 125,400
                                                                                    =========  =========     =========


                                             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Notes payable                                                                        $ 53,309   $ 53,757      $ 58,168
Accounts payable                                                                          367        873           292
Other liabilities                                                                       1,986      1,722         2,022
                                                                                     --------   --------      --------
                    Total liabilities                                                  55,662     56,352        60,482
                                                                                     --------   --------      --------
COMMITMENTS: (Note 12)

STOCKHOLDERS' EQUITY:
Shares of preferred stock, par value of $.01; shares authorized: 5,000,000;
shares issued and outstanding: none
Shares of common stock, par value of $.001; shares authorized: 20,000,000;
shares issued and outstanding: 6,284,792 in 1991, 6,093,137 in 1992
and 5,953,137 in 1993                                                                       6          6             6
Capital in excess of par value                                                        135,300    134,190       131,389
Treasury stock at cost: 147,902 shares in 1991, and
280,707 in 1992                                                                        (1,300)    (1,795)          -
Notes receivable                                                                       (2,782)    (1,025)          -
Retained deficit and accumulated distributions                                        (49,888)   (63,273)      (66,477)
                                                                                    ----------   --------      -------
                    Total stockholders' equity                                         81,336     68,103        64,918
                                                                                    ---------   ---------     --------
                         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $136,998   $124,455      $125,400
                                                                                    =========  =========     =========

The accompanying notes are an integral part of the financial statements.


                                                  LANDSING PACIFIC FUND, INC.

                                                   STATEMENTS OF OPERATIONS
                                     FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992
                               AND THE NINE MONTHS ENDED SEPTEMBER 30, 1992 AND 1993 (UNAUDITED)
                                         (Amounts in thousands, except share amounts)




                                                                          Year Ended                    Nine Months Ended
                                                                         December 31,                      September 30,
                                                               ----------------------------            -------------------
                                                               1990       1991         1992            1992           1993
                                                               ----       ----         ----            ----           ----
                                                                                                    (unaudited)    (unaudited)

REVENUES:
Rental income                                                $15,671    $16,210      $13,389           $10,013       $10,794
Interest on participating mortgage loans                         439        264           41                41            -
Other income                                                     296        436          135               125            60
                                                             -------    -------      -------           -------       -------
Total revenues                                                16,406     16,910       13,565            10,179        10,854
                                                             -------    -------      -------           -------       -------
EXPENSES:
Operating                                                      6,902      7,312        6,399             4,420         4,251
Depreciation and amortization                                  5,019      5,226        5,526             4,067         3,899
Interest                                                       4,171      4,464        4,052             3,000         3,035
General and administrative                                     1,696      1,496        1,738             1,748         1,808
Other expense                                                  1,913      1,257        1,752             1,680           111
Provision for participating loan losses                           -          -         3,336             2,330           554
Provision for loss in value of investments
  in real estate                                               9,250         -         3,011                -            400
                                                             -------    -------      -------           -------       -------
Total expenses                                                28,951     19,755       25,814            17,245        14,058
                                                             -------    -------      -------           -------       -------
Loss before gain (loss) on sale of real estate               (12,545)    (2,845)     (12,249)           (7,066)       (3,204)

Gain (loss) on sale of real estate                             (151)         -           392               385            -
                                                            --------   --------     --------          --------       ========

Net loss                                                   $(12,696)   $(2,845)    $(11,857)          $(6,681)     $( 3,204)
                                                            ========   ========     ========          ========      ========

NET LOSS PER SHARE                                         $  (2.08)   $  (.46)    $  (1.89)         $  (1.06)     $   (.53)
                                                            ========   ========     ========          ========      ========

Weighted average shares outstanding                            6,117      6,203        6,260             6,302         6,011
                                                            ========   ========     ========          ========      ========


The accompanying notes are an integral part of financial statements.

                                                 LANDSING PACIFIC FUND, INC.


                                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                     For the Years Ended December 31, 1990, 1991, and 1992
                                   and the Nine Months Ended September 30, 1993 (unaudited)
                                         (Amounts in thousands, except share amounts)



                                                  Shares of         Capital
                                                 Common Stock         in                                 Retained       Total
                                                --------------      Excess                             Deficit and       Share-
                                                           Par       of par    Treasury    Notes       Accumulated     holders
                                                Shares    Value      Value      Stock    Receivable   Distributions     Equity
                                                ------    -----    ---------   --------  ----------   -------------   -----------
BALANCE, DECEMBER 31, 1989                   6,121,334     $ 6    $132,891      $(814)   $ (1,620)      $(24,382)     $(106,081)
Treasury stock acquired                       (236,802)      -        -        (1,923)        -               -          (1,923)
Shares issued:
  Self-administration                          100,000       -         976         -          -              976
  Note receivable                              140,000       -       1,260         -       (1,317)            -             (57)
Net loss                                            -        -          -          -          -          (12,696)       (12,696)
Allowance for note receivable -                     -
  affiliate                                         -        -          -          -        1,620            -            1,620
Distributions                                       -                   -          -          -           (4,882)        (4,882)
                                             ---------      --     -------    -------      -------       --------       --------
BALANCE, DECEMBER 31, 1990                   6,124,532       6     135,127    (2,737)      (1,317)       (41,960)        89,119

Treasury stock acquired                       (100,300)      -          -       (632)         -              -             (632)
Treasury stock issued                          225,000       -          -      2,069       (1,479)          (590)            -
Shares issued:
  Dividend reinvestment program                 35,560       -         173         -          -               -             173
  Net loss                                          -        -          -          -          -           (2,845)        (2,845)
Interest receivable                                 -        -          -          -          14              -              14
Distributions                                       -        -          -          -          -           (4,493)        (4,493)
                                             ---------      --     -------    -------     -------       --------       --------
BALANCE, DECEMBER 31, 1991                   6,284,792       6     135,300    (1,300)     (2,782)        (49,888)        81,336

Treasury stock acquired                         (7,805)      -          -        (57)        -                -             (57)
Treasury stock reacquired                     (125,000)      -        (391)     (438)        -                -            (829)
Shares/notes receivable cancelled              (100,00)      -        (900)        -       1,729              -             829
Shares issued:
  Dividend reinvestment program                 41,150       -         181         -         -                -             181
Net loss                                             -       -          -          -         -          (11,857)        (11,857)
Interest receivable                                  -       -          -          -          28              -              28
Distributions                                        -       -          -          -         -           (1,528)         (1,528)
                                             ---------      --     -------    -------     -------       --------       --------
BALANCE, DECEMBER 31, 1992                   6,093,137       6     134,190    (1,795)     (1,025)        (63,273)        68,103

Oddlot shares refund                                 -       -           4         -         -               -                4
Treasury stock reacquired                     (100,000)      -        (325)     (325)        650             -                -
Shares/notes receivable cancelled              (40,000)      -        (360)        -         360             -                -
Treasury stock eliminated by
  reincorporation                                    -       -      (2,117)     2,117         -              -                -
Net loss                                             -       -          -          -          -          (3,204)         (3,204)
Interest receivable                                  -       -          -          -          15              -              15
                                             ---------      --     -------    -------      ------       --------       --------
BALANCE, SEPTEMBER 30, 1993                  5,953,137     $ 6    $131,388    $    -      $   -        $(66,477)        $64,918
                                            ==========     ===    ========    =======      ======       ========       =========

The accompanying notes are an integral part of the financial statements.


                                                 LANDSING PACIFIC FUND, INC.

                                                   STATEMENTS OF CASH FLOWS
                                     FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992
                             AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1992 AND 1993 (UNAUDITED)
                                                    (Amounts in thousands)


                                                                      Year Ended                      Nine Months Ended
                                                                       December 31,                        September 30,
                                                            --------------------------------        --------------------------
                                                               1990       1991         1992            1992           1993
                                                               ----       ----         ----            ----           ----
                                                                                                    (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                    $(12,696)   $(2,845)    $(11,857)          $(6,681)      $(3,204)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
Gain or loss on sale of real estate and provision
  for loss in value                                            9,401         -         2,619             (385)           400
Depreciation and amortization                                  5,066      5,226        5,526             4,067         3,899
Provision for doubtful accounts                                  327      1,214          352               199           616
Provision for note receivable - affiliate                      1,620        -            -                 -             -
Provision for participating loan losses                          243        106        3,336             2,330           554

Changes in operating assets and liabilities:
Decrease (increase) in accounts and interest
  receivable                                                    (600)      (919)           9               277          (456)
Increase in accrued interest on participating
  mortgage loans                                                (682)      (918)         (41)              (41)           -
Increase (decrease) in other liabilities                          10        206         (264)              575           300
Decrease (increase) in deposits                                   79     (1,059)         989                -             -
Decrease (increase) in prepaid expenses
  and other assets                                              (282)      (113)         250               813            69
Increase (decrease) in accounts payable                          301       (104)         506                76          (581)
Decrease in accrued interest receivable - affiliate                          14           28                -             -
                                                              -------    -------       ------            ------        ------
  Net cash provided by operating activities                    2,787        808        1,453              1,230        1,597
                                                              -------    -------       ------            ------        ------

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of partnership interests and certain
  assets in conjunction with self-administration              (1,698)        -            -                 -            -
Proceeds from sale of rental property                            -        2,810        5,303             3,840           -
Acquisitions, capital expenditures, and construction          (2,447)    (8,358)      (4,973)           (2,566)      (3,126)
Increase in deferred expenses                                 (1,442)    (1,115)      (1,463)           (1,169)        (808)
Receipt on participating mortgage loan                             -        750            2               -             -
Disbursement of participating mortgage loans                    (360)      (141)         (37)              (25)         (58)
                                                              -------    -------       ------            ------        ------
  Net cash used in investing
    activities                                                (5,947)    (6,054)      (1,168)                80      (3,992)
                                                              -------    -------       ------            ------        ------

CASH FLOWS FROM FINANCING ACTIVITIES:

Distributions to stockholders                                 (4,882)    (4,320)      (1,347)           (1,346)           -
Acquisition of treasury stock                                 (1,923)      (632)         (57)              (57)           -
Proceeds from notes payable                                   12,967     18,817       13,602            12,503         5,627
Payments on notes payable                                     (3,134)    (8,670)     (13,154)          (12,873)       (1,212)
                                                              -------    -------       ------            ------        ------
  Net cash provided by (used) in financing
    activities                                                 3,028      5,195        (956)           (1,773)         4,415
                                                              -------    -------       ------            ------        ------

Increase (decrease) in cash and cash equivalents                (132)       (51)        (671)            (463)         2,020
Cash and cash equivalents at beginning of year                 1,560      1,428        1,377            1,377            706
                                                              -------    -------       ------            ------        ------
Cash and cash equivalents at end of period                    $1,428    $ 1,377     $    706          $   914        $ 2,726
                                                             ========    =======     ========           =======       =======



The accompanying notes are an integral part of the financial statement.

                                                 LANDSING PACIFIC FUND, INC.
                                             STATEMENTS OF CASH FLOWS (Continued)
                                     FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992
                               AND FOR NINE MONTHS ENDED SEPTEMBER 30, 1992 AND 1993 (UNAUDITED)
                                                    (Amounts in thousands)

                                       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                                        Year Ended                      Nine Months Ended
                                                                       December 31,                        September 30,
                                                               ----------------------------         --------------------------
                                                               1990       1991         1992            1992           1993
                                                               ----       ----         ----            ----           ----
Cash paid during the period for interest net
of $121,000 capitalized in 1990, $164,000 in
1991, and $671,000 in 1992 and $599,000
capitalized in the first nine months of 1992
and $407,000 in the same period in 1993                      $ 4,166    $ 4,513      $ 3,983           $ 3,043       $ 3,005
                                                             ========   ========     ========          ========      ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES

Gain (loss) on sale of rental properties                     $  (151)   $    -       $   392          $    385      $    -
Cost of rental properties sold
  (net of accumulated depreciation)                            1,560      2,671        4,906             4,913           -
Notes payable retired or forgiven                             (1,561)       -              -            (1,463)          -
Other liabilities retired or forgiven                            152        139            5                 5           -
                                                            --------    -------     --------          --------      --------
Net proceeds from sale of rental properties                  $    -     $ 2,810     $  5,303          $  3,840      $    -
                                                            ========   ========     ========          ========      ========
Pay off line of credit                                      $    -     $    -       $(7,250)         $ (7,250)      $(2,000)
Refinance line of credit to term loan                            -          -         7,250             7,250         2,000
                                                            --------    -------     --------          --------      --------
                                                            $    -     $    -       $     -           $     -        $    -
                                                            ========   ========     ========         =========      ========
Note receivable cancelled in exchange for shares:
Treasury stock                                              $    -     $    -       $  (438)         $   (438)      $  (325)
Note receivable                                                  -          -         1,729             1,729         1,010
Capital in excess of par                                         -          -        (1,291)           (1,291)         (685)
                                                            --------    -------     --------          --------      --------
                                                            $    -     $    -       $    -           $     -        $    -
                                                            ========   ========     =========          ========      ========
Transfer to real estate held for sale                       $    -     $    -       $    -           $     -        $   695
Transfer from rental properties                                  -          -            -                 -           (695)
                                                            --------    -------     --------          --------      --------
                                                            $    -     $    -       $    -           $     -        $    -
                                                            ========   ========     =========         =========      ========

Payment of stock dividends:
Dividend reinvestment shares                                $    -     $   173     $    181          $    181      $     -
Dividend distributions                                           -        (173)        (181)             (181)           -
                                                            --------    -------     --------          --------      --------
                                                            $    -     $    -      $     -           $     -        $    -
                                                            ========   ========    =========         =========      ========
Real estate under development                               $    -     $ 2,064     $  6,505          $     -        $    -
Rental properties - net                                          -      (2,064)      (6,505)               -             -
                                                            --------    -------     --------          --------      --------
                                                            $    -     $    -      $     -           $     -        $    -
                                                            ========   ========    =========         =========      ========
Collateral for participating mortgage loan                  $    -     $    -      $  1,171          $     -        $    -
Participating mortgage loans                                     -          -        (1,171)               -             -
                                                            --------    -------     --------          --------      --------
                                                            $    -     $    -      $     -           $     -        $    -
                                                            ========   ========    =========         =========      ========
Issuance of shares in exchange for notes receivable:
Treasury stock                                              $    -     $ 2,069     $     -           $     -        $    -
Shares issued                                                  1,260        -            -                 -             -
Notes receivable                                             (1,317)    (1,479)          -                 -             -
Cost in excess of notes receivable                               -        (590)          -                 -             -
                                                            --------    -------     --------          --------      --------
                                                            $    (57)   $    -       $    -           $     -        $    -
                                                            ========   ========     ========          ========      ========



The accompanying notes are an integral part of the financial statements.


                                                                          Year Ended                     Nine Months Ended
                                                                         December 31,                      September 30,
                                                               ----------------------------         ---------------------------
                                                               1990       1991         1992            1992           1993
                                                               ----       ----         ----            ----           ----
                                                                                                    (unaudited)    (unaudited)

Acquisition of partners' interest in
Country Hills Towne Center                                      (850)       -            -                 -             -
Loan proceeds                                                    600        -            -                 -             -

                                                            --------    -------     --------          --------      --------
Cash used for acquisition of partners' interest             $   (250)  $    -       $    -            $    -        $    -
                                                           =========   ========     ========          ========      ========
Acquisition of certain assets in conjunction with
     self-administration                                     (2,424)        -            -                 -             -
Common shares issued                                            976         -            -                 -             -
                                                            --------    -------     --------          --------      --------
Cash used in the acquisition of the Fund's
  advisor                                                  $ (1,448)   $    -       $    -            $    -        $    -
                                                           =========   ========     ========          ========      ========

Capital expenditures and construction:
  Master lease from former partner                              620         -            -                 -             -
  Capital expenditures and construction                      (3,813)        -            -                 -             -
  Proceeds from construction loan                               746         -            -                 -             -
                                                            --------    -------     --------          --------      --------
  Net cash used for capital expenditures
    and construction                                       $ (2,447)   $    -       $    -            $    -        $    -
                                                            ========   ========     ========          ========      ========






                          LANDSING PACIFIC FUND, INC.

                         NOTES TO BALANCE SHEETS DATED
                      DECEMBER 31, 1991 AND 1992 AND FOR
                           STATEMENTS OF OPERATIONS,
                       CHANGES IN STOCKHOLDERS' EQUITY,
                          CASH FLOWS AND SUPPLEMENTAL
               DISCLOSURE OF CASH FLOW INFORMATION FOR THE YEARS
                    ENDED DECEMBER 31, 1990, 1991 AND 1992


1.        ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Organization - Landsing Pacific Fund (the "Fund") is a Delaware corporation formed for the purpose of merging the assets and liabilities of Landsing Institutional Properties Trust-V, Landsing Institutional Properties Trust-VI and Landsing Institutional Properties Trust-VII. The merger was completed on November 28, 1988.


          Rental and  Development Properties  - In connection  with financings and  other  needs,  the  Fund obtained  third-party  appraisals  for
          certain of the  Fund's properties.   In some  cases, the  appraisals
          indicated that the Fund's properties had current market values below
          their  book  values.   The  Fund,  as  a  matter  of  policy,  holds
          properties on a long-term basis and believes the book value of the Fund's properties will be fully recovered over the Fund's long-term
          holding period.   This determination is based  on an analysis of the
          undiscounted value of the property's future cash flows as compared with the carrying value of the property. This analysis is made annually, unless events or changes in circumstances suggest a need for more frequent review. If an impairment exists, an estimate of the deficiency is recorded as an increase in the provision for loss in
          value   and  a   reduction   in  the   property's  carrying   value.
          Accordingly, the accompanying financial statements do not include any adjustments, except as noted in Footnote 5, relating to the excess of property costs over current market value. Minimum rental income from leases is recognized on a straight-line basis over the term of occupancy in accordance with the provisions of the leases. Additionally, leases provide for reimbursement of certain operating expenses which are recognized as income when earned and when the
          amounts can be  reasonably estimated.   Depreciation is computed  by
          the straight-line  method over  estimated useful lives  ranging from
          four to forty years.   Construction interest and property  tax costs
          are   capitalized  as  a  cost   of  rental  properties  during  the
          development and construction phase and are expensed as incurred after the construction is completed and the property is placed in
          service.   Tenant improvements are being amortized over the lives of
          the related leases.   When assets are retired or  otherwise disposed
          of, the costs and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in the results of operations.


          Accounting for Participating Mortgage Loans - Interest from participating mortgage loans is accrued and recognized for financial reporting purposes to the extent such interest is recoverable. The Fund follows a practice of establishing an allowance for losses on participating mortgage loans based on a regular management evaluation of the investment. If the collateral for a participating mortgage loan is considered to be in substance foreclosed, the carrying value of the investment is reduced to the estimated fair value of the collateral. An allowance for possible loan loss has been established against the loan balances and as of December 31, 1992 was $1,966,000.

          Deferred Leasing Commissions and Loan Costs - Leasing commissions are amortized over the lives of the tenant leases. Amounts paid to obtain loans are deferred and amortized over the lives of the related notes payable.

          Cash and Cash Equivalents - The Fund considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 1992, approximately $470,000 of the Fund's cash was held in money market accounts at two U.S. commercial banks. At times, such investments may exceed federally insured limits.

          Income Taxes - The Fund has elected to be treated as a real estate investment trust under the provisions of the Internal Revenue Code. Under these provisions, the Fund will not be subject to any federal income tax if 100% of its real estate investment trust taxable income is distributed to stockholders. Since the Fund has distributed amounts in excess of its taxable income, no provision for federal income taxes has been made in the accompanying financial statements.

          Net Loss Per Share - Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding of 6,117,114 in 1990, 6,203,084 in 1991, and 6,260,079 in 1992. The
          effect of the outstanding warrants on the calculation of net loss per share was anti-dilutive.

          Reclassifications - Certain amounts  in the 1990 and  1991 financial
          statements   have  been   reclassified  to   conform  to   the  1992
          presentation.

2.        RENTAL PROPERTIES AND REAL ESTATE UNDER DEVELOPMENT

          Rental properties consist of the following:

                                             December 31,
                                     -----------------------------
                                           1991           1992
                                           ----           ----
     Land                             $ 33,038,000   $ 28,439,000
     Building and improvements         107,131,000    102,240,000
     Construction in progress              156,000        390,000
                                      ------------   ------------
          Total rental properties     $140,325,000   $131,069,000
                                      ============   ============


     The Fund is developing additional retail space at Country Hills Towne Center in Diamond Bar, California and is renovating a portion of the existing shopping center. Interest capitalized as part of the construction cost was $121,000 in 1990, $164,000 in 1991, and $10,000 in
     1992. In January 1990, the Fund completed the purchase of the portion of the property which it did not already own. As part of this purchase, the Fund entered into a master lease agreement with the seller under which the seller paid $620,000 to compensate the Fund for vacant space. The 1990 master lease payments were applied to reduce the Fund's basis in Country Hills Towne Center.

     During  1992,  the Fund  initiated  the  redevelopment of  the  Multnomah
     Building  in  Portland,  Oregon  into  a  283-unit  apartment   building.
     Interest capitalized as part of the redevelopment was $661,000.

     Real estate under development consists of the following:

                                                December 31,
                                        -------------------------
                                            1991           1992
                                            ----           ----
     Country Hills Towne Center         $1,936,000     $  370,000
     Imperial Garage                         -             45,000
     Multnomah Apartment Building          128,000      6,090,000
                                        ----------    -----------
                                        $2,064,000     $6,505,000
                                       ===========    ===========


3.   PARTICIPATING MORTGAGE LOANS AND RELATED COLLATERAL

     As of December 31, 1992, the Fund had investments in two participating mortgage loans.

     The first of the loans is collateralized by a first mortgage on land in Sonoma, California with an outstanding balance of $2,255,000 at December 31, 1992. This loan bears interest at the rate of prime plus 2% (8.0% on December 31, 1992). Substantially all of the principal balance of the loan matured on November 30, 1992, and the Fund is considering the borrower's request for an extension of the maturity. The loan has been in a non-interest bearing status since April 1, 1992 and from that date to December 31, 1992, $123,000 of interest income has not been recognized.

     Based on an evaluation of the current fair value of the collateral for the loan and the financial condition of the borrower, the Fund has accounted for the loan by making a $1,084,000 provision for loss and writing down the investment to the estimated value of the collateral which the Fund would expect to receive if an actual foreclosure occurred. The collateral consists primarily of land under development as single family home lots.

     The second of the loans is collateralized by a second mortgage on a retail shopping center in Alameda, California and has an outstanding balance of $1,966,000. This loan bears interest at a prime plus 2% (8.0% on December 31, 1992), includes a provision for minimum interest of 10.5%, and was due on December 31, 1992. The first mortgage lender has instituted a foreclosure action and, as a result, the Fund has provided an allowance for loan loss for the full amount of the loan. The Fund has accounted for this note as a non-earning asset since October 1, 1990, and from that date to December 31, 1992, $870,000 of interest income has not been recognized.

4.   NOTES PAYABLE

     Most of the Fund's rental properties are pledged as collateral for notes payable. The notes bear interest at rates ranging from 6% to 11.5% per annum and are payable through 2012 with principal payments required in future years as follows:

               1993                     $10,866,000
               1994                      20,653,000
               1995                       9,212,000
               1996                       9,174,000
               1997                       3,080,000
               1998 and thereafter          772,000
                                        ------------
               Total                    $53,757,000
                                        ============


          The Fund has two lines of credit for $10,000,000 and $2,000,000, respectively. These lines of credit are used for working capital and such amounts are included in the above analysis of debt maturities.

          The $10,000,000 line of credit is collateralized by four of the Fund's properties located in South San Francisco, California, and one property in Fremont, California. The line bears interest at the lender's prime rate plus 1.25% (7.25% as of December 31, 1992), matures on November 30, 1993, and had outstanding balances at December 31, 1992 and 1991 of $6,027,000 and $10,000,000,
          respectively.

          The $2,000,000 line of credit is collateralized by the BancFirst Building in Oklahoma City, Oklahoma. The line of credit bears interest at the lender's prime rate plus 1.5% (7.5% as of December 31, 1992), matures on July 1, 1993 and had an outstanding balance of $2,000,000 at December 31, 1992 and 1991.

          On June 19, 1992, a $7,250,000 line of credit was converted to a four-year term loan with an interest rate of 8.5% per annum, increasing annually, and maturing on June 19, 1996. The loan is secured by two of the Fund's properties located in South San Francisco, California, and one property in Fremont, California. Under the provisions of the loan agreement, the Fund has various affirmative covenants, including a minimum ratio of operating income to interest expense, minimum income from property operations, and a minimum ratio of debt to the carrying value of real estate. As of December 31, 1992, there was no breach of any of the covenants.

          The aggregate outstanding balances for the lines of credit at December 31, 1990, 1991 and 1992 were $13,797,000, $18,347,000, and
          $8,027,000, respectively. The maximum balances outstanding under lines of credit during the years ended December 31, 1990, 1991 and 1992 were $13,797,000, $20,747,000 and $19,250,000, respectively.
          The average monthly balances outstanding were $8,270,000, $17,307,000 and $13,389,000 for the years ended December 31, 1990,
          1991 and 1992, respectively. The weighted average interest rates on those balances were 11.12% for 1990, 8.06% for 1991 and 8.3% for 1992.

          On September 25, 1992, the Fund received the proceeds of a $4,000,000 first mortgage loan collateralized by Twin Oaks Business Park and Twin Oaks Technology Center in Beaverton, Oregon. The loan bears interest at the prime rate plus 2.875% (8.875% at December 31, 1992), matures on September 25, 1996 and requires monthly interest and principal payments of $35,000.

5.        OTHER EXPENSE

          The following presents certain charges included in other expense incurred in each of the three years ended December 31, 1992:

                                          1990        1991       1992
                                        ---------    --------    -------
          Write-down of non-real
           estate assets               $1,620,000     $          $246,000
          Terminated partnership
           acquisitions                      -        390,000       -
          Environmental cleanup costs        -        271,000       -
          Settlement of litigation           -        355,000    1,374,000
          Other                           293,000     167,000      132,000
                                      -----------     -------    ---------
                                      $1,913,000   $1,257,000   $1,752,000
                                     ===========   =========== ===========


6. GAIN (LOSS) FROM SALE OF INVESTMENTS IN REAL ESTATE AND PROVISION FOR LOSS IN VALUE

     On June 30, 1992, the Fund sold the Lakeridge Business Park in Redmond, Washington, in a transaction which resulted in a gain of $392,000.

     As of December 31, 1992, the Fund reduced the carrying value of the Multnomah Building in Portland, Oregon, by recording a $3,011,000 provision for loss. During 1990, the Fund reduced the carrying values of the Multnomah Building and the 101 Park and BancFirst Office Buildings in Oklahoma City, Oklahoma, by recording a $9,250,000 provision for loss.

7.   RELATED PARTY TRANSACTIONS

     Effective March 1, 1990, the Fund became self-administered upon the termination of an advisory agreement with the predecessor to Pacific Coast Capital ("PCC"). In connection with the termination, the Fund acquired certain preferred stock of PCC which gives the Fund a preference on dividends paid by PCC. Gary K. Barr, who is the Chief Executive Officer and a significant shareholder of PCC, served as a director of the Fund and its Chief Executive Officer until mid-July, 1992.

     On October 15, 1992, in an agreement reflecting the termination of Mr. Barr's employment, the Fund cancelled certain contingent promissory notes which had been issued to Mr. Barr and related parties in conjunction with the Fund's self-administration. The Fund also cancelled a note receivable from an affiliate of PCC, for which the Fund had previously provided an allowance for the full amount of the note. The agreement also terminated various services provided by PCC for legal and transactional support related to property acquisition, disposition, financing, construction management and certain office support. Amounts paid to PCC and its predecessor for such services and for investment management were:

                                                1990      1991     1992
                                                ----      ----     ----
       Legal and transaction fees             $415,000  $424,00  $543,000
       General and administrative support      187,000  127,000   153,000
       Investment management                   124,000     -         -
                                              --------  -------  ---------
          Total fees paid                     $726,000 $551,000  $696,000
                                              ========  =======  ========


          The Fund and RavelUnited Property Services, Inc. ("United") have agreements under which United provides property management and leasing services to the Fund. An officer and shareholder of United served as a director of the Fund from inception of the Fund until October 28, 1992. Amounts paid to United for its services were:

                                            1990       1991       1992
                                            -----      ----       ----
                    Property management   $346,000   $352,000   $180,000
                    Leasing commissions    162,000    193,000     91,000
                                          --------   --------   --------
                       Total fees paid    $508,000   $545,000   $271,000
                                          ========   ========   ========

          The Chairman of the Board and Chief Executive Officer of the Fund is a member of a law firm which provided legal services to the Fund during 1992. Payments for these services were $213,000.

8.        DISTRIBUTIONS TO SHAREHOLDERS

          The  Fund paid per-share distributions of $.80 in 1990, $.72 in 1991
          and $.24  in 1992.   The distributions were  treated as a  return of
          capital for federal income tax purposes.

9.        RENTAL PROPERTIES UNDER OPERATING LEASES

          Minimum future revenues from rental properties under operating leases having initial or remaining non-cancellable lease terms in excess of one year at December 31, 1992 are as follows:

                              1993                  $10,131,000
                              1994                    7,674,000
                              1995                    5,285,000
                              1996                    4,311,000
                              1997                    3,526,000
                              1998 and thereafter    15,701,000
                                                    -----------
                              Total                 $46,628,000
                                                    ===========


10.       CAPITAL STOCK AND NOTES RECEIVABLE

          On October 15, 1992, the Fund executed an Agreement reflecting the termination of Mr. Gary Barr's employment as Chief Executive Officer under the terms of which the Fund received 225,000 shares of common stock held by Mr. Barr, the cancellation of a substantial portion of contingent notes which the Fund had issued to Mr. Barr and related parties, and transfer to the Fund of certain other assets and other considerations. In return, the Fund paid $200,000 and certain other cash advances to Mr. Barr or related entities, and cancelled Mr. Barr's receivable notes which he had executed in connection with his original acquisition of the 225,000 shares of common stock. The Fund recorded the return of 125,000 shares to the treasury, cancellation of 100,000 shares and cancellation of $1,729,000 of notes receivable.

          The Fund's authorized capital stock consists of 20,000,000 shares of common stock, having a par value of $.001 and 5,000,000 shares of preferred stock, having a par value of $.01. The Fund may issue the preferred stock in classes or series and with any rights, privileges and preferences the Fund's Board of Directors may determine without any action or consent by the Fund's shareholders of common stock or preferred stock.

          Warrants to purchase 200,000  common shares at $9.50 per  share were
          outstanding  as  of  December 31,  1992.    The  warrants are  fully
          exercisable and expire on March 31, 1995.

11.       COMMON STOCK PURCHASE RIGHTS

          On July 26, 1990, the Fund declared a distribution to shareholders of record on August 27, 1990, of one common stock purchase right for each outstanding share of common stock. Each right entitles the holder to purchase one share of common stock at an exercise price of $25.00. The rights become exercisable if a person acquires 15% or more of the Fund's common stock or announces a tender offer for 30% or more of the Fund's common stock. The rights may be redeemed by the Fund at a price of $.01 per right at any time prior to the tenth day after a 15% position has been acquired.

          If the Fund is acquired in a merger or other business combination, each right will entitle its holder to purchase common shares of the acquiring company having a market value of twice the exercise price of each right, i.e., at a 50% discount. Each right will also entitle its holder to purchase the Fund's common stock at a similar 50% discount in the event an acquirer merges into the Fund and leaves the Fund's stock unchanged.

12.       COMMITMENTS

          In November 1990, the Fund signed a five-year lease for office space. Under the terms of this lease, the Fund is also responsible for its proportionate share of property taxes, utilities and other operating expenses.

          Future minimum rental payments under the lease and the future sublease receipts are as follows:

                                 Rental             Sublease
                                Payments            Receipts
                               ---------            --------
                    1993        $127,300             $12,500
                    1994         147,000                -
                    1995         147,000                -
                                --------             -------
                       Total    $421,300             $12,500
                                ========             =======


          Rent expense was $74,000 and $60,000 in 1991 and 1992, respectively, net of sublease income of $55,000 in 1991 and $51,000 in 1992.

13.       SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          The  following  presents  a   summary  of  the  unaudited  quarterly
          financial information for the years ended December 31, 1991 and 1992
          (amounts in thousands, except per share amounts):

                                                  1991                                   1992
                                       --------------------------------       --------------------------------
                                       First    Second Third    Fourth        First     Second  Third    Fourth
                                       Quarter Quarter Quarter  Quarter       Quarter  Quarter  Quarter  Quarter
                                       ------- ------- -------  -------       -------  -------  -------  -------

            Total revenues             $ 4,513 $ 4,330 $ 4,219  $ 3,848       $ 3,437  $ 3,380  $ 3,362  $ 3,386
                                       ------- ------- -------  -------       -------  -------  -------  -------

            Income (loss) before gain
               (loss) on sale of real
               estate                       29    (580)   (223)  (2,071)       (1,246)  (4,328)  (1,492)  (5,183)
            Gain (loss) on sale
               of real estate             -       -       -        -             -         417      (32)       7
            Net income (loss)          $    29 $  (580)$  (223) $(2,071)      $(1,246) $(3,911) $(1,524) $(5,176)
                                       ======= =======  =======  =======       ======= =======  =======  =======
            Per share:
               Net income (loss)          -    $  (.09)$  (.04) $  (.33)      $  (.20) $  (.62) $  (.24) $  (.83)
                                       ======= ======= =======  =======       =======  =======  =======  =======
               Distributions declared  $   .20 $   .20  $   .12 $   .12       $   .12  $   .12  $   -    $   -
                                       ======= =======  ======= =======       =======  =======  =======  =======






                          LANDSING PACIFIC FUND, INC.

                    NOTES TO UNAUDITED BALANCE SHEET DATED
          SEPTEMBER 30, 1993 AND UNAUDITED STATEMENTS OF OPERATIONS,
               CHANGES IN STOCKHOLDERS' EQUITY, CASH FLOWS AND
               SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
               FOR NINE MONTHS ENDED SEPTEMBER 30, 1992 AND 1993


1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accompanying financial statements  should be read in conjunction
          with the Fund's  1992 Annual Report  on Form 10-K.   Except for  the
          balance sheet  at December 31,  1992, the  financial statements  are unaudited, and certain disclosures  which would normally be included with audited statements have been condensed or omitted.  However, in the opinion  of the  Fund's management, all  adjustments, consisting only  of normal  recurring adjustments,  considered necessary  for a fair presentation have been included.

          Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period.

          Certain  amounts   in  the  1992  financial   statements  have  been
          reclassified to conform to the 1993 presentation.

2.        ORGANIZATION

          On   September  30,   1993,  Landsing   Pacific  Fund,   a  Delaware
          corporation, merged into Landsing Pacific Fund, Inc., a newly-formed
          Maryland corporation.  The reincorporation had  been approved at the
          Annual Shareholders Meeting  on August 6, 1993.  As  a result of the merger,  the former  shareholders  of Landsing  Pacific Fund  became stockholders  of the  Fund and  the Delaware  corporation  ceased to exist.

3.        REAL ESTATE HELD FOR SALE

          On October  25, 1993,  the  Fund entered  into a  contract that  may result in the sale  of the Twin Oaks Executive  Center in Beaverton,
          Oregon.   If the sale  is completed under  the terms of  the current contract, the Fund  would realize a loss of  approximately $400,000.
          As of September  30, 1993, the  carrying value  of the property  was reduced  to the  estimated  net proceeds  of  the proposed  sale  by recording a $400,000 provision for loss.

4.        COLLATERAL FOR PARTICIPATING MORTGAGE LOAN

          The Fund has outstanding a participating mortgage loan which is collateralized by a first mortgage on land in Sonoma, California.
          In 1992, based on an evaluation of current fair value of the collateral for the loan and the financial condition of the borrower, the Fund recorded a provision for loss and wrote down the investment to the estimated value of the collateral which the Fund would expect to receive if an actual foreclosure occurred.

          During  the nine months ended September 30, 1993, the borrower filed
          a petition  under Chapter 11 of  the Federal Bankruptcy Code.   As a
          result, the Fund will be delayed in its ability to realize the value of its collateral and has provided a valuation allowance of $539,000 for additional estimated losses.

5.        NOTES PAYABLE

          At September 30, 1993, the Fund had one line of credit for $10,000,000. During the nine months ended September 30, 1993, the Fund drew down approximately $4,000,000 under the line of credit to bring the outstanding balance to $10,000,000. Since May 31, 1993, the maturity of the line of credit has been extended for successive three-month periods and now matures on February 28, 1994.

          On June 1, 1993, the Fund converted a $2,000,000 line of credit to a three-year  term  loan  which  is collateralized  by  the  BancFirst
          Building  in  Oklahoma City,  Oklahoma.   The loan  requires monthly
          interest and  principal payments of  $16,112, bears interest  at the prime rate  plus 1.50% (7.50% on September 30, 1993), and matures on
          July 1, 1996.

          On  June 21, 1993,  the Fund received  the proceeds  of a $1,229,000 loan  which is collateralized by the 6900 Place property in Oklahoma
          City, Oklahoma.   The loan  requires monthly interest  and principal
          payments of $10,692,  bears interest  at the prime  rate plus  2.50%
          (8.50% on September 30, 1993), and matures on July 1, 1998.

          On June 25, 1993, the Fund closed a second mortgage loan commitment, collateralized by Country Hills Towne Center in Diamond Bar,
          California, under which the Fund may borrow up to $1,500,000 of the cost of improvements at the property. The loan bears interest at the lender's prime rate plus 1.25% (7.25% at September 30, 1993) and matures on March 31, 1994. The outstanding balance at September 30,
          1993, was $469,000.

6.        CAPITAL STOCK AND NOTES RECEIVABLE

          On  June  18, 1993,  the  Fund and  R.  Mark Wyman  entered  into an agreement  related to Mr. Wyman's purchase in prior years of 140,000
          Fund shares (the "Shares").   Under the  terms of the agreement,  on
          June  18, 1993,  the  Fund reduced  the  principal amount  of  notes receivable used to finance acquisition of the Shares from $1,010,000 to $455,000 and subsequently,  on June 24, 1993, Mr.  Wyman returned the  Shares.  The Fund recorded the  return of 100,000 shares to the treasury and canceled 40,000 shares and the notes receivable.

7.        STOCK OPTION PLANS

          Employee Stock Incentive Plan - On August 6, 1993, the Fund's shareholders approved the Employee Stock Incentive Plan (the "Plan") under which key employees may be granted options to acquire shares of common stock. The Plan provides for a maximum of 500,000 shares which would be available for issuance upon the exercise of options.

          On May 14, 1993 incentive stock options to acquire 50,000 shares were granted to the Fund's Chief Executive Officer, at an exercise price of $3.25, which was the fair market value of the optioned shares on the date of grant. Options to acquire 25,000 shares will become exercisable on May 14, 1994 and options to acquire the remaining 25,000 shares will become exercisable on May 14, 1995.

          1993 Directors' Stock Option Plan - On August 6, 1993, the Fund's shareholders approved the 1993 Directors' Stock Option Plan (the
          "Directors' Plan"). The Directors' Plan provides for a maximum of 75,000 shares which would be available for issuance upon the exercise of options.

          On May 14, 1993, options to acquire 5,000 shares were granted to each of the five directors who are not employees of the Fund. The options are exercisable at a price of $3.25 per share, which was the fair market value on the date of grant. The options vest such that 25% of the 25,000 aggregate shares subject to option will become exercisable on May 14th of each succeeding year.

                                                             SCHEDULE XI

                    LANDSING PACIFIC FUND, INC.
           REAL ESTATE AND ACCUMULATED DEPRECIATION AT
                         December 31, 1992
                      (Amounts in thousands)


                                                     Initial Costs
                                                ---------------------------
                                                       Buildings
                                                          and
Description                     Encumbrances   Land   Improvements  Total(1)
- --------------                  ------------   ----   ------------  ---------


101 Park Avenue Office Building
Oklahoma City, Oklahoma          $  4,392   $    816    $ 12,706    $ 13,522

301 East Grand Building
South San Francisco, California                1,634       1,392       3,026

342 Allerton Building
South San Francisco, California                1,075       2,152        3,227

400 Grandview Building
South San Francisco, California        44      1,725       4,750        6,475

410 Allerton Building
South San Francisco, California                  655         796        1,451

417 Eccles Building
South San Francisco, California                  422         940        1,362

466 Forbes Building
South San Francisco, California                1,436       1,587        3,023

Academy Place Shopping Center
Colorado Springs, Colorado          3,937      1,551       5,499        7,050

Auburn Court Industrial Park
Fremont, California                            1,587       4,762        6,349

BancFirst Building
Oklahoma City, Oklahoma                          986       6,060        7,046

Bryant Street Annex
Denver, Colorado                    3,257        381       1,030        1,411

Bryant Street Quad
Denver, Colorado                               1,324       3,405        4,729

Camden Park Shopping Center
Houston, Texas                         90      2,359       4,579        6,938

Camden Shopping Center II
Houston, Texas                                   968           0          968

Country Hills Towne Center
Diamond Bar, California            14,307      4,089        3,802       7,891

Franklin Business Park
Boise, Idaho                        1,116        577        2,045       2,622

Imperial Garage
Portland, Oregon                                 813          100         913

Inwood Central Shopping Center
Houston, Texas                                 1,163         5,293      6,456

6900 Place
Oklahoma City, Oklahoma                          536         3,590      4,126

Nohr Plaza
San Leandro, California             1,490        677         1,831      2,508

St. Paul Business Center West
Maplewood, Minnesota                2,983        891         5,147      6,038

St. Paul Distribution Center
Maplewood, Minnesota                1,865        367         2,073      2,440

Twin Oaks Business Park
Beaverton, Oregon                   3,982        841         3,364      4,205

Twin Oaks Executive Center
Beaverton, Oregon                                243           971      1,214

Twin Oaks Technology Center
Portland, Oregon                               1,293         5,173      6,466

Westinghouse Building
Fremont, California                              544         1,461      2,005

Landsing Pacific Fund              14,789(A)                 1,728      1,728(
                                   _________   _______      ______     _______
                                   52,261      28,953       86,236    115,189

Real estate under development:

Country Hills Towne Center
Imperial Garage
Multnomah Apartment Building        1,496       2,585        8,107     10,692
                                 _________   _______       ______    _________

                                 $ 53,757    $ 31,538      $94,434   $125,881
                                 ========    ========      =======   ========

                                   Cost
                               Capitalized
                                Subsequent                 Accumulated
                                    to                      Depreci-     Date
Description                    Acquisition(3) Total(3)(4)  ation(2)(5) Acquired
- --------------                 --------------  ---------   ----------- --------

101 Park Avenue Office Building
Oklahoma City, Oklahoma          $  (1,694)    $ 11,828     $  2,381   07/01/87

301 East Grand Building
South San Francisco, California        549        3,575          419   07/01/87

342 Allerton Building
South San Francisco, California        478        3,705          459   12/19/86

400 Grandview Building
South San Francisco, California        827        7,302        1,115   07/31/85

410 Allerton Building
South San Francisco, California         71        1,522          170   07/31/85

417 Eccles Building
South San Francisco, California        122        1,484          219   07/01/87

466 Forbes Building
South San Francisco, California        605        3,628          270   12/19/86

Academy Place Shopping Center
Colorado Springs, Colorado             147        7,197          840   07/01/87

Auburn Court Industrial Park
Fremont, California                     81        6,430          831   04/09/86

BancFirst Building
Oklahoma City, Oklahoma             (1,499)       5,547          911   07/01/87

Bryant Street Annex
Denver, Colorado                       264        1,675          384   07/01/87

Bryant Street Quad
Denver, Colorado                       547        5,276          614   07/01/87

Camden Park Shopping Center
Houston, Texas                         (30)       6,908        1,046   04/17/84

Camden Shopping Center II
Houston, Texas                           3          971            0   12/31/84

Country Hills Towne Center
Diamond Bar, California             11,882        19,773       1,792   12/23/86

Franklin Business Park
Boise, Idaho                           831         3,453         657   07/01/87

Imperial Garage
Portland, Oregon                        42           955          29   07/01/87

Inwood Central Shopping Center
Houston, Texas                         120         6,576        1,339  06/29/84

6900 Place
Oklahoma City, Oklahoma                483         4,609          645  07/01/87

Nohr Plaza
San Leandro, California                  4         2,512           61  09/26/91

St. Paul Business Center West
Maplewood, Minnesota                   492         6,530        1,246  10/31/85

St. Paul Distribution Center
Maplewood, Minnesota                   266         2,706           58  12/23/91

Twin Oaks Business Park
Beaverton, Oregon                      744         4,949        1,031  03/30/84

Twin Oaks Executive Center
Beaverton, Oregon                       41         1,255          141  07/01/87

Twin Oaks Technology Center
Portland, Oregon                       355          6,821       1,275  12/20/84

Westinghouse Building
Fremont, California                    149          2,154         259  12/27/85

Landsing Pacific Fund                    -          1,728         979  03/01/90
                                       ---        -------        ----
                                    15,880        131,069       19,171

Real estate under development:

Country Hills Towne Center             370            370
Imperial Garage                         45             45
Multnomah Apartment Building        (4,602)         6,090           -  07/01/87
                                  ________        ________    ________

                                  $ 11,693        $137,574    $ 19,171
                                   =========      ========    ========

(A) Principal outstanding on bank lines of credit secured by 301 East Grand, 342 Allerton, 400 Grandview, 410 Allerton, 417 Eccles, 466 Forbes, Auburn Court, BancFirst and Westinghouse.

(B) Cost allocated to trailing equity interest in the self-administration transaction.





                                                                   SCHEDULE XI

                          LANDSING PACIFIC FUND, INC.

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1992
                            (Amounts in thousands)

NOTES:

(1)       The Fund's general policy  is to purchase completed and  development
          projects.   Costs incurred  subsequent to  purchase are  included in
          costs capitalized subsequent to acquisition.

(2) Depreciation is computed by the straight-line method over the lives of the related assets which range from four to forty years. Landsing Pacific Fund's assets include the trailing equity interest in the Fund's assets acquired in the self-administration transaction which is being amortized over five years.

(3)  Real estate:

     BALANCE, DECEMBER 31, 1989                             $  142,876
     Cost of properties sold                                   (1,647)
     Improvements capitalized subsequent to acquisition          5,137
     Provision for loss in property value                      (9,250)
                                                               -------
     BALANCE, DECEMBER 31, 1990                                137,116

     Cost of properties sold                                   (2,810)
     Improvements capitalized subsequent to acquisition          8,083
                                                               -------
     BALANCE, DECEMBER 31, 1991                                142,389

     Cost of properties sold                                   (5,853)
     Improvements capitalized subsequent to acquisition          4,968
     Provision for loss in property value of Multnomah Building(3,011)
     Adjust basis of Multnomah Building                          (919)
                                                             ---------
     BALANCE, DECEMBER 31, 1992                              $ 137,574
                                                             =========

(4) The aggregate cost at December 31, 1992 for Federal income tax purposes $ 149,067

(5)  Accumulated depreciation

     BALANCE, DECEMBER 31, 1989                              $   9,715
     Additions charged to expense                                3,699
     Depreciation on property sold                               (143)
                                                                ------
     BALANCE, DECEMBER 31, 1990                                 13,271

     Additions charged to expense                                4,146
     Depreciation on property sold                               (275)
                                                                ------
     BALANCE, DECEMBER 31, 1991                                 17,142

     Additions charged to expense                                3,895
     Depreciation on property sold                               (947)
     Adjust basis of Multnomah Building                          (919)
                                                                ------
     BALANCE, DECEMBER 31, 1992                              $  19,171
                                                             =========



                                 LEGAL MATTERS

          The validity of shares of Common Stock offered hereby and certain other matters relating to the Rights Offering will be passed upon for the Fund by the law firm of Greene, Radovsky, Maloney & Share, San Francisco, California.


                                    EXPERTS

          The balance sheets as of December 31, 1992 and 1991 and the statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1992, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.



                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the sale of Common Stock being registered. All amounts are estimated except the registration fee.


                    SEC registration fee            $  1,514
                    Financial advisor fee             25,000
                    Financial advisor legal fees       4,000
                    Legal fees                       100,000
                    Accounting feeS                   40,000
                    Printing                          15,000
                    Mailing                           30,000
                    Subscription Agent Fees           50,000
                    Amex listing fee                  13,000
                    Blue Sky fee and expenses          6,000
                    Other                                486
                                                    --------
                    TOTAL                           $285,000
                                                    =========



ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 3, 1991 the Fund issued to Gary Barr, who was then the Chief Executive Officer of the Fund, 125,000 shares of Common Stock in exchange for a note receivable from Mr. Barr in the principal amount of $828,750. On March 20, 1991 the Fund issued to R. Mark Wyman, who was then Chief Operating Officer, 100,000 shares of Common Stock in exchange for a note receivable from Mr. Wyman in the principal amount of $650,000. Such transactions were exempt from registration under the Securities Act of 1933 pursuant to Regulation D promulgated thereunder.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Fund's articles of incorporation and bylaws obligate the Fund to indemnify directors, officers, employees and agents (a) against expenses of successfully defending a proceeding against them in their respective capacities, and (b) against judgments, penalties, settlements and reasonable expenses unless it is established that: (i) such individual's act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;
(ii) the individual actually received improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. However, the Fund may not indemnify an individual who has been found liable to the Fund in a proceeding brought by or in the right of the Fund or on the basis that personal benefit was improperly received (except for expenses pursuant to court order). The Fund's bylaws provide that no subsequent repeal or modification of charter provisions shall limit or eliminate benefits provided to directors and officers up to any prior act or omission.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS

          The  following  exhibits are  filed  as  part of  this  Registration
Statement.

                                                                 Sequentially
          Exhibit                                                  Numbered
            No.                       Description                    Page
           ------                     -----------                    -----
             2        Agreement and Plan of  Merger.   Incorporated
                      by reference  to the Proxy  Statement for the
                      Fund's  Annual  Meeting of  Stockholders held
                      on August 6,  1993, which Proxy  Statement is
                      filed   as   an   exhibit   to   the   Fund's
                      registration statement on Form 8-B filed with the Commission November 1, 1993.

            4.1 Articles of Incorporation. Incorporated by reference to the Proxy Statement for the Fund's Annual Meeting of Stockholders held on August 6, 1993, which Proxy Statement is filed as an exhibit to the Fund's registration statement on Form 8-B filed with the Commission November 1, 1993.

            4.2 Bylaws. Incorporated by reference to the Proxy Statement for the Fund's Annual Meeting of Stockholders held on August 6, 1993, which Proxy Statement is filed as an exhibit to the Fund's registration statement on Form 8-B filed with the Commission November 1, 1993.

            4.3       Form of Subscription Certificate

            4.4 Form of transmittal letter from the Fund to its stockholders for use in connection with the Rights Offering

            4.5       Form of Instructions for exercising Rights

            4.6       Form of Letter of Guaranty

             5 Opinion of Greene, Radovsky, Maloney & Share as to legality of the Rights and the Common Stock.

             8 Opinion of Greene, Radovsky, Maloney & Share as to tax matters

            10.1 Rights Agreement dated as of July 26, 1990 between Landsing Pacific Fund and Gemysis, Inc. as Rights Agent. Incorporated by reference to Quarterly Report or Form 10-Q for the quarter ended June 30, 1990.

            10.2      Amendment to Rights Agreement  dated July  8,
                      1993   between  Landsing   Pacific  Fund  and
                      Registrar and Transfer Company.

            10.3 Settlement Agreement and Release of Claims, dated October 15, 1992, between Landsing Pacific Fund, Pacific Coast Capital, The Landsing Corporation, and Gary K. Barr (without exhibits). Incorporated by reference to Exhibit 10.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

            10.4 Agreement dated June 18, 1993. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

            10.5 Landsing Pacific Fund Management Incentive Plan dated May 17, 1993. Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

            10.6      Employee Stock Incentive Plan

            10.7      1993 Directors Stock Option Plan

             21       List of Subsidiaries of the Fund

             23       Consent of Coopers & Lybrand.

             24       Powers of Attorney.


          The following financial statements and schedules are included in the prospectus:

            (a) Balance sheets dated December 31, 1991 and 1992, and September 30, 1993 (unaudited).

            (b) Statements of operations for the fiscal years ended December 31, 1990, 1991 and 1992, and the nine months ended September 30, 1992 and 1993 (unaudited).

           (c)       Statements   of  changes   in   stockholders'
                      equity for the years ended December 31, 1990, 1991 and 1992, and the nine months ended September 30, 1993 (unaudited).

            (d) Statements of cash flow for the years ended December 31, 1990, 1991 and 1992, and the nine months ended September 30, 1992 and 1993 (unaudited).

            (e) Supplemental disclosure of cash flow information for years ended December 31, 1990, 1991 and 1992, and the nine months ended September 30, 1992 and 1993 (unaudited).

            (f) Schedule XI, Real Estate and Accumulated Depreciation at December 31, 1992.


          The following schedules are included in this registration statement but not in the prospectus:

            (a)       Schedule   II,   Amounts   Receivable    from
                      Employees and Related Parties.

            (b)       Schedule  VIII,   Valuation  and   Qualifying
                      Accounts.

            (c)       Schedule   X,  Supplementary   Statement   of
                      Operations Information.


ITEM 36.  UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on February 9, 1994.


                                              LANDSING PACIFIC FUND, INC.

                                              By: /s/Martin I. Zankel
                                                 ----------------------------
                                                  Martin I. Zankel
                                                  Chief Executive Officer
                                                  and Chairman of the Board


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                              /s/Dean Banks
                                              ----------------------------
                                              Dean Banks
                                              Chief Financial Officer
                                              Date: February 9, 1994


                                              /s/Joseph M. Mock
                                              ----------------------------
                                              Joseph M. Mock
                                              Chief Operating Officer
                                              Date: February 9, 1994


                                              /s/J. Arthur deBoer
                                              ----------------------------
                                              J. Arthur deBoer
                                              Director
                                              Date: February 9, 1994


                                              /s/Frank A. Morrow
                                              ----------------------------
                                              Frank A. Morrow
                                              Director
                                              Date: February 9, 1994


                                              /s/Frederick P. Rehmus
                                              ----------------------------
                                              Frederick P. Rehmus
                                              Director
                                              Date: February 9, 1994


                                              /s/Norman H. Scheidt
                                              ----------------------------
                                              Norman H. Scheidt
                                              Director
                                              Date: February 9, 1994


                                              /s/ Robert K. McAfee
                                              ----------------------------
                                              Robert K. McAfee
                                              Director
                                              Date: February 9, 1994




                                                                   SCHEDULE II


                          LANDSING PACIFIC FUND, INC.

             AMOUNTS RECEIVABLE FROM EMPLOYEES AND RELATED PARTIES
                            (Amounts in thousands)



                    Balance at
                    Beginning                    Amounts      Balance at
Name of Debtor      of Period    Additions      Collected    End of Period
- --------------      ---------    ---------      ---------    -------------
R. Mark Wyman
  Year ended 12/31,
     1990            $  -        $ 360(1)           $   -         $  360
     1991               360        650(2)               -          1,010
     1992             1,010           -                 -          1,010

Gary K. Barr
  Year ended 12/31,
     1990            $  -        $ 900(3)           $   -         $  900
     1991               900        829(4)               -          1,729
     1992             1,729          -                1,729(5)        -




(1)  Includes $360,000 note with interest at 9.0% per  annum and the principal
     balance  due on December 31, 1995.   The note is collateralized by 40,000
     shares of common stock.

(2) Includes $650,000 note with interest at 10% per annum and the principal balance due on March 20, 1996. The note is collateralized by 100,000 shares of common stock.

(3) Includes $900,000 note with interest at 9.0% per annum and the principal balance due on December 31, 1995. The note is collateralized by 100,000 shares of common stock.

(4)  Includes $829,000  note with interest at 10%  per annum and the principal
     balance due on  March 15, 1996.   The note  is collateralized by  125,000
     shares of common stock.

(5) On October 15, 1992, the Fund cancelled the $1,729,000 balance of notes receivable from Mr. Barr in exchange for the 225,000 shares of common stock which were collateral for the notes.


                                                                 SCHEDULE VIII


                          LANDSING PACIFIC FUND, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
             For the Years Ended December 31, 1990, 1991 and 1992
                            (Amounts in thousands)

                                                       Allowance    Provision
                                        Allowance         for        for Note
                                       for Doubtful  Participating  Receivable-
                                         Accounts    Loan Losses    Affiliate
                                        -----------  ------------   ----------
BALANCE, DECEMBER 31, 1989                  $  445       $  -          $  -
Additions charged to income                    327          243         1,620
Write-off of uncollectible accounts, net      (473)         -             -
                                            -------      ------        -------
BALANCE, DECEMBER 31, 1990                     299          243         1,620

Additions charged to income                    824          106           -
Additions charged to nonrecurring
  expense                                      390           -            -
Write-off of uncollectible accounts, net      (496)         (238)         -
                                            -------       ------        -------
BALANCE, DECEMBER 31, 1991                   1,017           111        1,620

Additions charged to income                    352         3,336
Write-off of uncollectible accounts, net      (920)       (1,481)      (1,620)
                                            -------       -------      -------
BALANCE, DECEMBER 31, 1992                 $   449        $1,966       $   -
                                            =======       ======       =======


                                                                    SCHEDULE X


                          LANDSING PACIFIC FUND, INC.

               SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION
             For the Years Ended December 31, 1990, 1991 and 1992
                             (Amount in thousands)





              Column A                                     Column B

              Item                               Charged to Costs and Expenses
              ----                             -------------------------------
                                                     1990   1991   1992
                                                     ----   ----   ----

1.        Maintenance and repairs                   $1,452 $1,479 $1,239
2a.       Depreciation                               3,699  4,146  3,895
2b.       Amortization of Deferred Costs             1,320  1,080  1,631
3.        Property taxes                             1,810  1,939  1,811


As to items omitted, amounts did not exceed one percent of total revenue.

